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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-182276

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Susser Petroleum Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5172 (Primary Standard Industrial Classification Code Number)	30-0740483 (I.R.S. Employer Identification Number)

555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Address, including zip code, and telephone number,
Including area code, of registrant's principal executive offices)

E.V. Bonner, Jr.
555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Palmer Oelman Alan P. Baden Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222 Fax: (713) 758-2346	William J. Cooper Jon W. Daly Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Tel: (713) 220-4200 Fax: (713) 220-4285

                Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 27, 2012

PROSPECTUS

                  Common Units
Representing Limited Partner Interests

Susser Petroleum Partners LP

                This is the initial public offering of our common units representing limited partner interests. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $            and $            per common unit. We have granted the underwriters an option to purchase up to                        additional common units to cover over-allotments. We intend to apply to list our common units on the New York Stock Exchange under the symbol "SUSP."

                Investing in our common units involves risks. See "Risk Factors" beginning on page 21.

                These risks include the following:

    •
    Susser Holdings Corporation, or SHC, is our largest customer and accounts for a significant majority of our revenues. If SHC significantly reduces the volume of motor fuel it purchases from us, our ability to make distributions to our unitholders will be adversely affected.

    •
    We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution.

    •
    SHC, which controls our general partner, has conflicts of interest with us and may favor its own interests to the detriment of our common unitholders. We have no control over SHC's business decisions and SHC is under no obligation to adopt a business strategy that favors us.

    •
    Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

    •
    There is no existing market for our common units, and an adequately liquid trading market may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

    •
    Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, then our cash available for distribution to our unitholders could be substantially reduced.

    •
    Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Susser Petroleum Partners LP (before expenses)	$	$

(1)
Excludes a structuring fee equal to        % of the gross proceeds of this offering payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Please read "Underwriting."

                The underwriters expect to deliver the common units to purchasers on or about                                    , 2012 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays

Co-Managers

                                , 2012

              You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or on our behalf or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

              Until                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and Market Data

              This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management's estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

Trademarks and Trade Names

              We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of SHC and third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

SUMMARY

              This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 21 for information about important risks that you should consider before buying our common units.

              References in this prospectus to "Susser Petroleum Partners LP," the "partnership," "we," "our," "us" or like terms, when used in a historical context, refer to Susser Petroleum Company LLC, our predecessor for accounting purposes, also referenced as "our predecessor" or "SPC." SPC is a wholly owned subsidiary of Susser Holdings Corporation, our parent and the owner of our general partner. When used in the present tense or prospectively, those terms refer to Susser Petroleum Partners LP, a Delaware limited partnership, and its subsidiaries. Unless the context otherwise requires, references in this prospectus to "SHC" refer to Susser Holdings Corporation and its subsidiaries, other than Susser Petroleum Partners LP, its subsidiaries and its general partner. References in this prospectus to "our general partner" refer to Susser Petroleum Partners GP LLC, a Delaware limited liability company and the general partner of the partnership.

Susser Petroleum Partners LP

              We are a growth-oriented Delaware limited partnership formed by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates over 540 retail convenience stores under its proprietary Stripes® convenience store brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease.

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

  •
  Stripes® convenience stores, pursuant to a ten-year motor fuel distribution agreement with SHC, which we refer to as the SHC Distribution Contract;

  •
  over 80 other independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

  •
  over 480 convenience stores and retail fuel outlets operated by independent operators, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

In addition to SHC's existing Stripes® convenience stores and independently operated consignment locations, we will distribute fuel to substantially all retail convenience stores and independently operated consignment locations that SHC constructs or acquires in the future.

              The total amount of motor fuel we sold grew from 892.0 million gallons during 2007 to over 1.3 billion gallons during 2011, primarily as a result of the increase in the number of Stripes®

convenience stores, growth in average annual per-store volumes at Stripes® convenience stores and expansion of our dealer network. Since January 1, 2007, the number of Stripes® convenience store locations has grown from 325 to over 540, while the amount of motor fuel sold to such stores grew from 426.8 million gallons during 2007 to 789.6 million gallons during 2011. During this period, the combined number of dealer and consignment locations increased from 367 to 565.

              During the twelve months ended March 31, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to fee-based, long-term distribution agreements. Under the SHC Distribution Contract, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations for ten years at cost plus a fixed profit margin of three cents per gallon, as described in more detail below in "—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC." Our third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order, and we held title to the fuel only for the period of time required for delivery. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time, typically not in excess of 60 days.

              In addition to revenues earned in our wholesale motor fuel distribution business, we will also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. We currently receive rental income from 54 properties, most of which are in Texas, and all of which we lease to third parties. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC. Furthermore, any stores that we purchase and lease back to SHC pursuant to the 75 store option or otherwise will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase and lease convenience store properties to SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $51.2 million, pro forma Adjusted EBITDA of approximately $40.0 million, and pro forma net income of approximately $34.0 million. Sales to SHC would have accounted for approximately 53% of our pro forma gross profit for that period. Please read "—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP.

Our Relationship with Susser Holdings Corporation

              One of our principal strengths is our relationship with SHC. SHC is the largest independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Sam L. Susser, the President and Chief Executive Officer of SHC and Chief Executive Officer and chairman of the board of directors of our general partner, joined SHC in 1988, when it operated five stores and had revenues of $8.4 million. SHC has demonstrated a strong track record of internal growth and the ability to successfully integrate acquisitions into its operations, completing 13 significant acquisitions consisting of 520 retail stores and 394 wholesale distribution contracts since 1988. In addition, SHC constructed over 115 large-format convenience stores from January 2000 through December 31, 2011, and intends to open an additional 25 to 30 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013. SHC has also developed its proprietary Laredo Taco Company® in-house restaurant concept and implemented it in over 320 Stripes® convenience stores, and intends to implement it in all newly constructed Stripes® convenience stores. In 2006, SHC completed an initial public offering of common stock and SHC's common stock trades on the NASDAQ under the symbol "SUSS."

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties. SHC will own our general partner, which controls us, and will also retain a significant economic interest in us through its direct and indirect ownership of        % of our limited partner interests and all of our incentive distribution rights, which will entitle SHC to increasing percentages of the cash we distribute in excess of $            per unit per quarter.

Our Agreements with SHC

              In connection with the completion of this offering, two long-term, fee-based commercial agreements with SHC will be contributed to us, and we will enter into an omnibus agreement with SHC. These agreements are summarized below:

  •
  the SHC Distribution Contract, a ten-year fuel distribution agreement, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost, including tax and transportation costs, plus a fixed profit margin of three cents per gallon;

  •
  a ten-year transportation logistics agreement, pursuant to which SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with the cost being entirely passed along to our customers, including SHC, which we refer to as the SHC Transportation Contract; and

  •
  the omnibus agreement, pursuant to which, among other things, we will receive:

  •
  a three-year option to purchase from SHC up to 75 new or recently constructed Stripes® convenience stores at SHC's cost and lease the stores back to SHC at a specified rate for a 15-year initial term;

  •
  a ten-year right of first offer to distribute fuel purchased by SHC for newly constructed stores and independently operated consignment locations at a negotiated rate; and

  •
  a ten-year right to participate in acquisition opportunities with SHC, to the extent we are able to reach an agreement on terms.

              In addition, our omnibus agreement provides that SHC is obligated to purchase from us any fuel it sells in the future for its own account, and we are obligated to distribute such volumes to SHC, either at a negotiated rate pursuant to our right of first offer or the alternate fuel sales rate, as described further in "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

              For more information on our agreements with SHC and its subsidiaries, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC," and "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement." For a discussion of risks that could adversely affect our expected long-term contractual cash flow stability, please read "Risk Factors—Risks Inherent in Our Business."

Our Business Strategies

              Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

  •
  Leverage our relationship with SHC to maintain and grow stable cash flows by:

  •
  Increasing our motor fuel distribution volumes through growth in the number of Stripes® convenience stores and consignment locations and in the volumes of motor fuel sold at existing Stripes® convenience stores and consignment locations;

  •
  Executing sale and leaseback arrangements with SHC that provide additional rental income and incremental income from motor fuel sales; and

  •
  Pursuing strategic acquisition opportunities with SHC;

  •
  Expand our third-party wholesale motor fuel distribution business by:

  •
  Expanding our dealer network through the growth of our existing dealer locations, recruitment of new dealers and acquisitions; and

  •
  Adding new commercial customers;

  •
  Continue to enter into fee-based, long-term distribution contracts with our customers that we believe will help us achieve cash flow stability;

  •
  Continue to leverage our volume growth and relationships with fuel suppliers to provide attractive motor fuel pricing to our customers; and

  •
  Pursue a disciplined financial policy and maintain a conservative capital structure.

              For a more detailed description of our business strategies, please read "Business—Our Business Strategies."

Our Competitive Strengths

              We believe that we are well positioned to execute our business strategies successfully because of the following competitive strengths:

  •
  Our relationship with SHC, the largest independent convenience store operator in Texas, and the owner of our general partner, our incentive distribution rights and a majority of our limited partnership units;

  •
  Our position as the largest independent motor fuel distributor in growing Texas markets and our exposure to other adjacent regions;

  •
  Relatively stable cash flows from long-term, fee-based contracts and real estate rental income;

  •
  Our strong, long-term relationships with suppliers and competitive pricing through ongoing purchases of large volumes of motor fuel;

  •
  Our strong relationships with our diversified third-party customer base; and

  •
  Our management team's proven ability to develop and maintain customer relationships, integrate acquisitions and grow operations while maintaining financial discipline.

              For a more detailed description of our competitive strengths, please read "Business—Our Competitive Strengths."

Risk Factors

              An investment in our common units involves risks. You should carefully consider the risks described in "Risk Factors" and the other information in this prospectus before deciding whether to invest in our common units. If any of these risks were to occur, our financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be adversely affected and you could lose all or part of your investment. For more information regarding the known material risks that could impact our business, please read "Risk Factors" beginning on page 21.

Our Management

              We are managed and operated by the board of directors and executive officers of our general partner, Susser Petroleum Partners GP LLC, a wholly owned subsidiary of SHC. Following this offering, SHC will own, directly or indirectly, approximately        % of our outstanding common units and all of our outstanding subordinated units and incentive distribution rights. As a result of owning our general partner, SHC will have the right to appoint all of the members of the board of directors of our general partner, including all of our general partner's independent directors. Upon the completion of this offering, we expect that our general partner will have at least four directors. At least one of our general partner's independent directors will be appointed prior to the date our common units are listed for trading on the New York Stock Exchange ("NYSE"). SHC will appoint our general partner's second independent director within three months of the date our common units begin trading, and our general partner's third independent director within one year from such date. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read "Management."

              Following the consummation of this offering, neither our general partner nor SHC will receive any management fee or other compensation in connection with our general partner's management of our business, but we will reimburse our general partner and its affiliates, including SHC, for all expenses they incur and payments they make on our behalf pursuant to our partnership agreement and the omnibus agreement. Neither our partnership agreement nor our omnibus agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions."

Summary of Conflicts of Interest and Fiduciary Duties

              While our relationship with SHC and its subsidiaries is a significant strength, it is also a source of potential conflicts. Our general partner has a legal duty to manage us in a manner beneficial to us and the holders of our common and subordinated units. This legal duty is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owner, SHC. Additionally, each of our executive officers and certain of our directors are also officers and directors of SHC. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and SHC and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to holders of common and subordinated units, which in turn has an effect on whether our general partner receives incentive cash distributions.

              Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or expand the fiduciary duties owed by the general partner to limited partners and the partnership. Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner to our common unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner or its officers and directors. For example, our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership. Our partnership agreement also provides that our general partner, and the officers and directors of our general partner, will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith, or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal. For more information, please read "Risk Factors—Risks Inherent in an Investment in Us—Our partnership agreement limits the liability and duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

              For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties." For a description of other relationships with our affiliates, please read "Certain Relationships and Related Transactions."

Principal Executive Offices

              Our principal executive offices are located at 555 East Airtex Drive, Houston, Texas 77073. Our telephone number is (832) 234-3600. Our website will be located at http://www.                .com. We intend to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Formation Transactions and Partnership Structure

              We are a Delaware limited partnership formed in June 2012 by SHC to own and operate the wholesale motor fuel distribution business that has historically been conducted by SPC, our accounting predecessor and a wholly owned subsidiary of SHC.

              Prior to the closing of this offering, the following transactions will occur:

  •
  SPC will contribute substantially all of its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable) to a newly formed operating subsidiary, Susser Petroleum Operating Company LLC ("Susser Operating");

  •
  SPC and SHC will contribute certain owned and leased convenience store properties to Susser Operating;

  •
  Stripes LLC, a wholly owned subsidiary of SHC, and SPC will enter into the SHC Distribution Contract with Susser Operating; and

  •
  SPC will enter into the SHC Transportation Contract with Susser Operating and one of its wholly owned subsidiaries.

              At the closing of this offering the following transactions will occur:

  •
  SHC will contribute to us all of the equity interests in Susser Operating;

  •
  We will issue to our general partner a 0.0% non-economic general partner interest in us;

  •
  We will issue to SHC and a wholly owned subsidiary of SHC an aggregate of                        common units representing a         % limited partner interest in us and                        subordinated units representing a        % limited partner interest in us, as well as all of our incentive distribution rights. To the extent that the underwriters do not exercise their right to purchase up to            common units, up to            common units will be issued to SHC within 30 days of the completion of this offering for no additional consideration, and the aggregate limited partner interest represented by SHC's common units will increase to up to        %. Please read "—The Offering—Units outstanding after this offering;"

  •
  We will issue to the public                        common units representing a        % limited partner interest in us (                         common units if the underwriters exercise their option to purchase additional common units in full), and we will use the net proceeds from this offering as described under "Use of Proceeds;"

  •
  We will enter into a new $             million credit facility including both a revolving credit facility, which will remain undrawn at the closing of this offering, and a term loan facility. We will borrow approximately $146.8 million of term debt, which will be secured by an equivalent amount of U.S. Treasury or other investment grade securities, and will use the proceeds as described under "Use of Proceeds;" and

  •
  We will enter into the omnibus agreement with SHC, pursuant to which, among other things, (i) SHC will provide us with certain rights relating to certain future business opportunities; (ii) SHC will provide certain operational services to us in support of our operations and various centralized corporate services; and (iii) the parties will agree to certain indemnification obligations.

 Organizational Structure

              The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

Public Common Units(2)	%
Interests of SHC:
Common Units(2)	%
Subordinated Units	%
General Partner Interest	0.0%

100.0%

(1)
One of our operating subsidiaries, Susser Petroleum Property Company LLC ("Susser Propco"), will be treated as a corporation for U.S. federal income tax purposes. Susser Propco does not presently own or operate any assets. However, we expect that this subsidiary will own all Stripes® convenience stores purchased from SHC in connection with our option to execute sale and leaseback transactions under the omnibus agreement or otherwise.

(2)
                        common units will be issued to SHC at the closing of this offering and up to                                    common units will be issued to SHC within 30 days of this offering. However, if the underwriters exercise their option to purchase                        additional common units in part or in full, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to SHC. Please read "—The Offering—Units outstanding after this offering."

The Offering

Common units offered to the public	common units.
common units if the underwriters exercise their option to purchase an additional common units (the "option units") in full.
Units outstanding after this offering	common units and subordinated units, for a total of limited partner units, regardless of whether or not the underwriters exercise their option to purchase any of the option units. Of this amount, common units will be issued to SHC or a wholly owned subsidiary of SHC at the closing of this offering and, assuming the underwriters do not exercise their option to purchase any of the option units, all such option units will be issued to SHC 30 days following this offering, upon the expiration of the underwriters' option exercise period. However, if the underwriters do exercise their option to purchase any portion of the option units, we will (i) issue to the public the number of option units purchased by the underwriters pursuant to such exercise and (ii) issue to SHC, upon the expiration of the option exercise period, all remaining option units. Any such option units issued to SHC will be issued for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding. In addition, our general partner will own a 0.0% non-economic general partner interest in us.
Use of proceeds	We intend to use the estimated net proceeds of approximately $ million from this offering, based upon the assumed initial public offering price of $ per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and offering expenses, to:
• distribute $ million to SHC as reimbursement of certain capital expenditures incurred with respect to the assets contributed to us; and

•

purchase approximately $146.8 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $146.8 million term loan that will be fully guaranteed by SHC. The proceeds of the new term loan will be used to make a $146.8 million distribution to SHC to finance in part our acquisition of the assets transferred by SHC to us in connection with this offering.

If the underwriters exercise their option to purchase the option units in full, the additional net proceeds would be approximately $ million. The net proceeds from any exercise of such option will be used to purchase additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure an equal amount of additional term loan borrowings that will be fully guaranteed by SHC. The proceeds of any such additional term loan borrowings will be distributed to SHC. See "Use of Proceeds."
Cash distributions	Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after establishment of reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and it is defined in our partnership agreement included in this prospectus as Appendix A. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Cash Distribution Policy and Restrictions on Distributions."
For the first quarter that we are publicly traded, we will pay investors in this offering a prorated distribution covering the period from the completion of this offering through , 2012, based on the actual length of that period.
Our partnership agreement requires us to distribute all of our available cash each quarter in the following manner:
• first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;
• second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $ ; and
• third, to all unitholders, pro rata, until each unit has received a distribution of $ .
If cash distributions to our unitholders exceed $ per unit in any quarter, the holders of our incentive distribution rights will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

We believe, based on our financial forecast and related assumptions included in "Cash Distribution Policy and Restrictions on Distributions," that we will have sufficient available cash to pay the minimum quarterly distribution of $ on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. However, we do not have a legal obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Please read "Cash Distribution Policy and Restrictions on Distributions."
Subordinated units	SHC initially will own, directly or indirectly, all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.
Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after , 2015 or (2) $ (150% of the annualized minimum quarterly distribution) on each outstanding common and subordinated unit and the related distributions on the incentive distribution rights for the four-quarter period immediately preceding that date, in each case provided there are no arrearages on our common units at that time.
The subordination period also will end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.
When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and thereafter no common units will be entitled to arrearages.

SHC's right to reset the target distribution levels	SHC, as the initial holder of all of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If SHC transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.
If SHC elects to reset the target distribution levels, it will be entitled to receive a number of common units equal to the number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to SHC on the incentive distribution rights in such prior two quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—SHC's Right to Reset Incentive Distribution Levels."
Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Furthermore, our partnership agreement restricts our unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding voting units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, SHC will own an aggregate of % of our outstanding voting units (or % of our outstanding voting units, if the underwriters exercise their option to purchase additional common units in full). This will give SHC the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."
Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Limited Call Right."
Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership" for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Consequences."
Exchange listing	We intend to apply to list our common units on the NYSE under the symbol "SUSP."

Summary Historical and Pro Forma Financial and Operating Data

              The following table shows summary historical financial and operating data of Susser Petroleum Company LLC, our predecessor for accounting purposes, and summary pro forma financial and operating data of Susser Petroleum Partners LP for the periods and as of the dates indicated. The summary historical financial data of our predecessor as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the audited consolidated financial statements of our predecessor appearing elsewhere in this prospectus. The summary historical balance sheet data of our predecessor as of December 31, 2009 are derived from the unaudited consolidated financial statements of our predecessor not appearing in this prospectus. The summary historical financial data of our predecessor as of March 31, 2012 and for the three months ended March 31, 2011 and March 31, 2012 are derived from the unaudited consolidated financial statements of our predecessor appearing elsewhere in this prospectus.

              The summary pro forma financial data of Susser Petroleum Partners LP for the year ended December 31, 2011 and as of and for the three months ended March 31, 2012 are derived from our unaudited pro forma financial statements appearing elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related transactions occurred on March 31, 2012, and the pro forma statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012 assume that the offering and the related transactions occurred on January 1, 2011. These transactions include, and the pro forma financial data give effect to, the following:

  •
  the contribution by SPC to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

  •
  the contribution by SHC and SPC to us of certain convenience store properties;

  •
  the consummation of this offering and our issuance of                        common units to the public,                         common units,                        subordinated units and our incentive distribution rights to SHC and a 0.0% non-economic general partner interest in us to our general partner;

  •
  our borrowings under our new $             million credit facility of $146.8 million in term debt;

  •
  the application of the net proceeds from this offering, together with the proceeds from borrowings under our new credit facility, as described under "Use of Proceeds";

  •
  our treatment as a pass-through entity for federal income tax purposes;

  •
  the SHC Distribution Contract and recognition of incremental revenues under this agreement that were not recognized by our predecessor; and

  •
  the SHC Transportation Contract and the elimination of revenues and costs associated with the transportation business that were included in our predecessor's results of operations.

              The pro forma financial data does not give pro forma effect to incremental external general and administrative expenses of approximately $2.0 million that we expect to incur as a result of being a publicly traded partnership.

              Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to margins received from third parties for our wholesale distribution services. In addition, our predecessor's results of operations included results from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, our predecessor provides and controls motor fuel inventory and price at the site and receives the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location, as opposed to the fixed profit margin per gallon that we will receive for fuel supplied to SHC for existing consignment locations. For this reason, as well as the other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting the Comparability of Our Financial Results," our future results of operations will not be comparable to our predecessor's historical results of operations.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business—Our Relationship with Susser Holdings Corporation."

              The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business as an important supplemental measure of our performance and liquidity. Adjusted EBITDA represents net income before interest expense, income tax expense and depreciation and amortization expense, as further adjusted to reflect certain other non-recurring and non-cash items. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure under "—Non-GAAP Financial Measure" below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands)
				(unaudited)		(unaudited)

Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143	$336,361	$438,801	$1,216,896	$351,845
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788	512,358	630,443	2,605,050	722,496
Rental income	4,245	5,351	5,467	1,370	1,363	3,304	839
Other income(1)	7,462	5,515	7,980	1,641	2,046	4,596	1,352

Total revenues	2,093,488	2,683,792	3,820,378	851,730	1,072,653	3,829,846	1,076,532
Gross profit:
Motor fuel sales to third parties	20,584	26,065	31,217	6,217	7,112	18,420	5,279
Motor fuel sales to affiliates	—	—	—	—	—	26,956	7,123
Rental income	4,245	5,351	5,467	1,370	1,363	3,304	839
Other income	7,501	4,683	6,339	1,248	1,408	2,474	729

Total gross profit	32,330	36,099	43,023	8,835	9,883	51,154	13,970
Operating expenses:
General and administrative	7,593	8,480	10,559	2,315	2,649	9,262	2,377
Other operating	4,728	4,229	4,870	1,143	1,435	1,496	560
Rent	1,578	3,797	4,322	1,090	1,070	1,031	267
Loss (gain) on disposal of assets	(6)	86	221	91	111	142	106
Depreciation, amortization and accretion	4,901	4,771	6,090	1,189	1,884	4,281	1,400

Total operating expenses	18,794	21,363	26,062	5,828	7,149	16,212	4,710

Income from operations	13,536	14,736	16,961	3,007	2,734	34,942	9,260
Other expense:
Interest expense, net	191	284	324	77	87	691	179

Income before income taxes	13,345	14,452	16,637	2,930	2,647	34,251	9,081
Tax expense(2)	4,831	5,236	6,039	1,069	972	280	76

Net income	$8,514	$9,216	$10,598	$1,861	$1,675	$33,971	$9,005

Other Financial Data:
Adjusted EBITDA(3)	19,057	20,145	23,979	4,460	4,964	39,954	10,963
Capital expenditures	11,379	13,963	19,438	1,970	1,188	13,709	719
Cash Flow Data:
Net cash provided by (used in):
Operating activities	9,833	17,469	14,263	(2,676)	878
Investing activities	(11,356)	(13,897)	(19,153)	(1,970)	(1,188)
Financing activities	331	731	381	(100)	72

(1)
Other income for historical periods includes income from a transportation services business, which will be retained by SHC following the offering, as well as income from sales of lube oil, propane and other petroleum products, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Historically, our predecessor's wholesale motor fuel distribution business has been included in SHC's U.S. federal and state tax returns, and therefore, our predecessor's results of operations include an allocation of SHC's federal income taxes attributable to the wholesale business. Due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC in future periods. In addition, we will continue to be subject to the Texas franchise tax.

(3)
Adjusted EBITDA is defined in "—Non-GAAP Financial Measure" below.

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands, except operating data)
				(unaudited)		(unaudited)

Balance Sheet Data (at period end):
Cash and cash equivalents	$446	$4,749	$240	$3	$2		$115
Treasury securities	—	—	—	—	—		146,800
Property and equipment, net	47,602	35,247	39,049	35,373	38,987		34,116
Total assets	192,857	202,587	231,316	229,607	256,167		230,056
Total liabilities	96,858	97,372	115,503	122,530	138,679		153,518
Total unitholder's equity	95,999	105,215	115,813	107,077	117,488		76,538
Operating Data:
Motor fuel gallons sold (in thousands):
Stripes® convenience stores	707,106	739,104	789,578	190,090	209,786	789,578	209,786
Consignment locations	100,609	106,073	108,944	25,999	27,655	108,944	27,655
Third-party dealers and other commercial customers	394,212	388,136	413,888	95,008	113,926	413,888	113,926

Total gallons sold	1,201,927	1,233,313	1,312,410	311,097	351,367	1,312,410	351,367
Average wholesale selling price per gallon(4)	$1.73	$2.17	$2.90	$2.73	$3.04	$2.91	$3.06
Motor fuel gross profit cents per gallon:
Affiliated(5)	0.0¢	0.0¢	0.0¢	0.0¢	0.0¢	3.0¢	3.0¢
Third-party(5)	4.2¢	5.3¢	6.0¢	5.1¢	5.0¢	4.5¢	4.6¢
Volume-weighted average for all gallons	1.7¢	2.1¢	2.4¢	2.0¢	2.0¢	3.5¢	3.5¢
Rental locations (at period end)	80	86	83	81	81	54	54

(4)
Excludes excise tax.

(5)
Our predecessor sold motor fuel directly to independently operated consignment locations during the historical periods. Following this offering, SHC will retain the consignment contracts and assets, and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel gross profit cents per gallon in the historical operating data and in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data.

 Non-GAAP Financial Measure

              We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion, as further adjusted to exclude allocated non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as the gain or loss on disposal of assets.

              We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

  •
  securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

  •
  it facilitates management's ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our wholesale motor fuel distribution operations; and

  •
  it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

              Adjusted EBITDA is not calculated or presented in accordance with GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  •
  it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, working capital;

  •
  it does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our new credit facility;

  •
  it does not reflect payments made or future requirements for income taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

  •
  because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

              The following table presents a reconciliation of net income to Adjusted EBITDA:

	Predecessor Historical					Pro Forma
	Fiscal Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012

	(in thousands)

Net income	$8,514	$9,216	$10,598	$1,861	$1,675	$33,971	$9,005
Depreciation, amortization and accretion	4,901	4,771	6,090	1,189	1,884	4,281	1,400
Interest expense, net	191	284	324	77	87	691	179
Income tax expense	4,831	5,236	6,039	1,069	972	280	76

EBITDA	18,437	19,507	23,051	4,196	4,618	39,223	10,660

Non-cash stock-based compensation	626	552	707	173	235	589	197
Loss (gain) on disposal of assets	(6)	86	221	91	111	142	106

Adjusted EBITDA	$19,057	$20,145	$23,979	$4,460	$4,964	$39,954	$10,963

              The following table presents a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:

	Predecessor Historical
	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by (used in) operating activities	$9,833	$17,469	$14,263	$(2,676)	$878
Changes in operating assets and liabilities	4,562	(4,923)	3,897	6,062	2,959
Gain (loss) on disposal of assets	6	(86)	(221)	(91)	(111)
Deferred income tax	(986)	1,527	(1,251)	(245)	(167)
Interest expense, net	191	284	324	77	87
Income tax expense	4,831	5,236	6,039	1,069	972

EBITDA	18,437	19,507	23,051	4,196	4,618

Non-cash stock-based compensation	626	552	707	173	235
Loss (gain) on disposal of assets	(6)	86	221	91	111

Adjusted EBITDA	$19,057	$20,145	$23,979	$4,460	$4,964

RISK FACTORS

              Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

              If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment in us.

Risks Inherent in Our Business

SHC is our largest customer, and we are dependent on SHC for a significant majority of our revenues. Therefore, we are indirectly subject to the business risks of SHC. If SHC changes its business strategy, is unable to satisfy its obligations under our various commercial agreements for any reason, or significantly reduces the volume of motor fuel it purchases under the SHC Distribution Contract, our revenues will decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders will be adversely affected.

              For the year ended December 31, 2011, on a pro forma basis, SHC would have accounted for approximately 70% of our revenues, 53% of our gross profit and 70% of our motor fuel volumes sold. As we expect to continue to derive a significant percentage of our revenues from SHC for the foreseeable future, we are subject to the risk of nonpayment or nonperformance by SHC under the SHC Distribution Contract. Furthermore, the SHC Distribution Contract does not impose any minimum volume obligations on SHC. If SHC changes its business strategy or significantly reduces the volume of motor fuel it purchases for its Stripes® convenience stores and independently operated consignment locations, our cash flows will be adversely impacted. Any event, whether in our areas of operation or otherwise, that materially and adversely affects SHC's financial condition, results of operation or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of SHC, some which are related to the following:

  •
  competitive pressures from convenience stores, gasoline stations, and non-traditional fuel retailers such as supermarkets, club stores and mass merchants located in SHC's markets;

  •
  volatility in prices for motor fuel, which could adversely impact consumer demand for motor fuel;

  •
  increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency;

  •
  seasonal trends in the convenience store industry, which significantly impact SHC's motor fuel sales;

  •
  the impact of severe or unfavorable weather conditions on SHC's facilities or communications networks, or on consumer behavior, travel and convenience store traffic patterns;

  •
  cross-border risks associated with the concentration of SHC's stores in markets bordering Mexico;

  •
  SHC's dependence on information technology systems;

  •
  SHC's ability to build or acquire and successfully integrate new stores;

  •
  the operation of SHC's retail stores in close proximity to stores of our other customers; and

  •
  risks relating to SHC's substantial indebtedness and its dependence on us for cash flow generation.

              Finally, we have no control over SHC, our largest source of revenue and our primary customer. SHC may elect to pursue a business strategy that does not favor us and our business. Please read "—Risks Inherent in an Investment in Us—SHC owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SHC, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our unitholders."

We may not have sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

              We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $            per unit, or $            per unit per year, which will require us to have available cash of approximately $            per quarter, or $             million per year, based on the number of common and subordinated units to be outstanding after the completion of this offering. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on a number of factors, some of which are beyond our control, including, among other things:

  •
  demand for motor fuel in the markets we serve, including seasonal fluctuations in demand for motor fuel;

  •
  competition from other companies that sell motor fuel products in our market areas;

  •
  regulatory action affecting the supply of or demand for motor fuel, our operations, our existing contracts or our operating costs;

  •
  prevailing economic conditions; and

  •
  volatility of prices for motor fuel.

              In addition, the actual amount of cash we will have available for distribution will depend on other factors including:

  •
  the level and timing of capital expenditures we make;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  reimbursements made to our general partner and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the partnership agreement;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in debt agreements to which we are a party; and

  •
  the amount of cash reserves established by our general partner.

              For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read "Cash Distribution Policy and Restrictions on Distributions."

The assumptions underlying our forecast of available cash included in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause available cash to differ materially from our estimates.

              The forecast of available cash set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecast of our results of operations and available cash for the twelve months ending September 30, 2013. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct, including, but not limited to, the volume of motor fuel that we will sell pursuant to the SHC Distribution Contract and our third-party dealer distribution contracts, and the margins that we will receive on volumes sold to third parties, as well as the amount of rental income that we will receive for convenience stores that we lease or sublease to third-party operators or SHC.

              Our forecast of available cash has been prepared by management, and we have not received an opinion or report on it from any independent registered public accountants. The assumptions underlying our forecast of available cash are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause available cash to differ materially from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially. Please read "Cash Distribution Policy and Restrictions on Distributions."

The growth of our wholesale business depends in part on SHC's ability to construct, open and profitably operate new Stripes® convenience stores. If SHC does not construct additional Stripes® convenience stores, our growth strategy and ability to increase cash distributions to our unitholders may be adversely affected.

              A significant part of our growth strategy is to increase our wholesale fuel distribution volumes and rental income relating to newly constructed Stripes® convenience stores. SHC may not be able to construct and open new convenience stores, and any new stores that SHC opens may be unprofitable or fail to attract expected volumes of motor fuel sales. Several factors that could affect SHC's ability to open and profitably operate new stores include:

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  competition in targeted market areas;

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  the inability to identify and acquire suitable sites for new stores or to negotiate acceptable leases for such sites;

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  difficulties in adapting distribution and other operational and management systems to an expanded network of stores;

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  the potential inability to obtain adequate financing to fund its expansion; and

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  difficulties in obtaining governmental and other third-party consents, permits and licenses needed to construct and operate additional stores.

              Furthermore, SHC is not obligated to construct additional Stripes® convenience stores nor enter into additional sale and leaseback transactions with respect to newly constructed stores beyond the 75 option stores under the omnibus agreement. In addition, SHC currently contracts with a motor fuel wholesaler which distributes motor fuel on a consignment basis to one of SHC's Stripes® convenience stores. Under this arrangement, as a consignee, SHC does not purchase the fuel sold at this store and instead receives a commission on volumes sold by the wholesaler. As a result, we will not distribute any volumes nor earn any revenues for fuel sold at that store. Further, under our omnibus agreement, SHC will continue to have the right to contract for similar third-party consignment sales of motor fuel by third-party wholesalers at any newly constructed or acquired locations, and such wholesalers would not be obligated to purchase any motor fuel from us. If SHC were to determine in the future that growth via the construction of additional Stripes® convenience stores or additional sale and leaseback transactions is not attractive or that it is more advantageous to contract for third-party consignment sales of motor fuel at existing or future locations as opposed to SHC selling the motor fuel, it could adversely impact our ability to grow our motor fuel volumes and rental income and our ability to make distributions to our unitholders could be adversely affected.

A substantial majority of our revenues are generated under contracts that must be renegotiated or replaced periodically. If we are unable to successfully renegotiate or replace these contracts, then our results of operations and financial condition could be adversely affected.

              For the year ended December 31, 2011, on a pro forma basis, SHC would have accounted for approximately 70% of our revenues, 53% of our gross profit and 70% of our motor fuel volumes sold. The SHC Distribution Contract has a term of ten years. However, SHC is under no obligation to renew the SHC Distribution Contract on similar terms or at all, and SHC's failure to renew the SHC Distribution Contract would have a material adverse effect on our business, liquidity and results of operations.

              Our third-party revenues are generated under contracts with specified term lengths. As these contracts expire, they must be renegotiated or replaced. Our existing third-party dealer distribution contracts generally have an initial term of ten years and currently have an average remaining term of approximately five years. These dealers have no obligation to renew their distribution contracts with us on similar terms or at all.

              Also, we receive rental income from 54 properties that we currently lease or sublease to third parties. Our lessees have no obligation to renew their contracts. Our third-party rental contracts typically have an initial term of five to ten years, and, as of March 31, 2012, had an average remaining life of seven years.

              We may be unable to renegotiate or replace our third-party distribution contracts or leases when they expire, and the terms of any renegotiated contracts may not be as favorable as the terms of the contracts they replace. Whether these contracts are successfully renegotiated or replaced is frequently subject to factors beyond our control. Such factors include fluctuations in motor fuel prices, counterparty ability to pay for or accept the contracted volumes and a competitive marketplace for the services offered by us. If we cannot successfully renegotiate or replace our third-party contracts or must renegotiate or replace them on less favorable terms, revenues from these arrangements could decline and our ability to make distributions to our unitholders could be adversely affected.

Our financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact our margins, our customers' financial condition, the availability of trade credit, as well as the amount of borrowing available for working capital under our new credit agreement.

              Our operating results are influenced by prices for motor fuel, pricing volatility and the market for such products. When prices for motor fuel rise, some of our customers may have insufficient credit to purchase motor fuel from us at their historical volumes. In addition, significant and persistent increases in the retail price of motor fuel could also diminish consumer demand, which could subsequently diminish the volume of motor fuel we distribute. Furthermore, higher prices for motor fuel may (1) reduce our access to trade credit support or cause it to become more expensive and (2) decrease the amount of borrowings available for working capital under our new credit agreement as a result of available commitments. On the other hand, significant decreases in wholesale motor fuel prices could result in lower motor fuel gross margins per gallon due to the reduction in value of discounts from our suppliers.

A significant decrease in demand for motor fuel in the areas we serve would reduce our ability to make distributions to our unitholders.

              A significant decrease in demand for motor fuel in the areas that we serve could significantly reduce our revenues and, therefore, reduce our ability to make or increase distributions to our unitholders. Our revenues are dependent on various trends, such as trends in commercial truck traffic, travel and tourism in our areas of operation, and these trends can change. Furthermore, seasonal fluctuations or regulatory action, including government imposed fuel efficiency standards, may affect demand for motor fuel. Because certain of our operating costs and expenses are fixed and do not vary with the volumes of motor fuel we distribute, our costs and expenses might not decrease ratably or at all should we experience a reduction in our volumes distributed. As a result, we may experience declines in our profit margin if our fuel distribution volumes decrease.

Certain of our contracts with suppliers currently have early payment and volume-related discounts which reduce the price we pay for motor fuel that we purchase from them. If we are unable to renew these contracts on similar terms, our gross profit will correspondingly decrease.

              Certain of our contracts with suppliers currently have early payment and volume-related discounts based on the timing of our payment and the market price of the fuel and volumes that we purchase. During the year ended December 31, 2011, on a pro forma basis, we would have received early payment and volume-related discounts on approximately 30% of all motor fuel volumes purchased. If we were to be unable to qualify for these discounts, or unable to renew these contracts on similar terms, our gross profit would decrease, which could, in turn, reduce our cash available for distribution to our unitholders.

We currently depend on two principal suppliers for the majority of our motor fuel. A failure by a principal supplier to renew our supply agreement, a disruption in supply or an unexpected change in our supplier relationships could have a material adverse effect on our business.

              For fiscal 2011, Valero supplied approximately 40% and Chevron supplied approximately 20% of our consolidated motor fuel purchases. Our supply agreement with Valero expires in July 2018 and our supply agreement with Chevron expires in August 2014. If Valero or Chevron elects not to renew their contracts with us, we may be unable to replace the volume of motor fuel we currently purchase from them on similar terms or at all. Furthermore, a disruption in supply or a significant change in our relationship with our principal fuel suppliers could have a material adverse effect on our business, results of operation and cash available for distribution to our unitholders.

We are exposed to performance risk in our supply chain. If our suppliers are unable to sell to us sufficient amounts of motor fuel products, we may be unable to satisfy our customers' demand for motor fuel.

              We rely upon our suppliers to timely provide the volumes and types of motor fuels for which they contract with us. We purchase motor fuels from a variety of suppliers under term contracts. Generally, our supply contracts do not guarantee that we will receive all of the volumes that we need to fulfill the demands of our distribution customers. In times of extreme market demand or supply disruption, we may be unable to acquire enough fuel to satisfy the fuel demand of our customers. Furthermore, the feedstock for a significant portion of our supply comes from other countries, which could be disrupted by political events. In the event that such feedstock becomes scarce, whether as a result of political events or otherwise, we may be unable to meet our customers' demand for motor fuel.

Increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency, could adversely impact our business.

              Any technological advancements, regulatory changes or changes in consumer preferences causing a significant shift toward alternative motor fuels, or non-fuel dependent means of transportation, could reduce demand for conventional petroleum based motor fuels. Additionally, a shift toward electric, hydrogen, natural gas or other alternative or non-fuel-powered vehicles could fundamentally change consumers' spending habits or lead to new forms of fueling destinations or new competitive pressures. Finally, new technologies have been developed and governmental mandates have been implemented to improve fuel efficiency. Any of these outcomes could potentially result in decreased consumer demand for motor fuel, which could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our unitholders.

The wholesale motor fuel distribution industry is characterized by intense competition and fragmentation, and our failure to effectively compete could result in lower margins.

              The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than us. We rely on our ability to provide value-added, reliable services and to control our operating costs in order to maintain our margins and competitive position. If we were to fail to maintain the quality of our services, certain of our customers could choose alternative distribution sources and our margins could decrease. While major integrated oil companies have generally continued to divest retail sites and the corresponding wholesale distribution to such sites, such major oil companies could shift from this strategy and decide to distribute their own products in direct competition with us, or large customers could attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

The motor fuel business is subject to seasonal trends, which may affect our earnings and ability to make distributions.

              Our customers experience more demand for motor fuel during the late spring and summer months than during the fall and winter. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period, affecting our earnings and ability to make cash distributions.

Severe weather could adversely affect our business by damaging our, our suppliers or our customers' facilities or communications networks.

              A substantial portion of our wholesale distribution network is located on the Texas gulf coast. Although South Texas is generally known for its mild weather, the region is susceptible to severe storms, including hurricanes. A severe storm could damage our facilities or communications networks, or those of our suppliers or our customers, as well as interfere with our ability to distribute motor fuel to our customers or our customers' ability to operate their locations. If warmer temperatures, or other climate changes, lead to changes in extreme weather events, including increased frequency, duration or severity, these weather-related risks could become more pronounced. Any weather-related catastrophe or disruption could have a material adverse effect on our business and results of operations, potentially causing losses beyond the limits of the insurance we currently carry.

Negative events or developments associated with our branded suppliers could have an adverse impact on our revenues.

              We believe that the success of our operations is dependent, in part, on the continuing favorable reputation, market value and name recognition associated with the motor fuel brands sold both at Stripes® convenience stores and to independent, branded dealers. Erosion of the value of those brands could have an adverse impact on the volumes of motor fuel we distribute, which in turn could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our increase, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate.

              Our omnibus agreement will provide that if we cannot agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), we will be required to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents we will receive for motor fuel sold pursuant to the SHC Distribution Contract. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. Under the omnibus agreement, the alternate fuel sales rate will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. For a discussion of the alternate fuel sales rate, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement."

              Accordingly, even though the alternate fuel sales rate will reset annually, we may not realize our anticipated profit margin on motor fuel distributed to SHC at the alternate fuel sales rate. If our operating costs significantly increase in a given year as compared to immediately preceding year operating costs, the profit margin we receive for fuel distributed at the alternate fuel sales rate will be reduced, which will negatively impact our results of operations and cash available for distribution to our unitholders.

Due to our lack of geographic diversification, adverse developments in our operating areas could adversely affect our results of operations and cash available for distribution to our unitholders.

              Our operations are located in Texas, New Mexico, Louisiana and Oklahoma. Due to our lack of geographic diversification, an adverse development in the areas in which we operate, such as a catastrophic weather event or a decrease in demand for motor fuel, could have a significantly greater impact on our results of operations and cash available for distribution than it would if we operated in more diverse locations.

If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

              Our ability to grow depends substantially on our ability to make acquisitions that result in an increase in available cash per unit. We intend to expand our dealer distribution network through acquisitions, and we anticipate that we may jointly pursue mutually beneficial acquisition opportunities with SHC. However, we may be unable to take advantage of accretive opportunities for any of the following reasons:

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  we are unable to identify attractive acquisition opportunities or negotiate acceptable terms;

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  we are unable to reach an agreement with SHC regarding the terms of jointly pursued acquisitions;

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  we are unable to raise financing for such acquisitions on economically acceptable terms; or

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  we are outbid by competitors.

              Pursuant to the omnibus agreement, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC on specified terms set forth in a lease agreement, including a specified lease rate, for an initial term of 15 years. However, such specified terms may not be economically favorable to us in the future, and we may not choose to exercise this option.

              In addition, we expect to grow through additional sale and leaseback transactions with SHC beyond the 75 store option set forth in the omnibus agreement. However, SHC is under no obligation to pursue acquisitions with us, enter into additional sale and leaseback arrangements with us beyond the 75 store option or generally pursue projects that enhance the value of our business. Finally, we may complete acquisitions which at the time of completion we believe will be accretive, but which ultimately may not be accretive. If any of these events were to occur, our future growth would be limited.

Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.

              Even if we do make acquisitions that we believe will increase available cash per unit, these acquisitions may nevertheless result in a decrease in available cash per unit. Any acquisition involves potential risks, including, among other things:

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  we may not be able to obtain the cost savings and financial improvements we anticipate or acquired assets may not perform as we expect;

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  we may not be able to successfully integrate the businesses we acquire;

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  we may fail or be unable to discover some of the liabilities of businesses that we acquire, including liabilities resulting from a prior owner's noncompliance with applicable federal, state or local laws;

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  acquisitions may divert the attention of our senior management from focusing on our core business;

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  we may experience a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions; and

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  we face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

Our operations are subject to federal, state and local laws and regulations pertaining to environmental protection and operational safety that may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

              Our business is subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of regulated materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to regulated materials, and the health and safety of our employees. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations.

              Where releases of refined petroleum products, renewable fuels and crude oil have occurred, federal and state laws and regulations require that contamination caused by such releases be assessed and remediated to meet applicable standards. The costs associated with the investigation and remediation of contamination, as well as any associated third-party claims, could be substantial, and could have a material adverse effect on our business and results of operations and our ability to make distributions to our unitholders.

New, stricter environmental laws and regulations could significantly increase our costs, which could adversely affect our results of operations and financial condition.

              The trend in environmental regulation is towards more restrictions and limitations on activities that may affect the environment. Our business may be adversely affected by increased costs and liabilities resulting from such stricter laws and regulations. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. However, there can be no assurances as to the timing and type of such changes in existing laws or the promulgation of new laws or the amount of any required expenditures associated therewith.

We are subject to federal, state and local laws and regulations that govern the product quality specifications of the refined petroleum products we purchase, store, transport and sell to our distribution customers.

              Various federal, state and local government agencies have the authority to prescribe specific product quality specifications for certain commodities, including commodities that we distribute. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce our ability to procure product, require us to incur additional handling costs and/or require the expenditure of capital. If we are unable to procure product or recover these costs through increased sales, we may not be able to meet our financial obligations. Failure to comply with these regulations could result in substantial penalties.

The dangers inherent in the storage of motor fuel could cause disruptions in our operations and could expose us to potentially significant losses, costs or liabilities.

              We store motor fuel in underground and above ground storage tanks. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could significantly disrupt our operations or expose us to significant liabilities, to the extent such liabilities are not covered by insurance. Therefore, the occurrence of such an event could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our unitholders.

We are not fully insured against all risks incident to our business.

              We are not fully insured against all risks incident to our business. We may be unable to obtain or maintain insurance with the coverage that we desire at reasonable rates. As a result of market conditions, the premiums and deductibles for certain of our insurance policies have increased and could continue to do so. Certain insurance coverage could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

Future litigation could adversely affect our financial condition and results of operations.

              We are occasionally exposed to various litigation claims in the ordinary course of our business, including dealer litigation and industry-wide or class-action claims arising from the equipment or processes we use or employ or industry-specific business practices. If we were to become subject to any such claims in the future, our defense costs and any resulting awards or settlement amounts may not be fully covered by our insurance policies. An unfavorable outcome or settlement of any future lawsuits could have a material adverse effect on our financial condition, results of operation and cash available for distribution to our unitholders.

We rely on SHC for transportation of all of our motor fuel, which in turn relies, in part, on third-party transportation providers. As a result, a change in SHC's transportation providers, a significant change in SHC's relationship with its transportation providers or nonperformance or a disruption of motor fuel transportation services by SHC or by SHC's transportation providers could have a material adverse effect on our business.

              SHC transports all of our motor fuel from terminals to its Stripes® convenience stores and third-party dealers pursuant to the SHC Transportation Contract. SHC transports a portion of our motor fuel itself and has contracts with third-party transportation carriers for the remainder of our motor fuel. SHC's third-party contracts with its transportation providers may be terminated by either party upon 30 days' notice. A change in transportation providers, a significant change in SHC's relationship with its transportation providers or nonperformance or a disruption in service by SHC or by SHC's transportation providers could have a material adverse effect on our business, results of operations and cash available for distribution.

We rely on our suppliers to provide trade credit terms to adequately fund our ongoing operations.

              Our business is impacted by the availability of trade credit to fund fuel purchases. An actual or perceived downgrade in our liquidity or operations (including any credit rating downgrade by a rating agency) could cause our suppliers to seek credit support in the form of additional collateral, limit the extension of trade credit, or otherwise materially modify their payment terms. Any material changes in our payments terms, including early payment discounts, or availability of trade credit provided by our principal suppliers could impact our liquidity, results of operations and cash available for distribution to our unitholders.

Because we depend on our senior management's experience and knowledge of our industry, we could be adversely affected were we to lose key members of our senior management team.

              We are dependent on the expertise and continued efforts of our senior management team. If, for any reason, our senior executives do not continue to be active in our management, our business, financial condition or results of operations could be adversely affected. In addition, other than the key man life insurance for Sam L. Susser held by SHC, we do not maintain key man life insurance on our senior executives and other key employees.

Terrorist attacks and threatened or actual war may adversely affect our business.

              Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Terrorist attacks or threats, whether within the United States or abroad, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers may adversely impact our operations. Specifically, strategic targets such as energy related assets (which could include refineries that produce the motor fuel we purchase or ports in which crude oil is delivered) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for motor fuels, and an adverse impact on our operations. Any or a combination of these occurrences could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption of these systems or an act of cyber-terrorism could adversely affect our business.

              We depend on our information technology (IT) systems to manage numerous aspects of our business transactions and provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, cyber-security breaches or cyber-terrorism, and computer viruses. Any disruption could cause our business and competitive position to suffer and cause our operating results to be reduced.

Our future debt levels may impair our financial condition.

              After giving effect to this offering and the related transactions, we estimate that we would have had approximately $147.9 million of debt outstanding on a pro forma basis as of March 31, 2012, substantially all of which would have been secured by U.S. Treasury or other investment grade securities. Following the completion of this offering, we expect that we will have the ability to incur debt, including under a new credit facility we expect to enter into in connection with this offering. The level of our future indebtedness could have important consequences to us, including:

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  making it more difficult for us to satisfy our obligations with respect to our credit agreement governing our revolving credit facility;

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  limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, the execution of our growth strategy and other activities;

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  requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce our cash flow available to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other activities;

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  making us more vulnerable to adverse changes in general economic conditions, our industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

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  placing us at a competitive disadvantage compared with our competitors that have less debt.

              In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Our new credit facility will have substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions to our unitholders.

              The operating and financial restrictions and covenants in our new credit facility and any future financing agreements may restrict our ability to finance future operations or capital needs, to engage in or expand our business activities or to pay distributions to our unitholders. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Anticipated New Credit Facility." Our future ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and other events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our new credit facility that are not cured or waived within the appropriate time periods provided in such credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions to our unitholders will be inhibited and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

We depend on cash flow generated by our subsidiaries.

              We are a holding company with no material assets other than the equity interests in our subsidiaries. Upon completion of this offering, we will have three subsidiaries that conduct all of our operations and own all of our assets. These subsidiaries will be distinct legal entities and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and our subsidiaries may not be able to, or be permitted to, make distributions to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to meet our financial obligations or make distributions to our unitholders.

The impact of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of changes in commodity prices and interest rates and other risks associated with our business.

              The United States Congress recently adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The new legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law on July 21, 2010 and required the Commodities Futures Trading Commission (the "CFTC") and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the Dodd-Frank Act. The Dodd-Frank Act may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities, although the application of those provisions is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

              The new legislation and any new regulations could significantly increase the cost of some derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of some derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and potentially increase our exposure to less creditworthy counterparties. Any of these consequences could have a material adverse effect on our financial condition, results of operations and cash available for distribution to our unitholders.

Changes in accounting standards, policies, estimates or procedures may impact our reported financial condition or results of operations.

              The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. In addition, the preparation of consolidated financial statements in conformity with GAAP requires management to make significant estimates that affect the financial statements. Due to the inherent nature of these estimates, no assurance can be given that we will not be required to recognize significant, unexpected losses due to actual results varying materially from management's estimates. Additional information regarding our critical accounting policies can be found in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies and Estimates."

Risks Inherent in an Investment in Us

SHC owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SHC, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our unitholders.

              Following this offering, SHC will own and control our general partner and will appoint all of the officers and directors of our general partner. All of the officers and certain of the directors of our general partner are also officers and/or directors of SHC. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to SHC. Therefore, conflicts of interest may arise between SHC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

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  Neither our partnership agreement nor any other agreement requires SHC to pursue a business strategy that favors us. The affiliates of our general partner have fiduciary duties to make decisions in their own best interests and in the best interest of their owners, which may be contrary to our interests. In addition, our general partner is allowed to take into account the interests of parties other than us or our unitholders, such as SHC, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  All of the officers and certain of the directors of our general partner are also officers and/or directors of SHC and will owe fiduciary duties to SHC. Certain officers of our general partner will also devote significant time to the business of SHC and will be compensated by SHC accordingly.

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  Other than as provided in the omnibus agreement, SHC is not limited in its ability to compete with us and may offer business opportunities or sell assets to parties other than us.

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  The limited partner interests that SHC will initially own will permit it to effectively control any vote of our limited partners. SHC will be entitled to vote its units in accordance with its own interests, which may be contrary to the interests of our other unitholders.

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  Our partnership agreement limits the liability of, and reduces the fiduciary duties owed by, our general partner and also restricts the remedies available to unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

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  Our general partner determines the amount and timing of asset purchases and sales, borrowings, repayment of indebtedness and issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure or an expansion capital expenditure. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures." These determinations can affect the amount of cash that is distributed to our unitholders which, in turn, affects the ability of the subordinated units to convert to common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

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  Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

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  Our partnership agreement permits us to distribute up to $             million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights.

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  Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf. There is no limitation on the amounts our general partner can cause us to pay it or its affiliates.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

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  Our general partner will control the enforcement of obligations owed to us by it and its affiliates. In addition, our general partner will decide whether to retain separate counsel or others to perform services for us.

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  SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to SHC's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner intends to limit its liability regarding our obligations.

              Other than with respect to our new credit facility, our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

              Our partnership agreement requires that we distribute all of our available cash to our unitholders, and we will rely primarily upon external financing sources, including borrowings under our credit facility and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

              In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement and we do not expect to have any limitations in our new credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of bank borrowings or other debt to finance our growth strategy will result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement limits the liability and duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

              Our partnership agreement limits the liability and duties of our general partner, while also restricting the remedies available to our common unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual reductions of fiduciary duty. By purchasing common units, common unitholders consent to be bound by the partnership agreement, and pursuant to our partnership agreement, each holder of common units consents to various actions and conflicts of interest contemplated in our partnership agreement that might otherwise constitute a breach of fiduciary or other duties under Delaware law. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

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  Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, our common unitholders. Decisions made by our general partner in its individual capacity will be made by SHC, as the owner of our general partner, and not by the board of directors of our general partner. Examples of these decisions include:

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  Whether to exercise its limited call right;

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  How to exercise its voting rights with respect to any units it may own;

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  Whether to exercise its registration rights; and

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  Whether or not to consent to any merger or consolidation or amendment to our partnership agreement.

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  Our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership.

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  Our partnership agreement provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

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  Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

              In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Fiduciary Duties."

              By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. See "Description of the Common Units—Transfer of Common Units."

SHC may compete with us or contract with third-party wholesalers to distribute motor fuel to SHC's convenience stores on a consignment basis.

              Pursuant to the ten-year SHC Distribution Contract, we will be the exclusive distributor of all motor fuel purchased by SHC for existing Stripes® convenience stores and independently operated consignment locations, and, pursuant to the omnibus agreement, SHC must purchase any motor fuel it sells at its newly built, acquired or added retail stores from us, unless such stores are already party to a supply agreement. If the SHC Distribution Contract and omnibus agreement expire at the end of their respective ten-year terms and are not renewed, SHC will no longer be required to purchase motor fuel from us and could compete with us. Furthermore, SHC is permitted to compete with us for investment opportunities, and SHC is permitted to own an interest in entities that compete with us.

              In addition, SHC will continue to have the right to contract for third-party consignment sales of motor fuel with other wholesalers at any newly constructed or acquired locations. Under these arrangements, as the consignee, SHC would not purchase any fuel and would instead receive a commission on sales made by the wholesaler. As a result, we will not distribute any volumes nor earn any revenues for fuel sold at that store. SHC is under no obligation to purchase fuel from us for its convenience stores if it determines that consignment arrangements with third parties are more advantageous to SHC and its shareholders.

              Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers and directors and SHC. Any such person or entity will not be liable to us or to any limited partner under our partnership agreement for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Fiduciary Duties."

SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner's board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

              SHC has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive whole fiscal quarters (and the amount of each such did not exceed adjusted operating surplus for each such quarter), to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. Following a reset election by SHC, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution reflected by the current target distribution levels.

              If SHC elects to reset the target distribution levels, it will be entitled to receive a number of common units equal the number of common units which would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to SHC on the incentive distribution rights in the prior two quarters. We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that SHC could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to SHC in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—SHC's Right to Reset Incentive Distribution Levels."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

              Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Our unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, will be chosen entirely by SHC due to its ownership of our general partner, and not by our unitholders. Please read "Management—Management of Susser Petroleum Partners LP" and "Certain Relationships and Related Transactions." Unlike a publicly traded corporation, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders' ability to influence the manner or direction of management. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

              If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all our outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, SHC will own, directly or indirectly, an aggregate of        % of our common and subordinated units (or        % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by our general partner or its affiliates are voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Unitholders will experience immediate and substantial dilution in pro forma net tangible book value of $            per common unit.

              The estimated initial public offering price of $            per common unit exceeds our pro forma net tangible book value of $            per common unit. Based on the estimated initial public offering price of $            per common unit, unitholders will incur immediate and substantial dilution of $            per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read "Dilution."

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

              Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of SHC to transfer all or a portion of its direct or indirect interest in our general partner to a third party. Any new owner of our general partner or our general partner interest would then be in a position to replace the board of directors and executive officers of our general partner with its own designees without the consent of unitholders and thereby exert significant control over us, and may change our business strategy. Any of these changes, or any other changes resulting from a change in control of our general partner or general partner interest, may lower the trading price of our common units and otherwise have a material adverse effect on us.

The incentive distribution rights may be transferred by SHC to a third party without unitholder consent.

              SHC may transfer all or a portion of its incentive distribution rights to a third party at any time without the consent of our unitholders. If SHC transfers its incentive distribution rights to a third party but retains its ownership interest in our general partner, it would not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by SHC could reduce the likelihood of SHC renewing the SHC Distribution Contract, entering into additional sale and leaseback transactions or otherwise negotiating supply terms with respect to future volumes, as SHC would have less of an economic incentive to grow our business.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon completion of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, SHC will own, directly or indirectly, an aggregate of approximately        % of our common units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), SHC will own approximately        % of our common units. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

              Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

              Please read "The Partnership Agreement—Issuance of Additional Interests."

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by SHC or other large holders.

              After this offering, we will have                        common units and                                    subordinated units outstanding, which includes the                         common units we are selling in this offering that may be resold in the public market immediately (                        common units if the underwriters exercise in full their option to purchase additional common units). All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period.

Although all of the                        common units (                        common units if the underwriters exercise in full their option to purchase additional common units) that are issued to SHC will be subject to resale restrictions, such restrictions may be waived in the discretion of certain of the underwriters. In addition, under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale." Sales by SHC or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our outstanding common units.

              Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

              Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf pursuant to the omnibus agreement and our partnership agreement. Neither our partnership agreement nor our omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our omnibus agreement and partnership agreement provide that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees to our general partner and its affiliates will reduce the amount of cash available to pay cash distributions to our unitholders. Please read "Cash Distribution Policy and Restrictions on Distributions."

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

              The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended.

              While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by SHC) after the subordination period has ended. At the closing of this offering, SHC will own, directly or indirectly, approximately        % of the outstanding

common units and all of our outstanding subordinated units. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

There is no existing market for our common units, and a trading market that will provide unitholders with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

              Prior to this offering, there has been no public market for our common units. After this offering, there will be only                         publicly traded common units (                        common units if the underwriters exercise their option to purchase additional common units in full). We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

              The initial public offering price for our common units will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  the other factors described in these "Risk Factors."

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

              Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

              In addition, it may be determined that the right, or the exercise of the right by the limited partners as a group, to (i) remove or replace our general partner, (ii) approve some amendments to our partnership agreement or (iii) take other action under our partnership agreement constitutes "participation in the control" of our business. A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. In addition, we conduct business in a number of other states in which the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Please read "The Partnership Agreement—Limited Liability."

The NYSE does not require a publicly traded partnership like us to comply with certain corporate governance requirements.

              We intend to apply to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE will not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to stockholders of corporations that are subject to all of the corporate governance requirements of the applicable stock exchange. Please read "Management—Management of Susser Petroleum Partners LP."

We will incur increased costs as a result of being a publicly traded partnership.

              We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. For example, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly traded entities to adopt various corporate governance practices that will further increase our costs, including requirements to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting.

              In addition, following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make certain activities more time-consuming and costly.

              We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our general partner's board or as executive officers.

              We estimate that we will incur approximately $2.0 million of incremental external costs per year and additional internal costs associated with being a publicly traded partnership. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be reduced by the costs associated with being a public company.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

              SHC is a publicly traded corporation and has developed a system of internal controls for compliance with public reporting requirements. However, prior to this offering, our predecessor has not been required to file reports with the SEC on a stand-alone basis and will have lower materiality thresholds on the wholesale business than SHC previously has had. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 for our fiscal year ending December 31, 2013. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

An increase in interest rates will increase our borrowing costs and may cause the market price of our common units to decline.

              Like all equity investments, an investment in our common units is subject to certain risks. Borrowings under the new credit facility will bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and ability to make cash distributions. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Tax Risks to Common Unitholders

              In addition to reading the following risk factors, please read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

              The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or the IRS, on this or any other tax matter affecting us.

              Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

              If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

              We will be subject to the entity-level Texas franchise tax. Imposition of any such additional taxes on us or an increase in the existing tax rates would reduce the cash available for distribution to our unitholders.

              Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

              The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status." We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units

We have a subsidiary that is treated as a corporation for U.S. federal income tax purposes and is subject to corporate-level income tax.

              We conduct a portion of our operations through a subsidiary that is treated as a corporation for U.S. federal income tax purposes. We intend to engage in our sale and leaseback transactions with SHC, and may elect to conduct additional operations, through this subsidiary in the future. This subsidiary is subject to U.S. corporate-level tax, which may reduce the cash available for distribution to us and, in turn, to our unitholders. If the IRS were to successfully assert that this corporation has more tax liability than we anticipate or legislation were to be enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

              Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, our unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

              We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, SHC will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by SHC of all or a portion of its direct or indirect interests in us could result in a termination of our partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation or amortization deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but instead, after our termination, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

              If a unitholder sells its common units, it will recognize a gain or loss equal to the difference between the amount realized and its tax basis in those common units. Because distributions in excess of a unitholder's allocable share of our net taxable income result in a decrease in its tax basis in its common units, the amount, if any, of such prior excess distributions with respect to the units it sells will, in effect, become taxable income to the unitholder if it sells such units at a price greater than its tax basis in those units, even if the price the unitholder receives is less than its original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and certain other items. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if a unitholder sells its units, the unitholder may incur a tax liability in excess of the amount of cash it receives from the sale. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

              Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or "IRAs"), and non-U.S. persons raise issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S.

persons will be required to file U.S. federal tax returns and pay tax on their shares of our taxable income. Unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

              The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

              Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a unitholder. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder's tax returns. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

              We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of common units) may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

              Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their common units should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

              In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. We currently own assets or conduct business in Texas, Louisiana, New Mexico and Oklahoma. Each of these states, other than Texas, currently imposes a personal income tax on individuals. Each of these states also imposes an income or other entity-level tax on corporations and other entities. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or non-U.S. jurisdictions that impose a personal income tax or an income or other entity-level tax on corporations and other entities. It is the unitholder's responsibility to file all U.S. federal, state, local and non-U.S. tax returns. Our counsel has not rendered an opinion on the non-U.S., state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

              We intend to use the estimated net proceeds of approximately $             million from this offering, based upon the assumed initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and offering expenses, to:

  •
  distribute $             million to SHC as reimbursement of certain capital expenditures incurred with respect to the assets contributed to us in connection with this offering; and

  •
  purchase approximately $146.8 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $146.8 million term loan that will be fully guaranteed by SHC. The proceeds of such term loan will be used to make a $146.8 million distribution to SHC to finance in part our acquisition of the assets transferred by SHC to us in connection with this offering.

              If and to the extent the underwriters exercise their option to purchase any portion of the option units, the number of option units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the option units, if any, will be issued to SHC. Any such units issued to SHC will be issued for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting." If the underwriters exercise their option to purchase any option units, the additional net proceeds will be used to purchase a corresponding amount of additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure additional term loan borrowings in the amount of such net proceeds, which will be fully guaranteed by SHC. The proceeds of such additional term loan borrowings will be used to make an additional distribution to SHC.

 CAPITALIZATION

              The following table shows:

  •
  the historical cash and cash equivalents and capitalization of our predecessor as of March 31, 2012; and

  •
  our pro forma cash and cash equivalents and capitalization as of March 31, 2012, adjusted to reflect the pro forma adjustments described in our pro forma financial statements, including the issuance and sale of common units to the public at an assumed initial offering price of $            per common unit (the midpoint of the price range set forth on the cover of this prospectus), the other formation transactions described under "Summary—Formation Transactions and Partnership Structure" and the application of the net proceeds from this offering as described under "Use of Proceeds."

              We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—Formation Transactions and Partnership Structure," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Predecessor Historical	Susser Petroleum Partners LP Pro Forma
	(In thousands)
Cash and cash equivalents	$2	$
U.S. Treasury or other investment grade securities	$—	$

Debt:
Term loan facility	—
Revolving credit facility	—
Other long-term debt	1,093

Total debt	$1,093	$

Partners' equity:
Our predecessor	$117,488	$
Held by public:
Common units	—
Held by SHC:
Common units	—
Subordinated units	—
General partner interest	—

Total partners' equity	$117,488	$

Total capitalization	$118,581	$

 DILUTION

              Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per common unit after the offering. Based on an assumed initial public offering price of $            per common unit, on a pro forma basis as of March 31, 2012, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $             million, or $            per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Initial public offering price per common unit		$
Pro forma net tangible book value per common unit before the offering(1)	$
Increase in pro forma net tangible book value per common unit attributable to purchasers in the offering
Less: Pro forma net tangible book value per common unit after the offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)		$

(1)
Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units (                        common units and                                    subordinated units) to be issued to SHC and its affiliates for their contribution of assets and liabilities to us.

(2)
Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units (                        common units and                        subordinated units) to be outstanding after the offering.

(3)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

              A $1.00 increase (decrease) in the assumed initial public offering price of $            per common unit would increase (decrease) our pro forma as adjusted net tangible book value per unit by $            .

              The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of our common units in this offering upon completion of the transactions contemplated by this prospectus.

	Units			Total Consideration
	Number	Percent		Amount	Percent
SHC and affiliates(1)(2)(3)			%	$		%
Purchasers in the offering			%	$		%

Total		100.0%		$	100.0%

(1)
Upon the completion of the transactions contemplated by this prospectus, SHC and its affiliates will own                        common units and                         subordinated units.

(2)
The assets contributed by SHC will be recorded at historical cost. The book value of the consideration provided by SHC as of March 31, 2012 was approximately $             million.

(3)
Assumes the underwriters' option to purchase additional common units is not exercised.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

              You should read the following discussion of our cash distribution policy in conjunction with "—Significant Forecast Assumptions" below, which includes the factors and assumptions upon which we base our cash distribution policy. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

              For additional information regarding our historical and pro forma results of operations, you should refer to our audited historical financial statements as of December 31, 2010 and 2011 and for the fiscal years ended December 31, 2009, 2010 and 2011, our unaudited historical financial statements as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 and our unaudited pro forma financial statements for the year ended December 31, 2011 and as of and for the three months ended March 31, 2012 included elsewhere in this prospectus.

 General

Rationale for Our Cash Distribution Policy

              Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a fundamental judgment that our unitholders generally will be better served by our distributing rather than retaining our available cash. Our partnership agreement generally defines available cash as cash on hand at the end of a quarter after the payment of expenses, less the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the next four quarters. Our available cash also may include, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute to our unitholders than would be the case if we were subject to entity-level federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

              There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal obligation to pay our minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions and uncertainties, including the following:

  •
  Our cash distribution policy will be subject to restrictions on distributions under our new credit facility, which will contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these covenants or if we are otherwise in default under our revolving line of credit, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the partnership agreement. Our partnership agreement will not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders, except in certain limited circumstances when our general partner can amend our partnership agreement without unitholder approval. However, after the subordination period has ended, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by SHC). At the closing of this offering, SHC will own, directly or indirectly, approximately        % of our limited partner interests. Please read "The Partnership Agreement—Amendment of the Partnership Agreement."

  •
  Even if our cash distribution policy is not modified or revoked, the decisions regarding the amount of distributions to pay under our cash distribution policy and whether to pay any distribution are made by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements or anticipated cash needs.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

              Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and issuances of debt and equity securities, to fund any future expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest all of their available cash to expand ongoing operations. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not expect that there will be any limitations in our new revolving credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial bank borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

              Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $            per unit for each complete quarter, or $            per unit on an

annualized basis. Quarterly distributions, if any, will be made within 45 days after the end of each quarter. This equates to an aggregate cash distribution of approximately $             million per quarter, or approximately $             million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. The table below sets forth the number of common units and subordinated units that will be outstanding immediately after this offering, assuming that the underwriters do not exercise their option to purchase additional common units, and the available cash needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

Distributions
Number of Units
		One Quarter	Annualized
Publicly held common units(1)		$	$
Common units held by SHC and its affiliates(1)
Subordinated units held by SHC and its affiliates

Total		$	$

(1)
Does not include any common units that may be issued under the long-term incentive plan that our general partner is expected to adopt prior to the closing of this offering.

              If the underwriters do not exercise their option to purchase additional common units, we will issue                        common units to SHC at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public, and the remainder, if any, will be issued to SHC for no additional consideration. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

              SHC will also hold our incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0% of the cash we distribute in excess of $            per unit per quarter.

              We will pay our distributions on or about the 15th day of each of February, May, August and November to holders of record on or about the 1st day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through                        , 2012 based on the actual length of the period.

              Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in "good faith," our general partner must believe that the determination is in our best interest. Please read "Conflicts of Interest and Fiduciary Duties."

              Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. However, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

 Subordinated Units

              SHC will initially own, directly or indirectly, all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. To the extent that we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. Subordinated units will not accrue arrearages.

              To the extent that we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages on the common units related to prior quarters before any cash distribution is made to holders of subordinated units. When the subordination period ends, all of the subordinated units will convert into an equal number of common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2011 and the Twelve Months Ended March 31, 2012

              If we had completed the transactions contemplated in this prospectus on January 1, 2011, our unaudited pro forma available cash for the year ended December 31, 2011 would have been approximately $36.0 million. This amount would have been sufficient to pay the full minimum quarterly distribution of $            per unit per quarter (or $            per unit on an annualized basis) on all of our common units and a cash distribution of $            per unit per quarter ($            per unit on an annualized basis), or approximately        % of the minimum quarterly distribution, on our subordinated units for the year ended December 31, 2011. If we had completed the transactions contemplated in this prospectus on April 1, 2011, our unaudited pro forma available cash for the twelve months ended March 31, 2012 would have been approximately $37.1 million. This amount would have been sufficient to pay the full minimum quarterly distribution on all of our common units and a cash distribution of $            per unit per quarter ($            per unit on an annualized basis), or approximately        % of the minimum quarterly distribution, on our subordinated units for the twelve months ended March 31, 2011.

              Our calculation of unaudited pro forma available cash includes incremental external general and administrative expenses that we expect to incur as a result of being a publicly traded partnership, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. We estimate that these incremental external general and administrative expenses initially will be approximately $2.0 million per year. Such expenses are not reflected in our unaudited pro forma financial statements.

              Our unaudited pro forma financial statements, from which our unaudited pro forma available cash was derived, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, available cash is a cash accounting concept, while our predecessor's historical financial statements and our pro forma financial statements were prepared on an accrual basis. We derived the amounts of unaudited pro forma available cash stated above in the manner shown in the table below. As a result, the amount of unaudited pro forma available cash should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed and completed the transactions contemplated in this prospectus in earlier periods.

              Our unaudited pro forma financial statements were derived from the audited and unaudited historical financial statements of our predecessor included elsewhere in this prospectus and our predecessor's accounting records, which are also unaudited. Our unaudited pro forma financial statements and the table below should be read together with "Summary—Summary Historical and Pro Forma Financial and Operating Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited historical financial statements of our predecessor included elsewhere in this prospectus.

              The following tables illustrate our unaudited pro forma available cash for the year ended December 31, 2011 and the twelve months ended March 31, 2012, and for each of the four quarters in each respective period. The footnotes to the table below provide additional information about the pro forma adjustments and should be read along with the table.

Susser Petroleum Partners LP Unaudited Pro Forma Available Cash
	Year Ended December 31, 2011	Twelve Months Ended March 31, 2012
	(In thousands, except per unit data)
Revenues:
Motor fuel sales	$3,821,946	$4,043,527
Rental income	3,304	3,339
Other income(1)	4,596	4,729

Total revenues	3,829,846	4,051,595

Gross profit:
Motor fuel sales	45,376	47,002
Rental income	3,304	3,339
Other income(1)	2,474	2,612

Total gross profit	51,154	52,953

Operating expenses:
Selling, general and administrative	10,900	11,429
Rent	1,031	1,033
Depreciation and amortization	4,281	4,845

Total operating expenses	16,212	17,307

Operating income	34,942	35,646
Interest expense, net(2)	691	694
State franchise tax expense(3)	280	289

Net income	33,971	34,663

Net income per common unit—basic and diluted(4)
Net income per subordinated unit—basic and diluted(4)

Susser Petroleum Partners LP Unaudited Pro Forma Available Cash
	Year Ended December 31, 2011	Twelve Months Ended March 31, 2012
	(In thousands, except per unit data)
Adjustments to reconcile net income to Adjusted EBITDA:
Net income	33,971		34,663
Add:
Non-cash stock compensation expense	589		589
Loss on disposal of assets(5)	142		189
Interest expense, net(2)	691		694
Depreciation and amortization	4,281		4,845
State franchise tax expense(3)	280		289

Adjusted EBITDA(6)	39,954		41,269
Less:
Incremental external general and administrative expense(7)	(2,000)		(2,000)
Cash interest expense(2)	(691)		(694)
State franchise tax expense(3)	(280)		(289)
Maintenance capital expenditures(8)	(1,034)		(1,180)
Expansion capital expenditures(8)	(12,676)		(12,398)
Add:
Capital contributions to fund expansion capital expenditures(9)	12,676		12,398

Available cash	$35,949		$37,106

Cash distributions:
Distributions to public common unitholders
Distributions to SHC and its affiliates—common units
Distributions to SHC and its affiliates—subordinated units
Total distributions		$

Excess (shortfall)		$

Percent of minimum quarterly distributions payable to common unitholders			%
Percent of minimum quarterly distributions payable to subordinated unitholders			%

(1)
Other income and other gross profit includes propane and lube oil sales, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Interest expense and cash interest expense both reflect, on a net basis, the interest expense related to the $146.8 million of term loan borrowings we expect to incur under the new credit facility we expect to enter into in connection with this offering, reduced by the interest income related to the $146.8 million of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. Interest expense and cash interest expense also include interest expense on an existing mortgage note, net of interest income on notes receivable from dealers.

(3)
Includes the Texas franchise tax. Due to our status as a partnership, we will not be subject to U.S. federal income tax in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own all stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC. As a result, we may incur federal income tax expense with regard to the operations of this subsidiary in future periods.

(4)
Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to our common and subordinated unitholders by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be                common units and                 subordinated units outstanding.

(5)
Loss on disposal of assets reflects the non-cash write-off resulting from the sales of excess assets, the closure of certain locations or the termination of certain of our contracts.

(6)
Adjusted EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Summary—Non-GAAP Financial Measure."

(7)
Reflects the incurrence of estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.0 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. Pro forma selling, general and administrative expense does not reflect this incremental expense.

(8)
Historically, our predecessor has not made a distinction between maintenance capital expenditures and expansion capital expenditures. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our real estate leased to third-party dealers in leaseable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate our existing business. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, such as new distribution contracts or real estate, including exercising our options to purchase convenience stores from SHC.

For the year ended December 31, 2011, our pro forma capital expenditures totaled $13.7 million, which is less than the total capital expenditures incurred by our predecessor as we have excluded capital expenditures relating to assets of our predecessor that will not be contributed to us. We estimate that approximately $1.0 million of our pro forma capital expenditures were maintenance capital expenditures and that approximately $12.7 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the year ended December 31, 2011 primarily consisted of investments associated with the acquisition of 121 dealer supply contracts from Community Fuels of Texas, LP as well as amounts spent to acquire other new dealer contracts.

For the twelve months ended March 31, 2012, our pro forma capital expenditures totaled $13.6 million. We estimate that approximately $1.2 million of our pro forma capital expenditures were maintenance capital expenditures and that $12.4 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the twelve months ended March 31, 2012 primarily consisted of expenses associated with the acquisition of the new dealer supply contracts referenced above.

(9)
We have assumed for purposes of calculating our pro forma available cash that we funded our expansion capital expenditures during the year ended December 31, 2011 and the twelve months ended March 31, 2012 with capital contributions made to us by SHC. We expect that in the future, our expansion capital expenditures will primarily be funded through the liquidation of our U.S. Treasury or other investment grade securities, borrowings or the sale of debt or equity securities.

	Susser Petroleum Partners LP Unaudited Pro Forma Available Cash (on a Quarterly Basis)
	Three Months Ended								Year Ended
	March 31, 2011		June 30, 2011		September 30, 2011		December 31, 2011		December 31, 2011
	(In thousands, except per unit data)
Revenues:
Motor fuel sales		$852,760		$1,011,071		$991,394		$966,721		$3,821,946
Rental income		804		825		827		848		3,304
Other income		1,219		1,060		1,062		1,255		4,596

Total revenues		854,783		1,012,956		993,283		968,824		3,829,846

Gross profit:
Motor fuel sales		10,776		11,691		11,489		11,420		45,376
Rental income		804		825		827		848		3,304
Other income		591		623		575		685		2,474

Total gross profit		12,171		13,139		12,891		12,953		51,154

Operating expenses:
Selling, general and administrative		2,514		2,962		2,707		2,717		10,900
Rent		265		251		255		260		1,031
Depreciation and amortization		836		865		984		1,596		4,281

Total operating expenses		3,615		4,078		3,946		4,573		16,212

Operating income		8,556		9,061		8,945		8,380		34,942
Interest expense, net		176		173		179		163		691
State franchise tax expense		67		72		71		70		280

Net income		8,313		8,816		8,695		8,147		33,971

Net income per common unit—basic and diluted
Net income per subordinated unit—basic and diluted
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Non-cash stock compensation expense		143		174		172		100		589
Loss on disposal of assets		59		63		20		—		142
Interest expense, net		176		173		179		163		691
Depreciation and amortization		836		865		984		1,596		4,281
State franchise tax expense		67		72		71		70		280

Adjusted EBITDA		9,594		10,163		10,121		10,076		39,954
Less:
Incremental external general and administrative expense		(500)		(500)		(500)		(500)		(2,000)
Cash interest expense		(176)		(173)		(179)		(163)		(691)
State franchise tax expense		(67)		(72)		(71)		(70)		(280)
Maintenance capital expenditures		(220)		(253)		(392)		(169)		(1,034)
Expansion capital expenditures		(631)		(207)		(142)		(11,696)		(12,676)
Add:
Capital contributions to fund expansion capital expenditures		631		207		142		11,696		12,676

Available cash		$8,631		$9,165		$8,979		$9,174		$35,949

Cash distributions:
Distributions to public common unitholders
Distributions to SHC and its affiliates—common units
Distributions to SHC and its affiliates—subordinated units
Total distributions	$		$		$		$		$

Excess (shortfall)	$		$		$		$		$

Percent of minimum quarterly distributions payable to common unitholders		%		%		%		%		%
Percent of minimum quarterly distributions payable to subordinated unitholders		%		%		%		%		%

	Susser Petroleum Partners LP Unaudited Pro Forma Available Cash (on a Quarterly Basis)
	Three Months Ended								Twelve Months Ended
	June 30, 2011		September 30, 2011		December 31, 2011		March 31, 2012		March 31, 2012
	(In thousands, except per unit data)
Revenues:
Motor fuel sales		$1,011,071		$991,394		$966,721		$1,074,341		$4,043,527
Rental income		825		827		848		839		3,339
Other income		1,060		1,062		1,255		1,352		4,729

Total revenues		1,012,956		993,283		968,824		1,076,532		4,051,595

Gross profit:
Motor fuel sales		11,691		11,489		11,420		12,402		47,002
Rental income		825		827		848		839		3,339
Other income		623		575		685		729		2,612

Total gross profit		13,139		12,891		12,953		13,970		52,953

Operating expenses:
Selling, general and administrative		2,962		2,707		2,717		3,043		11,429
Rent		251		255		260		267		1,033
Depreciation and amortization		865		984		1,596		1,400		4,845

Total operating expenses		4,078		3,946		4,573		4,710		17,307

Operating income		9,061		8,945		8,380		9,260		35,646
Interest expense, net		173		179		163		179		694
State franchise tax expense		72		71		70		76		289

Net income		8,816		8,695		8,147		9,005		34,663

Net income per common unit—basic and diluted
Net income per subordinated unit—basic and diluted
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Non-cash stock compensation expense		174		172		100		143		589
Loss on disposal of assets		63		20		—		106		189
Interest expense, net		173		179		163		179		694
Depreciation and amortization		865		984		1,596		1,400		4,845
State franchise tax expense		72		71		70		76		289

Adjusted EBITDA		10,163		10,121		10,076		10,909		41,269
Less:
Incremental external general and administrative expense		(500)		(500)		(500)		(500)		(2,000)
Cash interest expense		(173)		(179)		(163)		(179)		(694)
State franchise tax expense		(72)		(71)		(70)		(76)		(289)
Maintenance capital expenditures		(253)		(392)		(169)		(366)		(1,180)
Expansion capital expenditures		(207)		(142)		(11,696)		(353)		(12,398)
Add:
Capital contributions to fund expansion capital expenditures		207		142		11,696		353		12,398

Available cash		$9,165		$8,979		$9,174		$9,788		$37,106

Cash distributions:
Distributions to public common unitholders
Distributions to SHC and its affiliates—common units
Distributions to SHC and its affiliates—subordinated units
Total distributions	$		$		$		$		$

Excess (shortfall)	$		$		$		$		$

Percent of minimum quarterly distributions payable to common unitholders		%		%		%		%		%
Percent of minimum quarterly distributions payable to subordinated unitholders		%		%		%		%		%

 Estimated Available Cash for the Twelve Months Ending September 30, 2013

                  We forecast that our available cash during the twelve months ending September 30, 2013 will be approximately $44.5 million. This amount would be sufficient to pay the full minimum quarterly distribution of $            per unit on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. The assumed number of outstanding units upon which we have based our belief does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the completion of this offering.

                  We are providing this forecast to supplement our predecessor's historical and our pro forma financial statements in support of our belief that we will have sufficient available cash to pay the full minimum quarterly distribution on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. Please read "—Significant Forecast Assumptions" for further information as to the assumptions we have made for the forecast. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies and Estimates" for information regarding the accounting policies we have followed for the forecast.

                  Our forecast reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2013. We believe that we have a reasonable objective basis for these assumptions and that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our forecasted results are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common and subordinated units. The assumptions and estimates underlying the forecast are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from forecasted results, including, among others, the risks and uncertainties described in "Risk Factors." Accordingly, there can be no assurance that the forecast will be indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by us, the underwriters or any other person that the results contained in the forecast will be achieved.

                  As a matter of course, we do not make public forecasts as to future revenues, earnings or other results. The forecast was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, our expected future course of action and financial performance. However, this information is not necessarily indicative of future results.

                  Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to our forecast, nor have they expressed any opinion or any other form of assurance on our forecast or its achievability, and our independent auditors assume no responsibility for, and disclaim any association with, our forecast.

                  We do not undertake any obligation to release publicly any revisions or updates that we may make to the forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the date of this prospectus. In light of this, the statement that we believe that we will have sufficient available cash to allow us to pay the full minimum quarterly distribution on all of our common and subordinated units for each quarter in the twelve months ending September 30, 2013 should not be regarded as a representation by us, the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

                  The following table illustrates our estimated available cash for the twelve months ending September 30, 2013 and for each of the four quarters in the twelve months ending September 30, 2013.

	Quarter Ending												Twelve Months Ending
	December 31, 2012			March 31, 2013			June 30, 2013			September 30, 2013			September 30, 2013
	(in thousands, except per unit data)
Revenues:
Motor fuel sales		$1,040,565			$1,063,866			$1,099,380			$1,079,930		$4,283,741
Rental income		848			1,226			1,514			1,658		5,248
Other income(1)		1,340			1,350			1,350			1,355		5,397

Total revenues		1,042,754			1,066,443			1,102,244			1,082,944		4,294,385

Gross profit:
Motor fuel sales		12,630			12,931			13,286			13,126		51,973
Rental income		848			1,226			1,514			1,658		5,248
Other income(1)		965			732			954			977		3,629

Total gross profit		14,443			14,890			15,755			15,762		60,850

Operating expenses:
Selling, general and administrative(2)		3,131			3,002			3,052			3,181		12,366
Rent		268			268			268			268		1,070
Depreciation and amortization		1,498			1,785			2,109			2,135		7,527

Total operating expenses		4,897			5,055			5,429			5,583		20,963

Operating income		9,547			9,835			10,326			10,178		39,886
Interest expense, net(3)		396			440			535			587		1,958
State franchise tax expense, net of other income tax benefit(4)		72			89			36			57		254

Net income		9,079			9,306			9,755			9,534		37,674
Net income per common unit—basic and diluted(5)
Net income per subordinated unit—basic and diluted(5)
Adjustments to reconcile net income to estimated Adjusted EBITDA:
Add:
Non-cash stock compensation expense		147			147			147			147		589
Gain/loss on disposals													—
Interest expense, net(3)		396			440			535			587		1,958
Depreciation and amortization		1,498			1,785			2,109			2,135		7,527
State franchise tax expense, net of other income tax benefit(4)		72			89			36			57		254

Estimated Adjusted EBITDA(6)		11,192			11,767			12,583			12,461		48,003

Adjustments to reconcile estimated Adjusted EBITDA to estimated available cash:
Less:
Cash interest expense, net(3)		272			317			412			464		1,464
State franchise tax expense (cash)		72			74			79			79		304
Maintenance capital expenditures		425			425			425			425		1,700
Expansion capital expenditures(7)		500			19,400			22,100			500		42,500
Add:
Liquidation of U.S. Treasury or other investment grade securities to fund expansion capital expenditures(3)(7)		500			19,400			22,100			500		42,500

Estimated available cash		$10,423			$10,951			$11,667			$11,493		$44,534

Cash distributions:
Distributions to public common unitholders
Distributions to SHC and its affiliates—common units
Distributions to SHC and its affiliates—subordinated units

Total distributions at the minimum distribution rate

Excess (shortfall)	$			$			$			$			$

Percent of minimum quarterly distributions payable to common unitholders			%			%			%			%		%
Percent of minimum quarterly distributions payable to subordinated unitholders			%			%			%			%		%

(1)
Other income and other gross profit includes propane and lube oil sales, sales of rights to operate dealer locations and other miscellaneous non-motor fuel income sources.

(2)
Includes estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.0 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

(3)
We expect to incur $146.8 million of term loan borrowings under our new credit facility at the completion of this offering, which will be secured by an equal amount of U.S. Treasury or other investment grade securities we intend to purchase with a portion of the proceeds from this offering. We will finance our $42.5 million in expansion capital expenditures by selling $42.5 million of the U.S. Treasury or other investment grade securities that serve as collateral for our term loan. Immediately prior to selling these securities, in order to release them as collateral for our term loan, we will repay $42.5 million of borrowings under our term loan facility with an equivalent amount of borrowings under our new revolving credit facility. Interest expense and cash interest expense both reflect the interest expense incurred on our term loan borrowings, net of the interest income received on our U.S. Treasury or other investment grade securities, and our borrowings under our new revolving credit facility. Interest expense also includes interest expense on an existing mortgage note, net of interest income on notes receivable from dealers.

(4)
Includes the Texas franchise tax. Due to our status as a partnership, we will not be subject to U.S. federal income tax in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary is expected to own the 15 Stripes® convenience stores we have assumed we will purchase pursuant to sale and leaseback transactions from SHC during the forecast period and will receive rental income from SHC. However, we believe this rental income will be more than offset by depreciation and interest deductions associated with our purchase and ownership of these stores, resulting in a net federal tax benefit of $50,000 for the forecast period.

(5)
Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to our common and subordinated unitholders by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be                common units and                 subordinated units outstanding.

(6)
Adjusted EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Summary—Non-GAAP Financial Measure."

(7)
Our expansion capital expenditures include an estimated $40.5 million that we expect to pay to SHC to purchase 15 stores in 2013 pursuant to our sale-leaseback option in the omnibus agreement.

Significant Forecast Assumptions

              The forecast has been prepared by and is the responsibility of our management. Our forecast reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the forecast period. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations. We believe we have a reasonable objective basis for these assumptions. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results, and those differences could be material. If our forecast is not achieved, we may not be able to pay cash distributions on our common units at the minimum distribution rate or at all.

General Considerations and Risks

  •
  The volume of motor fuel delivered is the primary factor that will influence whether the amount of cash available for distribution for the twelve months ending September 30, 2013 is above or below our forecast.

  •
  Our total volume of fuel sold can be impacted by material changes to prices paid by consumers at the pump. While our overall and average per-store volumes have grown consistently over time, significant increases in fuel prices or significant economic contraction in the areas in which we operate could materially and adversely impact the volumes of motor fuel we sell. A 10% decline in our estimated volumes distributed to each of our customers on a pro rata basis for the twelve months ending September 30, 2013 would result in a decline of approximately $5 million in Adjusted EBITDA and available cash for the forecast period, assuming motor fuel prices and all other variables are held constant.

  •
  Because our motor fuel distribution business is primarily a fee-based business, the overall level of motor fuel prices has a limited effect on our gross profit per gallon. The profit margin we earn on gallons we sell to SHC is fixed under the SHC Distribution Contract, while the profit margin we earn on gallons sold to third parties can vary with the cost of fuel. We estimate that if our projected average motor fuel cost of $2.86 per gallon (excluding transportation costs and excise taxes) for the twelve months ending September 30, 2013 increased or decreased by $0.10, this would result in an approximate $300,000 increase or decrease in Adjusted EBITDA and available cash for the forecast period, assuming no changes to estimated volumes for the forecast period. Although we have not assumed any changes in volumes for purposes of this sensitivity analysis, we believe demand for motor fuel would decrease if there were a material increase in the price of motor fuel and the negative impact to our volumes would partially or completely offset the positive impact on our margins. Please read "Risk Factors—Risks Inherent in Our Business—Our financial condition and results of operations are influenced by changes in the prices of motor fuel, which may adversely impact our margins, our customers' financial condition, the availability of trade credit, as well as the amount of borrowing available for working capital under our credit agreement."

Revenues and Gross Profit

              We forecast that our total revenues and gross profit for the twelve months ending September 30, 2013, or the "forecast period," will be $4.3 billion and $60.9 million, respectively, as compared to $4.1 billion and $53.0 million, respectively, on a pro forma basis for the twelve months ended March 31, 2012, or the "base period." We estimate that we will distribute 1.5 billion gallons of motor fuel for the forecast period, as compared to 1.4 billion gallons we distributed for the base period. We anticipate that the profit margin per gallon of motor fuel we distribute will be similar during the forecast period to the profit margin we would have earned on a pro forma basis during the base period. Our revenue forecast is based primarily on the following assumptions:

    Motor Fuel Revenues and Gross Profit

  •
  Revenues and Gross Profit from Fuel Sales to SHC.  Based on our volume and cost per gallon estimates for the forecast period and our fixed profit margin on fuel sales to SHC under the SHC Distribution Contract, we forecast that our motor fuel distribution revenues and gross profit from fuel sales to SHC will be $2.9 billion and $30.0 million, respectively, for the forecast period, as compared to $2.7 billion and $27.6 million, respectively, on a pro forma basis for the base period.

  •
  Volumes to SHC.  We estimate that we will distribute 1.0 billion gallons of motor fuel to SHC during the forecast period, as compared to the 920 million gallons we distributed to SHC on a pro forma basis for the base period. This volume estimate is based on the following assumptions:

  •
  We will distribute motor fuel to a monthly weighted average of 560 Stripes® convenience stores and 84 consignment locations during the forecast period, as compared to a monthly weighted average of 531 Stripes® convenience stores and 85 consignment locations during the base period. The average number of Stripes® convenience stores for the forecast period takes into account (i) the stores that SHC expects to have completed prior to the completion of this offering and (ii) assumes that we will exercise our option on 15 new stores built during the forecast period. Pursuant to the provisions of the omnibus agreement, we have assumed that we will distribute motor fuel to all of these additional stores at a fixed three cent per gallon profit margin. Our forecast does not reflect an incremental 10.4 million gallons that we expect to distribute during the forecast period to other newly constructed Stripes® convenience stores we expect to be completed in 2013 based on SHC's announced new store construction plan. Under the omnibus agreement, we will negotiate with SHC to determine the rate at which we distribute motor fuel to these additional new stores. See "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

  •
  Annual volumes per Stripes® convenience store will grow by approximately 5.0% to 1.59 million gallons per store during the forecast period, as compared to 1.51 million gallons per store during the base period, which is consistent with our historical per Stripes® convenience store growth trends. Historical volume growth per Stripes® convenience store averaged 5.8% for the quarter ended March 31, 2012, 4.9% for fiscal 2011 and 3.8% per year from January 1, 2006 through March 31, 2012. In recent years, SHC has been focused on the construction of large format stores, which generally sell higher volumes of motor fuel as compared to older, smaller stores, increasing average annual per-store growth. SHC expects to continue construction of these large format stores in 2012 and 2013.

  •
  Volumes per consignment location will be equal to the consignment volumes distributed during the base period, which is consistent with our predecessor's historical trends.

  •
  Commodity Prices.  We have assumed that our average weighted cost to purchase each gallon of motor fuel sold during the forecast period will be $2.86 per gallon, which was derived by adjusting our average cost of $2.88 per gallon of motor fuel sold for fiscal 2011 to reflect the estimated forecast period volume mix by customer group.

    •
    Profit Margin from Sales to SHC.  Our profit margin on sales to SHC is fixed at three cents per gallon under the SHC Distribution Contract. We have added the fixed profit margin set forth in the SHC Distribution Contract to the average cost per gallon to calculate our assumed revenue per gallon of motor fuel sold. Because we receive a fixed fee for all volumes distributed to SHC, the overall level of motor fuel prices has no direct effect on our profit margin per gallon of motor fuel sold to SHC.

  •
  Revenues and Gross Profit from Fuel Sales to Third Parties.  Based on our volume and cost estimates for the forecast period, we forecast that our motor fuel distribution revenues and gross profit from fuel sales to third parties will be $1.4 billion and $21.9 million, respectively, for the forecast period, as compared to $1.3 billion and $19.4 million, respectively, on a pro forma basis for the base period.

  •
  Volumes to Third Parties.  We estimate that we will distribute 481 million gallons of motor fuel to third-party dealers and commercial customers during the forecast period, compared to the 433 million gallons we distributed to third-party dealers and commercial customers for the base period. In calculating our estimated third party gallons for the forecast period, we have assumed (i) that 25 net dealer locations will be added, based on 35 new dealer locations added, and the closure of ten of our smaller locations, during the forecast period, as compared to our historic average of 40 net dealer additions per year over the last five years; (ii) annualized volumes for the 121 dealer supply contracts acquired from Community Fuels of Texas, LP in October 2011 based on average monthly volumes for such sites since the acquisition; (iii) that there will be a slight decline in volumes distributed per existing dealer location for the forecast period as compared to the base period based on historical trends in dealer volumes and (iv) that volumes to our commercial customers will be similar to those distributed during the base period.

  •
  Commodity Prices.  We have assumed that our average weighted cost to purchase each gallon of motor fuel sold during the forecast period will be $2.86 per gallon, which was derived by adjusting our average cost of $2.88 per gallon of motor fuel sold for fiscal 2011 to reflect the estimated forecast period volume mix by customer group.

  •
  Profit Margin from Sales to Third Parties.  The profit margin we earn on gallons sold to our dealers and other third parties can vary with the cost of fuel. We have assumed that our profit margin per gallon of motor fuel sold to third parties will be 4.5 cents per gallon for the forecast period, which is consistent with our pro forma average profit margin per gallon to third parties for both fiscal 2011 and for the base period and consistent with our commodity price assumptions for the forecast period.

    Rental Income Revenues and Rent Expense

  •
  Rental Income from SHC.  We have not historically received any rental income from SHC. We estimate that we will receive $1.9 million in rental income from SHC during the forecast period, based on the assumption that we will exercise our option to purchase each of the 15 Stripes® convenience stores included in the first annual option period, all of which are expected to be purchased prior to May 2013, in each case at the cost set forth in our capital expenditure assumptions below. We have also assumed that we will receive rental income at an annual rate of 8% of the purchase price on such stores as set forth in the omnibus agreement. Our projected rental income only reflects rental income for the portion of the forecast period after the applicable option exercise date and does not reflect the annualized rental income. We estimate that annualized rental income for these 15 stores would be approximately $3.2 million. For a more detailed description of the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

  •
  Taxes on Rental Income from SHC.  Our subsidiary that is treated as a corporation for U.S. federal income tax purposes is expected to own the 15 Stripes® convenience stores we have assumed we will purchase pursuant to sale and leaseback transactions with SHC during the forecast period and will be subject to federal income tax on rental income received from SHC. However, we believe that the estimated rental income from SHC for the forecast period will be more than offset by depreciation and interest deductions associated with our purchase and ownership of these stores, resulting in a net federal tax benefit of $50,000 for the forecast period.

  •
  Rental Income from Third Parties.  We estimate that our rental income from third parties will be $3.4 million during the forecast period, which is the same as it would have been on a pro forma basis during the base period. This estimated rental income is based primarily on the expectation that we will lease or sublease the same 54 sites to third parties during the forecast period on the same terms as we leased to third parties during the first quarter of 2012.

  •
  Rental Expense Related to Certain Properties Subleased to Third Parties.  Twelve of the 54 sites referenced above are properties that we lease from third parties and then subsequently sublease to other third parties. We forecast that our rental expense associated with leasing these 12 sites will be $1.1 million during the forecast period, which is comparable with the rent expense during the base period.

    Other Income and Other Gross Profit.

              Other income and other gross profit includes propane and lube oil sales, sale of rights to operate dealer locations and other miscellaneous non-fuel income sources. We forecast other income and gross profit for the forecast period of $5.4 million and $3.6 million, respectively, compared to $4.7 million and $2.6 million, respectively, for the base period. The forecast for other gross profit was developed based on recent operating trends, which include increased activity in our propane and lube oil business and a full year impact related to the dealer supply contracts acquired in late 2011.

Selling, General and Administrative Expenses

              We estimate that selling, general and administrative ("SG&A") expenses for the forecast period will be approximately $12.4 million, compared to $11.4 million on a pro forma basis for the base period. Our forecast for SG&A expense was developed by reference to our SG&A expense to date in 2012 and during the base period, on a pro forma basis, excluding certain non-recurring or unusually large items. These items included approximately $0.7 million of incremental bonus and 401(k) discretionary match expense that reflected the significant above-target performance of our predecessor for 2011, approximately $200,000 of certain public company expenses of SHC that were allocated to our predecessor in the base period that we do not expect to be allocated in the future and a $200,000 loss on disposal of assets that we do not expect to recur. Estimated corporate overhead costs to manage our business and SHC's business for the forecast period are allocated based on a percentage of time we estimate the employees of our general partner or SHC will devote to the operation of our business. Our forecast also reflects the approximately $2.0 million of incremental SG&A expenses that we expect to incur as a result of being a publicly traded partnership, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

Depreciation and Amortization

              We estimate that depreciation and amortization will increase to $7.5 million for the forecast period compared to pro forma $4.8 million for the base period. Forecasted depreciation and amortization expense reflects management's estimates, which are based on consistent average depreciable asset lives and depreciation methodologies, taking into account forecasted capital expenditures described below, including the purchase of 15 Stripes® convenience stores for $40.5 million pursuant to the exercise of our sale and leaseback option. We have assumed that the average depreciable asset lives are 40 years for buildings and seven years for equipment.

Capital Expenditures

              We estimate that total capital expenditures for the forecast period will be approximately $44.2 million, as compared to $13.6 million for the base period.

  •
  Expansion capital expenditures are projected to be approximately $42.5 million for the forecast period. These expenditures include an estimated $40.5 million that we expect to pay to SHC to purchase 15 stores during 2013 pursuant to our sale and leaseback option, based on SHC's current average construction cost of $2.7 million per store, excluding costs for equipment retained by SHC. We expect to exercise our option with respect to each of the 15 stores included in the first annual option period, and each of those exercised stores and associated fuel volumes will be immediately added to the SHC Distribution Contract at that time. Expansion capital expenditures also include $2.0 million, primarily to invest in new third-party fuel distribution agreements or real estate associated with acquisitions. Although we may make significant acquisitions during the forecast period, our forecast does not reflect any multi-unit acquisitions by us or SHC.

  •
  Maintenance capital expenditures are projected to be approximately $1.7 million for the forecast period, as compared to $1.2 million for the base period. Maintenance capital expenditures are incurred primarily to renew existing fuel distribution contracts, to maintain the real estate we lease to third-party dealers in leaseable condition, or to replace equipment required to operate our existing business. The increase of $0.5 million in projected maintenance capital expenditures for the forecast period as compared to the base period is due to an expected increase in the number of distribution contract renewals during the forecast period as compared to the base period and conservative estimates of the costs to renew such contracts. We do not expect to incur any maintenance expense on Stripes® convenience stores leased to SHC because under the form of lease SHC will be responsible for all maintenance, taxes and environmental costs on such stores.

Financing

              We estimate that interest expense will be approximately $2.0 million for the forecast period as compared to $0.7 million for the base period. Our interest expense is based on the following financing assumptions:

  •
  $146.8 million of proceeds from this offering will be invested in U.S. treasury or other investment grade securities.

  •
  Our debt levels during the forecast period will not exceed $147.9 million. $146.8 million will initially be drawn under our term loan facility. Our revolving credit facility will be undrawn at the completion of this offering.

  •
  Borrowings under our term loan facility will bear an average interest rate of approximately 0.25%, net of interest earned on the $146.8 million of U.S. Treasury or other investment grade securities pledged to secure the term loan.

  •
  We will finance our $42.5 million in expansion capital expenditures by selling $42.5 million of U.S. Treasury or other investment grade securities.

  •
  Immediately prior to selling such securities, we will repay $42.5 million of borrowings under our term loan facility with an equivalent amount of borrowings under our new revolving credit facility.

  •
  The borrowings under our revolving credit facility will bear an average interest rate of 2.58%. This rate is based on a current forecast of LIBOR for the forecast period plus a margin.

  •
  Net interest expense also includes existing interest expense on mortgage debt, net of interest income on notes receivable from dealers and non-cash amortization of loan fees on our new secured term loan and revolving credit facilities.

Regulatory, Industry and Economic Factors

              Our estimated results of operations for the forecast period are based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, SHC, dealers or our commercial customers;

  •
  no new federal, state or local regulation, or interpretation of existing regulation, of the portions of the motor fuels industry in which we operate that in either case will be materially adverse to our business or our customers' or suppliers' businesses;

  •
  no material adverse effects to our business, industry or our customers' or suppliers' businesses on account of natural disasters;

  •
  no material adverse change resulting from supply disruptions or reduced demand for motor fuels; and

  •
  no material adverse changes in market, regulatory and overall economic conditions.

              Actual results could vary significantly from the foregoing assumptions. Please read "Risk Factors—Risks Inherent in Our Business—The assumptions underlying our forecast of our available cash included in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our available cash for distribution to differ materially from our estimates."

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

              Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

              Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                         , 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the completion of the offering through                        , 2012 based on the actual length of that period.

Definition of Available Cash

              Available cash, for any quarter, generally consists of all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments or other agreements or any other obligation; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for the payment of distributions unless it determines that the establishment of such reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

              The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement with the intent to repay such borrowings within twelve months from sources other than additional working capital borrowings, and that are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

              We intend to distribute to the holders of common and subordinated units at least the minimum quarterly distribution of $            per unit, or $            on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights

              Initially, our general partner will own a 0.0% non-economic general partner interest. SHC will initially hold our incentive distribution rights, which will entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $            per unit per quarter. The maximum distribution of 50.0% does not include any distributions that SHC may receive on any limited partner units that it owns.

Operating Surplus and Capital Surplus

General

              All cash distributed to unitholders will be characterized as being paid from either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights. For purposes of determining whether a distribution is made from operating surplus, all distributions paid in kind will be treated as having been made in cash.

Operating Surplus

              We define operating surplus as:

  •
  $             million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below); plus

  •
  working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for that period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any loss realized on the disposition of an investment capital expenditure.

              As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $             million that will enable us, if we choose, to distribute as operating surplus up to that amount of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to that amount of cash that we receive from non-operating sources.

              The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

              We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) payments made in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such contract), compensation of officers, directors and employees of our general partner, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests (other than repurchases to fund obligations under employee benefit plans) or reimbursements of our general partner for such purchases.

Interim Capital Transactions

              We define cash from interim capital transactions to include proceeds from:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Capital Surplus

              Capital surplus is defined as any distribution of available cash in excess of our operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus.

Characterization of Cash Distributions

              Our partnership agreement requires that we treat all available cash distributed by us as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes a basket of $             million, and therefore does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, this provision will enable us, if we choose, to distribute as operating surplus up to that amount of cash we receive in the future from interim capital transactions that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

              Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes or renew existing distribution contracts or maintain our real estate leased to third-party dealers in leaseable condition. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or any portion of the construction or development of a replacement asset that are paid in respect of the period that begins when we enter into a binding obligation to commence construction or development of a replacement asset and ending on the earlier to occur of the date that such replacement asset commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

              Expansion capital expenditures are capital expenditures made to increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new properties or equipment, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of a capital improvement paid in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of date such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

              Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or the development of assets that are in excess of those needed for the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

              As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, acquisition or development of a capital improvement during the period that begins when we enter into a binding obligation to commence construction, acquisition or development of a capital improvement and ending on the earlier to occur of the date such capital improvement commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on the disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

              Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordinated Units

General

              Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $            per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient available cash from operating surplus to pay the minimum quarterly distribution on the common units. SHC will initially own, directly or indirectly, all of our subordinated units.

Subordination Period

              Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after a distribution to unitholders has been made in respect of any quarter, beginning with the quarter ending on or after                                    , 2015, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the annualized minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common and subordinated units during those periods on a fully diluted, weighted-average basis; and

  •
  there are no arrearages in the payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

              Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after a distribution to unitholders has been made in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted, weighted-average basis and (ii) the distributions made on the incentive distribution rights; and

  •
  there are no arrearages in the payment of the minimum quarterly distribution on the common units.

              In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Effect of Expiration of the Subordination Period

              When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

              Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net changes in working capital borrowings and net changes in reserves of cash established in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period (excluding any amount attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

              Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

              Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

General Partner Interest

              Our general partner owns a 0.0% non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us, and will be entitled to receive distributions on such interests.

Incentive Distribution Rights

              Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Upon the closing of this offering, SHC will hold all of our incentive distribution rights, but may transfer these rights, subject to the restrictions set forth in the partnership agreement.

              The following discussion assumes that there are no arrearages on the common units and that SHC continues to own the incentive distribution rights.

              If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in the payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and SHC (in its capacity as the holder of our incentive distribution rights) in the following manner:

  •
  first, to all common unitholders and subordinated unitholders, pro rata, until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

Percentage Allocations of Available Cash From Operating Surplus

              The following table illustrates the percentage allocations of available cash from operating surplus between our unitholders and SHC (in its capacity as the holder of our incentive distribution rights) based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of SHC (in its capacity as the holder of our incentive distribution rights) and our unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution

Per Common Unit and Subordinated Unit." The percentage interests shown for our unitholders and SHC (in its capacity as the holder of our incentive distribution rights) for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for SHC (in its capacity as the holder of our incentive distribution rights) assume that SHC has not transferred its incentive distribution rights and that there are no arrearages on common units.

			Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Common Unit and Subordinated Unit		Unitholders	SHC (in its Capacity as the Holder of Our Incentive Distribution Rights)
Minimum Quarterly Distribution	$		100.0%	—
First Target Distribution	above $	up to $	100.0%	—
Second Target Distribution	above $	up to $	85.0%	15.0%
Third Target Distribution	above $	up to $	75.0%	25.0%
Thereafter	above $		50.0%	50.0%

SHC's Right to Reset Incentive Distribution Levels

              SHC, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to SHC would be based. If SHC transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that SHC holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of the board of directors of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four most recently completed fiscal quarters (and the amount of each such distribution did not exceed adjusted operating surplus for such quarter). The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to SHC.

              In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by SHC of incentive distribution payments based on the target distributions prior to the reset, SHC will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average of the cash distributions related to the incentive distribution rights received by SHC for the two quarters prior to the reset event as compared to the average of the cash distributions per common unit during this period.

              The number of common units that SHC would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average of the aggregate cash distributions received by SHC in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the cash distributed per common unit during each of these two quarters.

              Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average of the cash distributions per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, to all unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

              The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and SHC (in its capacity as the holder of our incentive distribution rights) at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average of the quarterly cash distributions per common unit during the two fiscal quarters immediately preceding the reset election was $            .

			Marginal Percentage Interest in Distributions
	Quarterly Distribution Per Unit Prior to Reset		Unitholders	SHC (in its Capacity as the Holder of Our Incentive Distribution Rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$		100.0%	—	$ (1)
First Target Distribution	above $	up to $	100.0%	—	above $ (1) up to $ (2)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $ (2) up to $ (3)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $ (3) up to $ (4)
Thereafter	above $		50.0%	50.0%	above $ (4)

(1)
This amount is equal to the hypothetical reset minimum quarterly distribution.

(2)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(4)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and SHC (in its capacity as the holder of our incentive distribution rights), based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be common units outstanding, and the average of the cash distributions made on each common unit for the two quarters prior to the reset would be $            .

Cash Distributions to SHC (in Its Capacity as the Holder of Our Incentive Distribution Rights) Prior to Reset
Cash Distributions to Common Unitholders Prior to Reset
	Quarterly Distribution Per Unit Prior to Reset			Incentive Distribution Rights		Total	Total Distributions
Minimum Quarterly Distribution	$		$		$—	$	$
First Target Distribution	above $	up to $			—
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $
Thereafter	above $

			$	$		$	$

              The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and SHC (in its capacity as the holder of our incentive distribution rights), with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be                         common units outstanding, and the average distribution to each common unit would be $            . The number of common units to be issued to SHC (in its capacity as the holder of our incentive distribution rights) upon the reset was calculated by dividing (1) the average of the aggregate cash distributions received by SHC (in its capacity as the holder of our incentive distribution rights) for the two quarters prior to the reset as shown in the table above, or $             million, by (2) the average of the cash distributions made on each common unit for the two quarters prior to the reset as shown in the table above, or $            .

Cash Distributions to General Partner After Reset
Cash Distributions to Common Unitholders After Reset
	Quarterly Distribution Per Unit After Reset				New Common Units		Incentive Distribution Rights	Total		Total Distributions
Minimum Quarterly Distribution	$		$		$		$—	$		$
First Target Distribution	above $	up to $		—		—	—		—		—
Second Target Distribution	above $	up to $		—		—	—		—		—
Third Target Distribution	above $	up to $		—		—	—		—		—
Thereafter	above $			—		—	—		—		—

			$		$		$—	$		$

              SHC will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

 Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

              Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to all unitholders, pro rata, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

              The preceding paragraph assumes that we do not issue additional classes of equity interests.

Effect of a Distribution From Capital Surplus

              Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for SHC (in its capacity as the holder of our incentive distribution rights) to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

              Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we will then make all future distributions from operating surplus, with 50.0% being paid to our unitholders and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights). The percentage interest shown for SHC assumes that SHC has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

              In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  the number of common units into which a subordinated unit is convertible.

              For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, each target distribution level and the unrecovered initial unit price would be reduced to 50.0% of its initial level, and each subordinated unit would be convertible into two subordinated units. Our partnership agreement provides that we will not make any adjustment by reason of the issuance of additional units for cash or property.

              In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of the general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter) and the denominator of which is the sum of available cash for that quarter before any adjustment for estimated taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

              If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

              The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

              The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to our partners in the following manner:

  •
  first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fourth, 85.0% to all unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to SHC (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence;

  •
  fifth, 75.0% to all unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights), until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to SHC (in its capacity as the holder of our incentive distribution rights) for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to SHC (in its capacity as the holder of our incentive distribution rights).

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

              We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

              If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our unitholders in the following manner:

  •
  first, to holders of subordinated units in proportion to the positive balances in their capital accounts and until the capital accounts of the subordinated unitholders have been reduced to zero; and

  •
  thereafter, to the holders of common units in proportion to the positive balances in their capital accounts until the capital accounts of the common unitholders have been reduced to zero.

              If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

              We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

              We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL FINANCIAL DATA

              The following table shows selected historical financial data of Susser Petroleum Company LLC, the predecessor for accounting purposes for the periods and as of the dates indicated. The selected historical financial data of the predecessor as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from the audited consolidated financial statements of the predecessor appearing elsewhere in this prospectus. The selected historical financial data of the predecessor as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 are derived from the unaudited consolidated financial statements of the predecessor not appearing elsewhere in this prospectus. The selected historical financial data of the predecessor as of March 31, 2012 and for the three months ended March 31, 2011 and March 31, 2012 are derived from the unaudited consolidated historical financial statements of the predecessor appearing elsewhere in this prospectus.

              Our assets have historically been a part of the integrated operations of SHC, and the predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in the predecessor's historical consolidated financial statements relate only to gross profit received from third parties for our wholesale distribution services. In addition, the predecessor's results of operations included results from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, the predecessor provides and controls motor fuel inventory and retail price at the site and received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location, instead of the fixed profit margin per gallon that we will receive for fuel supplied to SHC for existing consignment locations. For this reason, as well as the other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting the Comparability of Our Financial Results," our future results of operations will not be comparable to the predecessor's historical results of operations.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical and pro forma consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business—Our Relationship with Susser Holdings Corporation."

	Predecessor Historical
	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)					(unaudited)
Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$1,046,808	$1,323,494	$875,891	$1,094,273	$1,549,143	$336,361	$438,801
Motor fuel sales to affiliates	911,388	1,571,810	1,205,890	1,578,653	2,257,788	512,358	630,443
Rental income	3,666	3,676	4,245	5,351	5,467	1,370	1,363
Other income	4,793	5,254	7,462	5,515	7,980	1,641	2,046

Total revenues	1,966,655	2,904,234	2,093,488	2,683,792	3,820,378	851,730	1,072,653
Gross profit:
Motor fuel sales to third parties	25,229	29,844	20,584	26,065	31,217	6,217	7,112
Motor fuel sales to affiliates	—	—	—	—	—	—	—
Rental income	3,666	3,676	4,245	5,351	5,467	1,370	1,363
Other	3,151	4,506	7,501	4,683	6,339	1,248	1,408

Total gross profit	32,046	38,026	32,330	36,099	43,023	8,835	9,883

	Predecessor Historical
	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)					(unaudited)
Operating expenses:
General and administrative	7,850	9,286	7,593	8,480	10,559	2,315	2,649
Other operating	3,907	4,220	4,728	4,229	4,870	1,143	1,435
Rent	1,040	1,039	1,578	3,797	4,322	1,090	1,070
Loss (gain) on disposal of assets	(201)	(66)	(6)	86	221	91	111
Depreciation, amortization and accretion	4,311	4,423	4,901	4,771	6,090	1,189	1,884

Total operating expenses	16,907	18,902	18,794	21,363	26,062	5,828	7,149

Income from operations	15,139	19,124	13,536	14,736	16,961	3,007	2,734
Other expense (income):
Interest expense, net	(25)	29	191	284	324	77	87

Income before income taxes	15,164	19,095	13,345	14,452	16,637	2,930	2,647
Income tax expense	5,594	6,874	4,831	5,236	6,039	1,069	972

Net income	$9,570	$12,221	$8,514	$9,216	$10,598	$1,861	$1,675

Cash Flow Data:
Net cash provided by (used in):
Operating activities			9,833	17,469	14,263	(2,676)	878
Investing activities			(11,356)	(13,897)	(19,153)	(1,970)	(1,188)
Financing activities			331	731	381	(100)	72

	Predecessor Historical
	As of December 31,					As of March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands) (unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$793	$1,638	$446	$4,749	$240	$3	$2
Property and equipment, net	48,067	47,969	47,602	35,247	39,049	35,373	38,987
Total assets	164,380	158,673	192,857	202,587	231,316	229,607	256,167
Total liabilities	89,116	71,188	96,858	97,372	115,503	122,530	138,679
Total unitholder's equity	75,264	87,485	95,999	105,215	115,813	107,077	117,488

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion analyzes the historical financial condition and results of operations of Susser Petroleum Company LLC, our predecessor for accounting purposes, before the impact of pro forma adjustments related to the formation transactions, our entry into our new credit facility, our entry into the SHC Distribution Contract and the SHC Transportation Contract, the completion of this offering and the application of proceeds from this offering. This discussion also analyzes our pro forma revenue and gross profit demonstrating the pro forma impact of the SHC Distribution Contract on our predecessor's historical results of operations. You should read the following discussion of the historical financial condition and results of operations of our predecessor in conjunction with the historical financial statements and accompanying notes of our predecessor and the pro forma condensed financial statements for Susser Petroleum Partners LP included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from statements we make. Please read "Forward-Looking Statements." Factors that could cause actual results to differ include those risks and uncertainties that are discussed in "Risk Factors."

Overview

              We are a growth-oriented Delaware limited partnership formed by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates over 540 retail convenience stores under its proprietary Stripes® convenience store brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $51.2 million, pro forma Adjusted EBITDA of approximately $40.0 million, and pro forma net income of approximately $34.0 million. Sales to SHC would have accounted for approximately 53% of our pro forma gross profit for that period. Please read "Summary—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Wholesale Motor Fuel Distribution

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

  •
  Stripes® convenience stores, pursuant to the SHC Distribution Contract;

  •
  over 80 independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

  •
  over 480 convenience stores and fueling stations operated by independent operators, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

              We distribute Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other, smaller wholesale distributors in our markets. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil.

Real Estate

              In addition to revenues earned in our wholesale motor fuel distribution business, we also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. Our predecessor earned rental income from third parties with respect to 85 properties during 2011. We expect that 54 properties will be contributed to us in connection with this offering, most of which are located in Texas. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase and lease back to SHC a total of 75 new or recently constructed Stripes® convenience stores on specified terms set forth in a lease agreement for an initial lease term of 15 years. Furthermore, each store that we purchase and lease back to SHC pursuant to the 75 store option or otherwise will be added to the SHC Distribution Contract, and we will be the exclusive distributor of motor fuel to the store for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase and lease convenience store properties to SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

Our Predecessor, Susser Petroleum Company LLC

              Susser Petroleum Company LLC, a wholly owned subsidiary of SHC, is our predecessor for accounting purposes. Our predecessor previously conducted SHC's wholesale motor fuel distribution business, substantially all of which will be contributed to us in connection with this offering. Our predecessor will retain contracts and assets relating to consignment locations and motor fuel transportation services, as well as certain convenience store properties. Our pro forma financial statements included elsewhere in this prospectus reflect the financial impact of SHC's retention of such assets and operations.

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties.

How We Evaluate and Assess Our Business

              Our management uses a variety of financial measurements to analyze our performance. Key measures we use to evaluate and assess our business include the following:

  •
  Motor fuel gallons sold.  One of the primary drivers of our business is the total volume of motor fuel sold. Our long-term fuel distribution contracts with our customers, including SHC, typically provide that we will distribute motor fuel at a fixed, volume-based profit margin. As a result, our gross profit is directly tied to the volume of motor fuel that we distribute.

  •
  Gross profit per gallon.  Gross profit per gallon reflects the gross profit on motor fuel divided by the number of gallons sold, which we typically express in terms of cents per gallon. Historically, sales of motor fuel to SHC's retail convenience stores have been at cost and therefore, our predecessor earned profits only on gallons sold to third parties. Pursuant to the SHC Distribution Contract, we will receive a fixed profit margin per gallon on all of the motor fuel we distribute to Stripes® convenience stores and to SHC's consignment locations.

    The financial impact of this fee if it had been generated on our historical volumes sold is reflected in our pro forma financial statements included elsewhere in this prospectus. Our gross profit cents per gallon varies among our third-party customers and is impacted by the availability of certain discounts and rebates from our suppliers. Pursuant to the SHC Transportation Contract, SHC will arrange for motor fuel to be delivered from our suppliers to our customers, with the costs being passed entirely along to our customers. As a result, our cost to purchase fuel and any transportation costs that we incur are generally passed through to our customers, and therefore, do not have a substantial impact on our gross profit cents per gallon.

  •
  Adjusted EBITDA.  We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion, as further adjusted to exclude allocated non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as the gain or loss on disposal of assets.

    We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

    •
    securities analysts and other interested parties use Adjusted EBITDA as a measure of financial performance and debt service capabilities;

    •
    it facilitates management's ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our wholesale motor fuel distribution operations; and

    •
    it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

    This measure is not calculated or presented in accordance with GAAP. The GAAP measures most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA should not be considered as an alternative to GAAP net income; it has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

    For a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

Factors Impacting the Comparability of Our Financial Results

              Our future results of operations may not be comparable to our predecessor's historical results of operations for the following reasons:

  •
  Revenues and Gross Profit.  Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC without any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to the profit margin received from third parties for our wholesale distribution services and from consignment contracts that will be retained by SHC following the completion of this offering. At these consignment locations, our predecessor provided and controlled motor fuel inventory and price at the site and received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location. As a result, the gross profit received from consignment locations by our predecessor varied in a similar manner to retail fuel margins per gallon, which are driven by changes in fuel prices, competitive dynamics of the market, and other factors. In connection with this offering, the SHC Distribution Contract, a ten-year fuel distribution agreement with certain wholly owned subsidiaries of SHC, will be contributed to us, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost, including tax and transportation costs, plus a fixed profit margin. Based on historical volumes distributed to SHC, and after giving pro forma effect to the SHC Distribution Contract, for the twelve months ended March 31, 2012, we would have derived approximately $27.6 million in gross profit from sales to SHC. Our pro forma gross profit cents per gallon for the year ended December 31, 2011 was 3.5 cents per gallon as compared to the average rate of 2.4 cents per gallon for our predecessor for the same period, primarily as a result of (i) the fixed profit margin of three cents per gallon that we would have earned on the motor fuel distributed to Stripes® convenience stores pursuant to the SHC Distribution Contract instead of no margin historically received by our predecessor and (ii) the fixed profit margin that we would have received on all volumes sold to consignment locations under the SHC Distribution Contract instead of the variable and higher margin received by our predecessor under consignment contracts. For a discussion of the pro forma impact of the SHC Distribution Contract on revenue and gross profit, please read "—Pro Forma Results of Operations."

  •
  General and Administrative Expenses.  Our predecessor's general and administrative expenses included direct charges for the management and operation of our wholesale business and certain expenses allocated by SHC for general corporate services, such as finance, internal audit and legal services. These expenses were charged or allocated to our predecessor based on the nature of the expenses and our predecessor's proportionate share of employee time and headcount. Following the closing of this offering, SHC will continue to charge us directly for the management and operation of our wholesale business. However, we will no longer bear an expense allocation for general and administrative expenses related to the retained consignment contracts and transportation business. We also expect to incur additional personnel and related costs and incremental external general and administrative expenses of approximately $2.0 million annually as a result of being a publicly traded partnership, consisting of costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation. These additional personnel and related costs and incremental external general and administrative expenses are not reflected in our historical or our pro forma financial statements.

  •
  Financing.  There are differences in the way we will finance our operations going forward as compared to the way our predecessor financed its operations. Historically, our predecessor's operations were financed as part of SHC's integrated operations and our predecessor did not record any separate costs associated with financing its operations. Additionally, our predecessor largely relied on internally generated cash flows to satisfy its capital expenditure requirements. Following the closing of this offering, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund future capital expenditures primarily from the sale of U.S. Treasury or other investment grade securities, external sources, including borrowings under our revolving credit facility and issuances of equity and debt securities. In connection with the closing of this offering, we expect to enter into a            -year, $             million credit facility, consisting of up to a $             million revolving credit facility, and up to a $             million term loan facility. We expect that the revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures and acquisitions.

  •
  Taxes.  Historically, our predecessor's wholesale distribution business has been included in SHC's U.S. federal and state tax returns. SHC's tax obligations have historically been based upon all of its wholesale and retail operations combined, and accordingly, its tax model is not necessarily reflective of the tax model for the wholesale distribution business on a stand-alone basis. Furthermore, due to our status as a partnership, we will not be subject to U.S. federal income tax and certain state income taxes in the future, except for our subsidiary that is treated as a corporation for U.S. federal income tax purposes. This subsidiary does not presently have any operations, but is expected to own all stores purchased pursuant to sale and leaseback transactions with SHC and receive rental income from SHC and, as a result, will be subject to federal income tax on rental income received from SHC. However, in the near term, we believe any rental income we receive from SHC will be more than offset by depreciation and interest deductions associated with our purchase and ownership of any Stripes® convenience stores. In addition, we will continue to be subject to the Texas franchise tax, which is based on taxable margin generated by our Texas operations.

Market and Industry Trends and Outlook

              We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. We have based our expectations described below on assumptions made by us and on the basis of information currently available to us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read "Risk Factors" for additional information about the risks associated with purchasing our common units.

Regional Trends

              The majority of our fuel distribution business is conducted in Texas. The economy in Texas continues to fare better than many other parts of the nation, partly as a result of a relatively stable housing market and strong population growth and job creation. In 2011, Texas ranked first in the United States for job growth according to the U.S. Bureau of Labor Statistics and first in the United States for population growth for the ten-year period ended 2010 as reflected in the 2010 census report. Furthermore, according to a report issued by the Texas Comptroller of Public Accounts, the population in our South Texas markets, in which the majority of our distribution customers are located, is growing faster than the population of the state as a whole. We also believe the significant expansion of oil and gas development in the Eagle Ford Shale and Permian Basin has resulted in increased motor fuel usage in South and West Texas.

              The Texas Comptroller of Public Accounts has reported that gasoline gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6% compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption. Similarly, diesel gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, diesel consumption grew approximately 144.1%, from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 17 of the 22 years during the period.

Economic Conditions

              The condition of credit markets may adversely affect our liquidity. In the recent past, world financial markets experienced a severe reduction in the availability of credit. Although we were not substantially impacted by this condition, possible negative impacts in the future could include a decrease in the availability of borrowings under our credit agreement. In addition, we could experience a tightening of trade credit from our suppliers.

Industry Consolidation

              We believe that there is considerable opportunity for consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers have experienced pressure from increased competition from non-traditional fuel suppliers, such as Walmart and grocery store chains. We intend to capitalize on the relationship between our wholesale business and SHC's complementary retail business by jointly pursuing mixed asset acquisition opportunities with SHC which may not be attractive to a pure wholesaler or pure retailer. Pursuant to the omnibus agreement, we will have a right of first offer to negotiate with SHC to acquire any third-party distribution contracts and to distribute fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement. We therefore expect to have the opportunity to participate with SHC in acquiring convenience store operations and related wholesale distribution businesses through (i) directly purchasing any dealer distribution contracts or other wholesale distribution contracts and assets owned by the acquisition target, (ii) selling additional fuel volumes to convenience stores that SHC acquires or to SHC for any acquired consignment locations, and (iii) entering into additional sale and leaseback arrangements with respect to acquired stores. We believe these opportunities will provide for growth in both our fuel volumes and rental income.

Seasonality

              Our business exhibits some seasonality due to our customers' increasing demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period.

 Historical Results of Operations of Our Predecessor

              The following table and discussion is a summary of our predecessor's actual results of operations for each of the years ended December 31, 2009, 2010 and 2011, respectively, and the three months ended March 31, 2011 and March 31, 2012, respectively. These historical results have not been adjusted for the pro forma impacts of this offering.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
				(Unaudited)
Statement of Income Data:
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143	$336,361	$438,801
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788	512,358	630,443
Rental income	4,245	5,351	5,467	1,370	1,363
Other income	7,462	5,515	7,980	1,641	2,046

Total revenues	2,093,488	2,683,792	3,820,378	851,730	1,072,653
Gross profit:
Motor fuel sales to third parties	20,584	26,065	31,217	6,217	7,112
Motor fuel sales to affiliates	—	—	—	—	—
Rental income	4,245	5,351	5,467	1,370	1,363
Other	7,501	4,683	6,339	1,248	1,408

Total gross profit	32,330	36,099	43,023	8,835	9,883
Total operating expenses	18,794	21,363	26,062	5,828	7,149

Income from operations	13,536	14,736	16,961	3,007	2,734
Interest expense, net	191	284	324	77	87

Income before taxes	13,345	14,452	16,637	2,930	2,647
Income tax expense	4,831	5,236	6,039	1,069	972

Net Income	$8,514	$9,216	$10,598	$1,861	$1,675

Adjusted EBITDA(1)	$19,057	$20,145	$23,979	$4,460	$4,964
Operating Data:
Motor fuel gallons sold:
To affiliates (at cost)(2)	707,106	739,104	789,578	190,090	209,786
To third parties	494,821	494,209	522,832	121,007	141,581

Total gallons	1,201,927	1,233,313	1,312,410	311,097	351,367
Average wholesale selling price per gallon	$1.73	$2.17	$2.90	$2.73	$3.04
Motor fuel gross profit cents per gallon(2):
Affiliated	0.0¢	0.0¢	0.0¢	0.0¢	0.0¢
Third-party	4.2¢	5.3¢	6.0¢	5.1¢	5.0¢
Volume-weighted average for all gallons	1.7¢	2.1¢	2.4¢	2.0¢	2.0¢

(1)
We define Adjusted EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to reflect certain other non-recurring and non-cash items. Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. For a reconciliation of this measure to its directly comparable financial measures calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

(2)
For the historical periods presented, affiliated volumes only include sales to Stripes® convenience stores, for which our predecessor historically received no margin, and third-party motor fuel gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following this offering, SHC will retain the consignment contracts and assets and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of third-party motor fuel gross profit cents per gallon in the historical operating data and in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

              Revenue.    Total revenue for the first quarter of 2012 was $1.1 billion, an increase of $220.9 million, or 25.9%, from the first quarter of 2011. Motor fuel sales to third parties increased $102.4 million, or 30.5%. Of this increase, $38.7 million was driven by an 11.5% increase in the wholesale selling price per gallon of motor fuel, and $63.7 million was due to a 17.0% increase in gallons sold to third parties. Motor fuel sales to affiliates increased $118.1 million, or 23.0%, from the first quarter of 2011. This increase consisted of $58.9 million related to an 11.5% increase in the wholesale selling price of motor fuel and $59.2 million related to a 10.4% increase in gallons sold to affiliates. The increase in other income of $0.4 million was attributable to increases in freight revenues. Our transportation business will be retained by SHC after the completion of this offering.

              Cost of Sales and Gross Profit.    Gross profit for the first quarter of 2012 was $9.9 million, an increase of $1.0 million, or 11.9%, over the first quarter of 2011. Gross profit on motor fuel sales to third parties increased $0.9 million attributable to the 17.0% increase in gallons sold to third parties, which was partially offset by a 2.2% decrease in third-party gross profit cents per gallon. Although the sales price of motor fuel sold to third parties increased by 32.0 cents per gallon, the cost of fuel increased by 32.1 cents per gallon, resulting in a 0.1 cents per gallon decrease in gross profit, or a $0.1 million offset to gross profit. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. The increase in other gross profit was related to the growth in transportation services which contributed $0.3 million in gross profit.

              Total Operating Expenses.    For the first quarter of 2012, general and administrative expenses, or G&A expenses, increased by $0.3 million, or 14.4%, from 2011. The increase in G&A was primarily attributable to increased cost of salaries, bonus and benefits related to annual compensation increases and some headcount additions during 2011. Other operating expenses increased $0.3 million, or 25.5%, due primarily to higher maintenance costs. Depreciation, amortization and accretion expense for the first quarter of 2012 of $1.9 million was up $0.7 million, or 58.5%, from 2011 due to depreciation and amortization on additional capital investments, including the acquisition of 121 dealer distribution agreements made in the fourth quarter of 2011.

              Income Tax Expense.    Income tax expense decreased $0.1 million, or 9.1%, commensurate with the decrease in operating income. The effective tax rate for the first quarter of 2011 was 36.5% compared to 36.7% for the first quarter of 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

              Revenue.    Total revenue for 2011 was $3.8 billion, an increase of $1.1 billion, or 42.4%, from 2010. Motor fuel sales to third parties increased $454.9 million, or 41.6%. Of this increase, $370.1 million was driven by a 33.8% increase in the wholesale selling price per gallon of motor fuel, and $84.8 million was due to a 5.8% increase in gallons sold to third parties. Motor fuel sales to affiliates increased $679.1 million, or 43.0%, from 2010. This increase consisted of $534.8 million related to a 33.9% increase in the wholesale selling price of motor fuel and $144.3 million related to a 6.8% increase in gallons sold to affiliates. The increase in other income of $2.5 million, or 44.7%, was primarily due to $2.1 million in increases in freight revenues from third parties.

              Cost of Sales and Gross Profit.    Gross profit for 2011 was $43.0 million, an increase of $6.9 million, or 19.2%, over 2010. Gross profit on motor fuel sales to third parties increased $5.2 million, partially attributable to a 13.2% increase in third party gross profit cents per gallon. While the sales price of motor fuel sold to third parties increased by 74.9 cents per gallon, the cost of fuel increased by 74.2 cents per gallon, resulting in a 0.7 cents per gallon increase in gross profit, or a $3.4 million increase in gross profit. Also contributing to the increase in motor fuel gross profit from third parties was the 5.8% increase in gallons sold, resulting in an additional $1.7 million of motor fuel gross profit from third parties. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. The $1.7 million increase in other gross profit was primarily related to the growth in transportation services.

              Total Operating Expenses.    For 2011, general and administrative expenses increased by $2.1 million, or 24.5%, from 2010. Of this amount, $0.8 million of the increase was due to higher salaries and benefits, partially related to annual compensation increases and partially related to additional headcount. Another $0.6 million of the increase in general and administrative expenses was due to increased bonus expense. An additional $0.2 million of corporate overhead expenses was allocated from SHC in 2011 versus 2010. Other operating costs increased $0.6 million, or 15.2%, in 2011, consisting of increases in maintenance costs of $0.3 million, customer service costs of $0.2 million and property taxes of $0.1 million. Depreciation, amortization and accretion expense for 2011 of $6.1 million was up $1.3 million, or 27.6%, from 2010 due to depreciation and amortization expense on capital investments, including an acquisition made in the fourth quarter of 2010 and an acquisition made in the fourth quarter of 2011.

              Income Tax Expense.    Income tax expense increased $0.8 million, or 15.3%, due to the increase in operating income. The effective tax rate for 2010 was 36.2% compared to 36.3% for 2011.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

              Revenue.    Total revenue for 2010 was $2.7 billion, an increase of $590.3 million, or 28.2%, from 2009. Motor fuel sales to third parties increased $218.4 million, or 24.9%. This increase was driven by a 25.1% increase in the wholesale selling price per gallon of motor fuel, resulting in $219.8 million in increased motor fuel sales to third parties. Gallons sold to third parties decreased 0.1%, resulting in a $1.4 million decrease in sales to third parties. Motor fuel sales to affiliates increased $372.8 million, or 30.9%, from 2009. This increase consisted of $304.4 million related to a 25.2% increase in the wholesale selling price of motor fuel and $68.3 million related to a 4.5% increase in gallons sold to affiliates. Rental income increased $1.1 million, or 26.1%, due to additional rental locations acquired as part of an acquisition made in the fourth quarter of 2009. Other income decreased $1.9 million, or 26.1%, from 2009 due to a $3.1 million gain from the sale to dealers of rights to operate convenience store locations we acquired in 2009. Partially offsetting this was a $0.6 million increase in other income from higher propane and lube oil sales.

              Cost of Sales and Gross Profit.    Gross profit for 2010 was $36.1 million, an increase of $3.8 million, or 11.7%, over 2009. Gross profit on motor fuel sales to third parties increased $5.5 million attributable to a 26.8% increase in third-party gross profit cents per gallon. While the sales price of motor fuel sold to third parties increased by 44.4 cents per gallon, the cost of fuel increased by 43.3 cents per gallon, resulting in a 1.1 cents per gallon increase in gross profit, or a $5.5 million increase in gross profit. Gallons sold to third parties were slightly down at 0.1% from 2009 to 2010, with a nominal effect on gross profit. Motor fuel was sold to affiliates at cost, resulting in no gross profit on motor fuel sales to affiliates. Gross profit from rental income increased $1.1 million primarily due to the acquisition closed in the fourth quarter of 2009. Other gross profit decreased $2.8 million due primarily to the $3.1 million of income from the sale of rights to operate dealer locations received in 2009.

              Total Operating Expenses.    For 2010, general and administrative expenses increased by $0.9 million, or 11.7%, from 2009. This increase was primarily attributable to $0.8 million in increased bonus expense. Other operating expense decreased by $0.5 million due to $0.3 million in advertising reimbursements received from refiners in 2010 and $0.2 million in decreased bad debt expense in 2010 versus 2009. Rent expense increased by $2.2 million due to rent expense on additional locations included in the 2009 acquisition. Depreciation, amortization and accretion expense for 2010 of $4.8 million was down $0.1 million, or 2.7%, from 2009 due to the sale of assets offset by additional assets placed in service.

              Income Tax Expense.    Income tax expense of $5.2 million was higher by $0.4 million due to increased operating income. The effective tax rate was 36.2% for both 2009 and 2010.

Pro Forma Results of Operations

              We have provided below certain pro forma results for the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2011 and 2012.

              Our assets have historically been a part of the integrated operations of SHC, and our predecessor distributed motor fuel and other petroleum products to SHC, as opposed to third parties, without receiving any profit margin. Accordingly, the gross profit in our predecessor's historical consolidated financial statements relates only to the profit margin received from third parties for our wholesale distribution services and from consignment contracts that will be retained by SHC following the completion of this offering. The pro forma information presented in the table below was derived based upon known volumes distributed by our predecessor to SHC reflected in our predecessor's historical financial statements for which our predecessor did not receive any profit margin, and the profit margin that we will receive going forward pursuant to the SHC Distribution Contract applied to those volumes. The pro forma information was also derived based upon the volumes distributed by our predecessor under consignment arrangements, for which it historically received variable margins, and the profit margin contained in the SHC Distribution Contract applied to those volumes.

              Management believes the pro forma presentation is useful to investors because, had it been in effect during the historical periods presented, the SHC Distribution Contract would have had a substantial impact on our historical results of operations as a result of (i) the fixed profit margin that we would have earned on the motor fuel distributed to SHC instead of no margin historically reflected in our predecessor financial statements and (ii) the fixed profit margin that we would have received on all volumes sold to consignment locations instead of the variable and higher margin received by our predecessor under consignment contracts.

              For more information with respect to these pro forma adjustments, as well as the impact of other pro forma adjustments please see "—Factors Impacting the Comparability of Our Financial Results," above, as well as the full pro forma financial statements included elsewhere herein.

              This pro forma information may not be indicative of our future performance, and actual future results may differ materially from those presented in the pro forma results of operations.

	Pro Forma Year Ended December 31,			Pro Forma Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Revenues:
Motor fuel sales to affiliates(1)	$1,411,297	$1,833,163	$2,605,050	$589,863	$722,496
Motor fuel sales to third parties	684,326	852,002	1,216,896	262,897	351,845
Rental income	2,451	2,963	3,304	804	839
Other	5,087	4,565	4,596	1,220	1,352

Total revenue	$2,103,161	2,692,693	3,829,846	854,784	1,076,532
Gross profit:
Motor fuel to affiliates(1)	24,296	25,314	26,956	6,483	7,123
Motor fuel sales to third parties	10,756	13,981	18,420	4,294	5,279
Rental income	2,451	2,963	3,304	804	839
Other	3,723	2,675	2,474	591	729

Total gross profit	$41,226	$44,933	$51,154	$12,172	$13,970
Operating Data:
Motor fuel gallons sold:
Stripes® convenience stores	707,106	739,104	789,578	190,090	209,786
Consignment locations	100,609	106,073	108,944	25,999	27,655
Third-party dealers and other commercial customers	394,212	388,136	413,888	95,008	113,926

Total gallons sold	1,201,927	1,233,313	1,312,410	311,097	351,367
Motor fuel gross profit cents per gallon:
Affiliated	3.0¢	3.0¢	3.0¢	3.0¢	3.0¢
Third-party	2.7¢	3.6¢	4.5¢	4.5¢	4.6¢
Volume-weighted average for all gallons	2.9¢	3.2¢	3.5¢	3.5¢	3.5¢

(1)
Historically, affiliated volumes only included sales to Stripes® convenience stores, for which our predecessor received no margin, and third-party motor fuel gross profit cents per gallon included the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following this offering, SHC will retain the consignment contracts and assets, and, pursuant to the SHC Distribution Contract, we will sell fuel to SHC for both Stripes® convenience stores and SHC's independently operated consignment locations at a fixed profit margin of three cents per gallon. As a result, volumes sold to consignment locations are included in the calculation of affiliated motor fuel gross profit cents per gallon in the pro forma operating data instead of third-party motor fuel gross profit cents per gallon.

Pro Forma Three Months Ended March 31, 2012 Compared to Pro Forma Three Months Ended March 31, 2011

              Pro Forma Revenue.    Pro forma revenue for the first quarter of 2012 would have been $1.1 billion, an increase of $221.7 million, or 25.9%, from the first quarter of 2011. Pro forma motor fuel sales to third parties would have increased $88.9 million, or 33.8%. Of this increase, $30.5 million would have been driven by an 11.6% increase in the wholesale selling price per gallon of motor fuel, and $58.4 million would have been due to a 19.9% increase in gallons sold to third parties. Pro forma motor fuel sales to affiliates would have increased $132.6 million, or 22.5%, from the first quarter of 2011. This increase would have consisted of $67.6 million related to an 11.5% increase in the wholesale selling price of motor fuel and $65.0 million related to a 9.9% increase in gallons sold to affiliates.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for the first quarter of 2012 would have been $5.3 million, an increase of $1.0 million, or 22.9%, over the first quarter of 2011. This increase would have been attributable to the 19.9% increase in gallons sold to third parties, increasing gross profit by $0.9 million. A slight increase of 2.5% in third-party gross profit cents per gallon would have contributed an additional $0.1 million. While the sales price of motor fuel sold to third parties increased by 32.1 cents per gallon, the cost of fuel increased by

32.0 cents per gallon, which would have resulted in a 0.1 cents per gallon increase in gross profit. Pro forma motor fuel gross profit from sales to affiliates for the first quarter of 2012 would have been $7.1 million, a 9.9% increase over the first quarter of 2011. The increase would have been entirely due to a 9.9% increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Gross profit from rental income and other income on a pro forma basis during the first quarter of 2012 would have been $1.6 million, a slight increase of $0.2 million over the prior year period.

Pro Forma Year Ended December 31, 2011 Compared to Pro Forma Year Ended December 31, 2010

              Pro Forma Revenue.    Pro forma revenue for 2011 would have been $3.8 billion, an increase of $1.1 billion, or 42.2%, from 2010. Pro forma motor fuel sales to third parties would have increased $364.9 million, or 42.8%. Of this increase, $289.2 million would have been driven by a 33.9% increase in the wholesale selling price per gallon of motor fuel, and $75.7 million would have been due to a 6.6% increase in gallons sold to third parties. Pro forma motor fuel sales to affiliates would have increased $771.9 million, or 42.1%, from 2010. This increase would have consisted of $617.2 million related to a 33.7% increase in the wholesale selling price of motor fuel and $154.7 million related to a 6.3% increase in gallons sold to affiliates. Pro forma rental income would have increased $0.3 million due to increases in contractual rental payments from third parties.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for 2011 would have been $18.4 million, an increase of $4.4 million, or 31.8%, over 2010. This increase would have been attributable to a 23.6% increase in third-party gross profit cents per gallon, or 0.9 cents per gallon, contributing $3.3 million. Also, the 6.6% increase in gallons sold to third parties increased gross profit $1.1 million. The sales price of motor fuel sold to third parties increased by 74.5 cents per gallon while the cost of fuel increased by 73.7 cents per gallon. Pro forma motor fuel gross profit from sales to affiliates for 2011 would have been $27.0 million, a 6.5% increase over 2010. The increase would have been entirely due to a 6.3% increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Pro forma gross profit from rental income and other income on a pro forma basis during 2011 would have been $5.8 million, an increase of $0.1 million, which would have been due to the $0.3 million increase in pro forma rental income, partially offset by a $0.2 million decrease in pro forma other gross profit.

Pro Forma Year Ended December 31, 2010 Compared to Pro Forma Year Ended December 31, 2009

              Pro Forma Revenue.    Pro forma revenue for 2010 would have been $2.7 billion, an increase of $589.5 million, or 28.0%, from 2009. Pro forma motor fuel sales to third parties would have increased $167.7 million, or 24.5%. Of this increase, $181.0 million would have been driven by a 26.5% increase in the wholesale selling price per gallon of motor fuel. This would have been slightly offset by a 1.5% decrease in gallons sold to third parties, or a $13.3 million decrease in motor fuel sold to third parties. Pro forma motor fuel sales to affiliates would have increased $421.9 million, or 29.9%, from 2009. This increase would have consisted of $340.6 million related to a 24.1% increase in the wholesale selling price of motor fuel and $81.3 million related to a 4.6% increase in gallons sold to affiliates. Pro forma rental income would have increased $0.5 million related to an acquisition of new rental locations during the fourth quarter of 2009. Pro forma other income, however, would have decreased $0.5 million in 2010 versus 2009.

              Pro Forma Cost of Sales and Gross Profit.    Pro forma motor fuel gross profit from third-party sales for 2010 would have been $14.0 million, an increase of $3.2 million, or 30.0%, over 2009. This increase would have been attributable to a 32.0% increase in third-party gross profit cents per gallon, or 0.9 cents per gallon, contributing $3.4 million. Slightly offsetting this would have been a decrease in motor fuel gross profit from third parties of $0.2 million related to the 1.5% decrease in gallons sold to third parties. The sales price of motor fuel sold to third parties would have increased by 45.9 cents per gallon, while the cost of fuel would have increased by 45.0 cents per gallon. Pro forma motor fuel gross profit from sales to affiliates for 2011 would have been $25.3 million, a 4.2% increase over 2009. The increase would have been entirely due to the increase in gallons sold to affiliates. Cost of sales per gallon would have increased commensurate with revenue per gallon, which would have resulted in a flat 3.0 cents per gallon gross profit for each period. Pro forma gross profit from rental income during 2010 would have been $3.0 million, a $0.5 million increase from 2009 due to an acquisition in the fourth quarter of 2009. Pro forma gross profit from other income would have decreased $1.0 million in 2010 versus 2009.

Cash Flows of Our Predecessor

              Net cash provided by (used in) operating activities, investing activities and financing activities for the first quarter of 2012 and 2011 and for the years 2011, 2010 and 2009 were as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
				(Unaudited)
Net cash provided by (used in):
Operating activities	$9,833	$17,469	$14,263	$(2,676)	$878
Investing activities	(11,356)	(13,897)	(19,153)	(1,970)	(1,188)
Financing activities	331	731	381	(100)	72

              Cash Flows from Operating Activities.    Cash flow provided by operating activities is primarily impacted by our operating results and changes in working capital.

              Cash flows from operating activities for the first quarter of 2012 increased $3.6 million from cash used of $2.7 million during the first quarter of 2011 to cash provided of $0.9 million for the first quarter of 2012. This increase was primarily due to a relative decrease in cash invested in inventories in 2012 versus 2011. For fiscal 2011, cash flows from operating activities decreased $3.2 million from 2010. Although our accounts receivable and fuel inventory balances increased due to the cost of fuel increases in 2011 versus 2010, these increases were offset by similar increases in our accounts payable, netting to a minimal increase to net cash flow between the two years. The net decrease for 2011 was primarily attributable to the impact of additional cash balances paid by us to SHC, resulting in an increase in our affiliate receivable.

              For fiscal 2010, cash flow from operating activities increased $7.6 million from 2009. This significant increase was partly attributable to an improvement in accounts receivable collections achieved with the implementation of a new accounting system which automated certain processes.

              Cash Flows from Investing Activities.    Cash flows used in investing activities reflect capital expenditures for acquisitions and replacing and maintaining existing facilities and equipment used in the business.

              Cash invested in capital expenditures and for the acquisition of new fuel supply contracts was $1.2 million for the first quarter of 2012 as compared to $2.0 million for the first quarter of 2011. This decrease of $0.8 million was due to the timing between years of the acquisition of new dealer contracts.

              For fiscal 2011, we invested $7.4 million in capital expenditures and $12.1 million in new fuel supply contracts. These compare to investments made in fiscal 2010 of $4.7 million in capital expenditures and $9.2 million in new fuel supply contracts.

              The investments made in 2010 of $13.9 million compare to $4.4 million in capital expenditures and $7.0 million in new fuel supply contracts completed in 2009.

              Cash Flows from Financing Activities.    Cash flows from financing activities primarily consist of increases and decreases in notes receivable to dealers.

              For the first quarter of 2012, net payments on dealer notes receivable of $0.1 million were received compared to new net dealer notes receivable during the first quarter of 2011 of $0.1 million.

              For fiscal 2011, net payments on notes receivable of $0.4 million were received compared to new net dealer notes receivable during 2010 of $0.4 million. In addition, during 2010, we entered into a mortgage note in the amount of $1.2 million which is secured by real estate.

              The net new dealer notes receivable during 2010 of $0.4 million compared to net payments received on dealer notes receivable of $0.3 million during 2009.

Liquidity and Capital Resources

Liquidity

              Our principal liquidity requirements are to finance current operations, fund capital expenditures, including acquisitions from time to time, and to service our debt. Historically, our predecessor's operations were financed as part of SHC's integrated operations and our predecessor did not record any significant costs associated with financing its operations. Additionally, our predecessor largely relied on internally generated cash flows to satisfy its capital expenditure requirements. Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our new revolving credit and term loan facilities, the issuance of additional partnership units as appropriate given market conditions, and the liquidation of U.S. Treasury and other investment grade securities that will be pledged under our credit facility. We will sell our U.S. Treasury or other investment grade securities over time to fund our capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, our U.S. Treasury and other investment grade securities provide us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under "Risk Factors" may also significantly impact our liquidity.

              Following the completion of this offering, we intend to pay a minimum quarterly distribution of $            per common unit and subordinated unit per quarter, which equates to $             million per quarter, or $             million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We do not have a legal obligation to pay this distribution. Please read "Cash Distribution Policy and Restrictions on Distributions."

Cash Flows Provided by Operations

              Cash flows provided by operations are our main source of liquidity. We have historically relied primarily on cash provided by operating activities, supplemented as necessary from time to time by borrowings by SHC under its credit facility and other debt or equity transactions to finance our operations and to fund our capital expenditures. Following this offering, we will enter into our own credit facility to provide liquidity as needed to meet changes in working capital requirements. Our daily working capital requirements fluctuate within each month, primarily in response to payments for timing of motor fuel, motor fuel tax and rent. Due to the seasonal nature of our business, our operating cash flow is typically the lowest during the first quarter of the year since sales tend to be lower during the winter months. The summer months are our peak sales months, and therefore our operating cash flow tends to be the highest during the third quarter.

Capital Expenditures

              Capital expenditures, net of proceeds from disposals of property and equipment, were $11.4 million, $13.9 million and $19.2 million for 2009, 2010 and 2011, respectively. Our capital spending program is focused on expanding our wholesale distribution network, maintaining our owned properties and equipment, and maintaining and updating our information systems. Capital expenditure plans are generally evaluated based on return on investment and estimated incremental cash flow. We develop annual capital spending plans based on historical trends for maintenance capital, plus identified projects for new sites, technology and revenue-generating capital. In addition to the annually recurring capital expenditures, potential acquisition opportunities are evaluated based on their anticipated return on invested capital, accretive impact to operating results, and strategic fit.

              Following this offering, our capital expenditures will no longer include the acquisition, replacement, and maintenance of certain transportation, fuel and other equipment and facilities that are not being contributed to us. We estimate that we would have incurred a total of $13.7 million in capital expenditures for 2011 related to the business that will be contributed to us in connection with this offering. Of this amount, $12.7 million would have been for expansion capital, primarily for the acquisition of new dealer supply contracts, and $1.0 million would have been for maintenance capital, including payments to renew existing distribution contracts, or to maintain our real estate leased to third parties in leasable condition, such as parking lot or roof replacement or renovation, or to replace equipment required to operate our existing business.

Our Anticipated New Credit Facility

              In connection with the closing of this offering, we expect to enter into a                        -year, $             million credit facility with a syndicate of financial institutions, consisting of up to a $             million revolving credit facility, and up to a $             million term loan facility.

              We expect that our new revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures and acquisitions. We expect our revolving credit facility will be undrawn at the closing of this offering. We expect the undrawn portion of the revolving credit facility will be available for letters of credit.

              At the closing of this offering, we expect we will borrow approximately $146.8 million under the term loan facility and use $146.8 million of the proceeds from the offering to purchase U.S. Treasury or other investment grade securities. We will pledge such securities to secure the term loan facility and distribute the $146.8 million borrowed under the term loan facility to SHC. If the underwriters exercise their option to purchase up to an additional                        common units from us in full, we will borrow up to approximately $             million in additional funds under the term loan facility. We will then purchase and pledge an equal amount of additional U.S. Treasury or other investment grade securities to further secure the additional borrowings under the term loan facility. We will distribute the additional $             million borrowed under the term loan facility to SHC. See "Use of Proceeds."

              The term loan facility will be secured at all times by the U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the term loan. We expect that we will sell the collateral for the term loan facility in order to fund capital expenditures. Immediately prior to selling such securities, we will repay an equal amount of term loan borrowings with borrowings under our new revolving credit facility. As a result, there will be no change in the net amount of our outstanding borrowings. We expect that indebtedness under the credit agreement will rank equally with all our outstanding unsecured and unsubordinated debt (except that the term loan facility will have a priority claim to the U.S. Treasury or other investment grade securities pledged to secure it).

              We expect that the credit agreement will prohibit us from making distributions of available cash to unitholders if any default or event of default (as defined in the credit agreement) exists. We expect the credit agreement will require us to maintain certain financial covenants and ratios.

              The credit agreement is subject to a number of conditions, including the negotiation, execution and delivery of definitive documentation.

Contractual Obligations

              We have contractual obligations that are required to be settled in cash. Our contractual obligations as of December 31, 2011 were as follows:

	Payments Due by Period
	2012	2013	2014	2015	2016	Thereafter	Total
	(In thousands)
Long-term debt obligations	$22	$24	$25	$26	$1,023	$—	$1,120
Interest payments	67	65	64	62	35	—	293
Operating lease obligations	2,569	2,417	2,352	2,331	2,306	14,980	26,955

Total	$2,658	$2,506	$2,441	$2,419	$3,364	$14,980	$28,368

Off-Balance Sheet Arrangements

              We do not maintain any off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Impact of Inflation

              The impact of inflation has minimal impact on our results of operations, as we generally are able to pass along energy cost increases in the form of increased sales prices to our customers. Inflation in energy prices impacts our sales and cost of motor fuel products and working capital requirements. Increased fuel prices may also require us to post additional letters of credit or other collateral if our fuel purchases exceed unsecured credit limits extended to us by our suppliers. Although we believe we have historically been able to pass on increased costs through price increases and maintain adequate liquidity to support any increased collateral requirements, there can be no assurance that we will be able to do so in the future.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

              Market risk is the risk of loss arising from adverse changes in market rates and prices. We purchase over 95% of our motor fuel only when we receive an order from one of our customers and take title to the motor fuel only for the short period of time (typically less than a day) between pick-up and delivery. In addition, a substantial majority of our gross profit is generated by fixed fees that we charge for each gallon sold and any transportation costs that we incur are passed through to our customers. We may periodically purchase motor fuel in bulk and hold in inventory or transport it via pipeline, in which case we mitigate the inventory risk through the use of commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. These fuel hedging positions have not been material to our operations.

              We have limited exposure to commodity price risk as a result of the payment and volume-related discounts in certain of our supply contracts with our suppliers, which are based on the market price of motor fuel. If fuel prices were to decrease dramatically, the amount of the discount we receive would be reduced. Based on our motor fuel volumes sold for the year ended December 31, 2011, an increase or decrease in our average motor fuel cost of $0.10 would result in an approximate $275,000 increase or decrease in Adjusted EBITDA.

Interest Rate Risk

              We may be subject to market risk from exposure to changes in interest rates based on our financing, investing, and cash management activities. In connection with the closing of this offering, we expect to enter into a                        -year, $             million credit facility, which includes a $             million revolving portion that bears interest at variable rates. Interest rates on commercial bank borrowings and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would likely face similar circumstances.

Significant Accounting Policies and Estimates

              The discussion and analysis of our financial condition and results of operations are based upon the financial statements of our predecessor, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Estimates and assumptions are evaluated on a regular basis. We and our predecessor base our respective estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates and assumptions used in preparation of the financial statements.

              Upon the closing of this offering, the historical financial statements of our predecessor will become the historical financial statements of Susser Petroleum Partners LP. Consequently, the critical accounting policies and estimates of our predecessor will become our critical accounting policies and estimates. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of the financial statements. Please read Note 2 to our predecessor audited historical financial statements included elsewhere in this prospectus, for a discussion of additional accounting policies, estimates and judgments made by its management.

              Business Combinations and Intangible Assets Including Goodwill.    We account for acquisitions using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed are recorded at their estimated fair values at the acquisition date. The excess of purchase price over fair value of net assets acquired, including the amount assigned to identifiable intangible assets, is recorded as goodwill. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet, it may be several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

              Our recorded identifiable intangible assets primarily include the estimated value assigned to certain customer related and contract-based assets. Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable/unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. In October 2011, we completed the acquisition of 121 wholesale dealer fuel supply agreements, with a remaining average useful life of six years, and fuel supply rights to 26 commercial accounts, with a remaining average useful life of one year. The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by us, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

              Under the accounting rules, goodwill is not amortized. Instead, goodwill is subject to annual reviews on the first day of the fourth fiscal quarter for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated. A reporting unit is an operating segment or a component that is one level below an operating segment. In accordance with ASC 350 "Intangibles—Goodwill and Other", we have assessed the reporting unit definitions and determined that we have one operating segment that is appropriate for testing goodwill impairment.

              The impairment analysis performed in the fourth quarter of fiscal year 2011 indicated no impairment.

              The Financial Accounting Standards Board issued ASU 2011-08 "Intangibles-Goodwill and Other (Topic 350)," effective for annual and interim impairment tests performed for fiscal years beginning after December 15, 2011. We have elected to adopt this standard early and therefore the new standard was applied for the impairment test performed in the fourth quarter of fiscal year 2011.

              ASU 2011-08 provides that qualitative factors are first assessed to determine whether it is necessary to perform the two-step goodwill impairment test. Under the new requirements, we used these qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. We used the most recent calculation of the reporting unit's fair values as a starting point for the qualitative screen.

              Some of the factors considered in applying this test include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, and the overall financial performance of the business. In addition, the key inputs used to determine fair value were considered, including industry multiples, the weighted average cost of capital, and the cash flow. Because the prior year margin between the fair value and carrying amount was not significant, we determined that step one of the two-step goodwill impairment test should be applied in testing the goodwill. The result of this analysis (in thousands) is as follows:

	Fair Value	Carrying Value	Excess	% Excess
Goodwill	$196,832	$132,726	$64,106	48%

              We compute the fair value employing multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis).

              This approach is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 "Fair Value Measurements and Disclosures." The values ascertained using these methods were weighted to obtain a total fair value. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital rate, and earnings growth assumptions.

              A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, capital expenditures, working capital and growth rates. Assumptions about sales, operating margins, capital expenditures and growth rates are based on our budgets, business plans, economic projections, and anticipated future cash flows. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer demand analysis, operating trends, competitor analysis, and marketplace data, among others. In determining the fair value of our reporting units, we were required to make significant judgments and estimates regarding the impact of anticipated economic factors on our business. The forecast assumptions used in the 2011 analysis anticipate continued growth using slightly conservative rates compared to historical averages. Assumptions are also made for a "normalized" perpetual growth rate for periods beyond the long range financial forecast period.

              Our estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside our control. As a result, actual performance in the near and longer-term could be different from these expectations and assumptions. This could be caused by events such as strategic decisions made in response to economic and competitive conditions and the impact of economic factors, such as continued increases in unemployment rates on our customer base. In addition, some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest rates, cost of capital, tax rates, and our credit ratings. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units and other intangible assets, it is possible a material change could occur. If our future actual results are significantly lower than our current operating results or our estimates and assumptions used to calculate fair value are materially different, the value determined using the discounted cash flow analysis could result in a lower value. A significant decrease in value could result in a fair value lower than carrying value, and require us to perform the second step which could result in impairment of our goodwill.

              Property and Equipment.    We calculate depreciation on property and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three to forty years. Changes in the estimated useful lives of our property and equipment could have a material effect on our results of operations. The estimates of the assets' useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on deprecation is treated on a prospective basis. Changes in the estimated life of assets could have a material effect on our results of operations.

              Long-Lived Assets and Assets Held for Sale.    Long-lived assets at the individual store level are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated discounted future cash flows related to the asset to the carrying value of the asset. If impairment is indicated, we then would write down the asset to its net realizable value (fair value less cost to sell). Assumptions are made with respect to cash flows expected to be generated by the related assets based upon management projections. Any changes in key assumptions used to compile these projections, particularly store performance or market conditions, could result in an unanticipated impairment charge. For instance, changes in market demographics, traffic patterns, competition and other factors may impact the overall operations of certain individual store locations and may require us to record impairment charges in the future.

              Store properties that have been closed and other excess real property are recorded as assets held and used, and are written down to the lower of cost or estimated net realizable value at the time we close such stores or determine that these properties are in excess and intend to offer them for sale. We estimate the net realizable value based on our experience in utilizing or disposing of similar assets and on estimates provided by our own and third-party real estate experts. Although we have not experienced significant changes in our estimate of net realizable value, changes in real estate markets could significantly impact the net values realized from the sale of assets. When we have determined that an asset is more likely than not to be sold in the next twelve months, that asset is classified as assets held for sale and reflected in other current assets.

              Insurance Liabilities.    We use a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. Our costs are allocated from SHC and SHC carries a liability which represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. The estimated undiscounted liability is established based upon analysis of historical data and include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position.

              Asset Retirement Obligations.    We recognize the estimated future cost to remove an underground storage tank over the estimated useful life of the storage tank in accordance with the provisions of ASC 410—"Asset Retirement and Environmental Obligations." We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We annually compare our cost estimates with actual removal experience, and when the actual costs we experience differ from our original estimates, we will adjust the liability for estimated future costs to remove the underground storage tanks.

              Deferred Branding Incentives.    Unearned branding incentives are deferred and amortized as earned over the term of the respective agreement.

              Stock-Based Compensation.    Certain employees supporting our operations were historically granted long-term incentive compensation awards under SHC's stock-based compensation programs, which consist of stock options and restricted common stock. We were allocated expenses for stock-based compensation costs. These costs are included in our general and administrative expenses. Our allocated expense was $0.6 million, $0.6 million and $0.7 million for the years ended December 31, 2009, 2010 and 2011, respectively.

              Income Taxes.    Pursuant to ASC 740 "Income Taxes" (ASC 740), we recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. These balances, as well as income tax expense, are determined through management's estimations, interpretation of tax law for multiple jurisdictions and tax planning. If our actual results differ from estimated results due to changes in tax laws, our effective tax rate and tax balances could be affected. As such these estimates may require adjustment in the future as additional facts become known or as circumstances change.

              ASC 740 requires recognition and measurement of uncertain tax positions that we have taken or expect to take in its income tax returns. The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.

Recent Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. No impact is expected on our financial statements.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU No. 2011-05. We adopted this accounting standard beginning January 1, 2012. This standard affects presentation and disclosure, and therefore will not affect our consolidated financial position, results of operations or cash flows.

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU NO. 2011-08, "Intangibles-Goodwill and Other (ASC350-20—Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, but early adoption is permitted. We have early adopted ASU No. 2011-08 during the fourth quarter of Fiscal 2011 and used it to perform the annual goodwill impairment test.

INDUSTRY

              Unless stated otherwise, the following information is derived from the most current information available from the U.S. Energy Information Administration, or EIA, the statistical and analytical agency within the United States Department of Energy.

The Motor Fuel Industry

              The United States consumes nearly 19 million barrels of petroleum products each day, and roughly 67% is for gasoline and distillate fuel oil used primarily for ground transportation. The primary use for motor fuels is in automobiles and light trucks. Motor fuels are also used to fuel boats, recreational vehicles, and various farm and other equipment. The United States is divided into five separate Petroleum Administration for Defense Districts ("PADDs") as it relates to refined product supply, delivery and usage. Our suppliers and customers generally reside in PADD 3 which includes 44 refineries with capacity to handle over 8.8 million barrels of crude oil per day. The majority of our business is in Texas, which has 27 petroleum refineries that can process more than 4.7 million barrels of crude oil per day, and account for more than one-fourth of total U.S. refining capacity.

Motor Fuels Value Chain

              In 2011, PADD 3 refineries produced approximately 48% of total U.S. refined petroleum products. After crude oil is refined into motor fuels and other petroleum products, the products must be distributed to facilities that service consumers. The majority of motor fuels is transported first by pipeline to storage terminals near consuming areas and then loaded into trucks for delivery to individual convenience stores.

Gasoline Demand Overview

              In 2011, gasoline represented the largest share of refined petroleum products consumed in the United States at 52% of all refined petroleum. Motor fuel demand is driven primarily by general economic expansion as well as by geographic and demographic factors. As illustrated in the following chart, since 1985 consumption of gasoline has increased in the United States from 105 billion gallons per year to 134 billion gallons per year in 2011, which represents compound average annual growth of approximately 1%.

 U.S. Product Supplied of Finished Motor Gasoline

Source: Energy Information Administration. According to the EIA, "U.S. Product Supplied of Finished Motor Gasoline" approximately represents consumption of finished motor gasoline.

              Gasoline consumption in the United States has grown in 53 of the 66 years in the period from 1945 to 2011. In general, down years in gasoline consumption have largely been driven by historical external shocks or other unusual economic factors in the broader economy. While national gasoline consumption has declined moderately since 2007 due to recession-related factors and the improved fuel efficiency of newer vehicles, strong population growth and economic growth in Texas has led to a slight increase in gasoline consumption over the same period.

              According to the Texas Comptroller of Public Accounts, gasoline gallons taxed in Texas has grown significantly during the last several decades. From 1989 to 2011, annual gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6% compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption.

Texas Gasoline Gallons Taxed

Source: Texas Comptroller of Public Accounts.

Diesel Demand Overview

              Diesel is principally consumed in the United States by large trucks. Diesel is also used by electricity generators, railroad locomotives, farming equipment, military vehicles and engines and some cars and light trucks. The United States consumed 0.8 billion barrels of on-highway diesel in 2010. On-highway diesel has grown from 55% in 2001 to 65% in 2010 of total distillate fuel oil consumption.

Since 1985, consumption of on-highway diesel fuel has experienced an average annual growth of 2.9%. Because it is primarily used for commercial and industrial transportation, on-highway diesel consumption is more cyclical and fluctuates more than gasoline. From 1985 to 2010, there were nine years where on-highway diesel experienced greater than 5% annual growth rates and there were two years where on-highway diesel experienced greater than 5% declines.

              According to the Texas Comptroller of Public Accounts, diesel gallons taxed in Texas has also grown significantly during the last several decades. From 1989 to 2011, annual diesel consumption grew approximately 144.1% from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 18 of the 22 years during the period.

Texas Diesel Gallons Taxed

Source: Texas Comptroller of Public Accounts.

Motor Fuel Demand Projections

              In the EIA's 2011 Annual Energy Outlook, it projected transportation energy consumption will grow at an average annual rate of 0.7% per year thru 2035. The EIA estimates moderate increases by heavy-duty vehicles for freight travel demand and slight increases by automobiles. In the EIA's 2011 baseline projections, consumption of gasoline is projected to remain almost flat through 2035 while consumption of on-highway diesel fuel is projected to increase at an average annual rate of 1.6% through 2035. This growth trend also factors in increased fuel economy standards which the EIA does not expect will overcome overall increases in transportation demand, which drives the continued growth during the forecast period.

Motor Fuels

              In general, motor fuels are homogenous commoditized products. Gasoline is typically sold by octane grades: regular, midgrade and premium. In 2011, 87.2% of U.S. gasoline sales were regular grade, 3.9% medium grade and 9.0% premium grade. In contrast to gasoline, on-highway diesel is not generally available in different grades. One way in which wholesale and retail marketers engage in product differentiation is to increase sales volume by purchasing specialized motor fuel blends from established global/national brand refiners such as Chevron, Conoco, Phillip 66, ExxonMobil, BP, Shell, Valero, Sunoco and Gulf. These large refiners have substantial influence over the wholesale distribution system and have extensive networks for getting their fuels to retail markets.

Regional and Seasonal Demand Patterns

              Different regions exhibit different motor fuel consumption patterns. Population, demographics, and regional economic activity are important determinants affecting demand, but availability of alternative fuels, petroleum transportation costs, geography and other factors are also important. The United States government categorizes motor fuel consumption into five Petroleum Administration for Defense Districts (PADD), with the Gulf Coast (PADD III, including Alabama, Arkansas, Louisiana Mississippi, New Mexico and Texas) consuming approximately 15.2% of the nation's gasoline in 2011. In 2011, Texas consumed approximately 8.9% of gasoline, second only to California with approximately 10.9%, and followed by Florida with an estimated 6.0%.

              Gasoline volumes are also considered to be seasonal because gasoline demand rises moderately in the warmer months and falls moderately in the cooler months, exhibiting a shallow swing between the "low" demand season and the "high" demand season. Since 2000, January and February have been the low end of the demand season as gasoline consumption averages approximately 3% to 10% below the monthly average whereas July and August have been the high-end of the demand season as gasoline consumption averages approximately 5% to 6% above the monthly average. On-highway diesel does not typically exhibit the same seasonal variation in consumption.

Wholesale Motor Fuel Marketing

              The wholesale motor fuel marketing industry consists of sales of branded and unbranded gasoline and on- and off-highway diesel to retail convenience store operators, other wholesale distributors and the other commercial customers. In general, wholesalers' motor fuel revenues are heavily influenced by final retail prices, which are influenced by crude oil prices and refining and transportation costs and other factors. However, final retail prices paid by consumers are ultimately set by the retailers subject to certain regulations and taxes, which vary from state to state. While factors such as geopolitical events, inclement weather and other events can disrupt the supply and price of crude oil and the supply and distribution of refined petroleum products, the impact on retail motor fuel prices may not necessarily be immediate and can take several days or weeks to be reflected in retail prices.

              Wholesale distributors purchase branded and unbranded motor fuels from integrated oil companies and refiners and take delivery of the purchased motor fuel at a distribution terminal. The price at which a wholesale distributor generally purchases motor fuel from an integrated oil company or refiner at the terminal is referred to as the "rack" price, which includes the refiner's profit on the motor fuel.

              Wholesale distributors typically sell motor fuels to their customers at either "dealer tank wagon" prices, also referred to as "DTW," or "rack plus" prices. DTW prices represent the cost of the motor fuels to the customer and include the profit to the wholesale distributor, taxes, transportation and other costs. Under DTW pricing, the wholesale distributor may provide additional services and benefits to the customer, such as the use of branded trademarks and advertising.

              "Rack plus" pricing is the rack price plus a margin that represents the profit to the wholesale distributor. Transportation, taxes, insurance and other services to the wholesale distributor's customers may be charged separately. Rack prices are influenced primarily by crude oil prices. At a minimum, rack prices typically exceed refinery gate prices (prices set by the refiner as it leaves the refinery) by the transportation cost to move the gasoline from the refinery to the terminal, usually by pipeline or by barge.

Our Wholesale Motor Fuel Customers

              We distribute to four primary customer groups:

  •
  Stripes® convenience stores—We distribute motor fuel for a fixed fee and Stripes® sets the retail price of the motor fuel.

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  SHC's consignment locations—Pursuant to our commercial agreements with SHC, we distribute motor fuel to SHC for a fixed fee whereby SHC distributes to its consignment locations. At these consignment locations, SHC provides and controls motor fuel inventory and price at the site and receives the actual selling price for each gallon sold, less a commission paid to the independent operator at the location.

  •
  Contracted third parties—Under a typical distribution contract, we agree to distribute a particular branded or unbranded motor fuel to a location or group of locations operated by independent third parties, which we refer to as "dealers," primarily on a "rack-plus" basis. The initial term of most dealer distribution contracts is ten years.

  •
  Other commercial customers—Includes convenience stores, unattended fueling facilities and other customers comprised primarily of commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not enter into exclusive contracted relationships with us. Sales to these customers are typically made at quoted prices based on our total cost plus a margin at the time of the sale.

              Retail convenience stores are the primary customers for most wholesale motor fuel distribution. For example, according to the National Association of Convenience Stores, there were 148,126 retail convenience stores in the United States at December 31, 2011. Once dominated by the major integrated oil companies, the retail gasoline market has become increasingly more fragmented and many are owned and operated as small independent businesses. In recent years the major integrated oil companies have reduced their United States convenience store holdings. For example, according to its periodic reports filed with the SEC, ExxonMobil owned or leased 451, 1,243 and 1,921 convenience stores as of December 31, 2011, 2010, and 2009, respectively. The major integrated oil companies reference intense competition in the retail motor fuels market as well as higher returns and margins in other areas of the oil and gas business for their shift in strategy.

BUSINESS

Overview

              We are a growth-oriented Delaware limited partnership formed in June 2012 by Susser Holdings Corporation, or SHC, to engage in the primarily fee-based wholesale distribution of motor fuels to SHC and third parties. SHC operates over 540 retail convenience stores under its proprietary Stripes® brand, primarily in growing Texas markets. Stripes® is the largest independent chain of convenience stores in Texas based on store count and retail motor fuel volumes sold. Our business is integral to the success of SHC's retail operations, and upon the completion of this offering, SHC will purchase all of its motor fuel from us. For the year ended December 31, 2011, we distributed 789.6 million gallons of motor fuel to Stripes® convenience stores and 522.8 million gallons of motor fuel to other customers. We believe we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. We also receive rental income from real estate that we lease or sublease.

              We purchase motor fuel primarily from independent refiners and major oil companies and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to:

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  Stripes® convenience stores, pursuant to the SHC Distribution Contract;

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  over 80 other independently operated consignment locations where SHC sells motor fuel to retail customers, also pursuant to the SHC Distribution Contract;

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  over 480 convenience stores and retail fuel outlets operated by independent third parties, which we refer to as "dealers," pursuant to long-term distribution agreements; and

  •
  other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers.

              We distribute Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and relatively large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other wholesale distributors in our markets. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil.

              In addition to SHC's existing Stripes® convenience stores and independently operated consignment locations, we will distribute fuel to substantially all retail convenience stores and independently operated consignment locations that SHC constructs or acquires in the future. The total amount of motor fuel we sold grew from 892.0 million gallons during 2007 to over 1.3 billion gallons during 2011, primarily as a result of the increase in the number of Stripes® convenience stores, growth in average annual per-store volumes at Stripes® convenience stores and expansion of our dealer network. Since January 1, 2007, the number of Stripes® convenience store locations has grown from 325 to over 540, while the amount of motor fuel sold to such stores grew from 426.8 million gallons during 2007 to 789.6 million gallons during 2011. During this period, the combined number of dealer and consignment locations increased from 367 to 565.

 Total Motor Fuel Gallons Sold

              During the twelve months ended March 31, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to fee-based, long-term distribution agreements. Under the ten-year SHC Distribution Contract, which will be contributed to us in connection with this offering, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations. We will distribute such motor fuel to SHC at cost plus a fixed profit margin of three cents per gallon, as described in more detail below in "—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Our Agreements with SHC." Our third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order and we held title to the fuel only for the period of time required for delivery. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time typically not in excess of 60 days.

              In addition to revenues earned in our wholesale motor fuel distribution business, we will also receive rental income from convenience store properties that we lease or sublease to SHC and third parties. We currently receive rental income from 54 properties, most of which are in Texas, and all of which we lease to third parties. Pursuant to the omnibus agreement that we will enter into with SHC at the closing of this offering, we will have a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SHC and lease them back to SHC for a 15-year initial term. Furthermore, any stores that we purchase and lease back to SHC pursuant to the 75 store option or otherwise will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon. For a more detailed description of the sale and leaseback option, please read "Business—Our Relationship with Susser Holdings Corporation—Our Agreements with SHC—Omnibus Agreement." Although we may purchase real estate and lease it to

SHC or third parties, we do not currently operate or have any intention to operate any retail convenience stores that we own or may acquire in the future.

              For the year ended December 31, 2011, we would have had pro forma gross profit of approximately $51.2 million, pro forma Adjusted EBITDA of approximately $40.0 million, and pro forma net income of approximately $34.0 million. Sales to SHC would have accounted for approximately 53% of our pro forma gross profit for that period. Please read "Summary—Summary Historical and Pro Forma Financial and Operating Data" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Our Relationship with Susser Holdings Corporation

              One of our principal strengths is our relationship with SHC. SHC is the largest independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Sam L. Susser, the President and Chief Executive Officer of SHC and our general partner, joined SHC in 1988, when it operated five stores and had revenues of $8.4 million. SHC has demonstrated a strong track record of internal growth and the ability to successfully integrate acquisitions into its operations, completing 13 significant acquisitions consisting of 520 retail stores and 394 wholesale distribution contracts since 1988. In addition, SHC constructed over 115 large-format convenience stores from January 2000 through December 31, 2011, and intends to open an additional 25 to 30 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013. SHC has also developed its proprietary Laredo Taco Company® in-house restaurant concept and implemented it in over 320 Stripes® convenience stores, and intends to implement it in all newly constructed Stripes® convenience stores. In 2006, SHC completed an initial public offering of common stock and SHC's common stock trades on the NASDAQ under the symbol "SUSS."

              Following the completion of this offering, SHC will continue to operate its retail convenience store business and will retain its consignment and transportation business, and we will operate the balance of its wholesale motor fuel distribution business and lease convenience store properties. SHC will own our general partner, which controls us, and will also retain a significant economic interest in us through its direct and indirect ownership of        % of our limited partner interests and all of our incentive distribution rights, which will entitle SHC to increasing percentages of the cash we distribute in excess of $            per unit per quarter.

Our Agreements with SHC

    Commercial Agreements

              In connection with the completion of this offering, two long-term, fee-based commercial agreements with SHC will be contributed to us. These commercial agreements with SHC will consist of:

  •
  the SHC Distribution Contract, a ten-year fuel distribution agreement, pursuant to which we will be the exclusive distributor of motor fuel to SHC's existing Stripes® convenience stores and independently operated consignment locations at cost, including tax and transportation costs, plus a fixed profit margin per gallon; and

  •
  the SHC Transportation Contract, pursuant to which SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with the cost being entirely passed along to our customers, including SHC.

    Omnibus Agreement

              In addition to the commercial agreements with SHC that will be contributed to us in connection with the completion of this offering, we will enter into an omnibus agreement with SHC. Below are some of the primary commercial terms of the omnibus agreement. For more information regarding the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

    Option on 75 New or Recently Constructed Stripes® Convenience Stores.

              Pursuant to the omnibus agreement SHC will grant us an option to acquire up to 75 new or recently constructed convenience stores and lease the stores back to SHC under a form lease agreement. Our option with respect to 15 stores will begin upon completion of this offering and expire on the first anniversary of the completion of this offering. Our option with respect to 25 additional stores will begin on the first anniversary of the completion of this offering and expire on the second anniversary of the completion of this offering. The option period with respect to the remaining 35 stores will begin on the second anniversary of the completion of this offering and expire on the third anniversary of the completion of this offering.

              Each store purchased and leased pursuant to the exercise of the sale and leaseback option will be (i) purchased by us at SHC's cost, including real estate and construction costs (as calculated consistently with SHC's prior practices, and pursuant to a certificate of cost delivered to us), and (ii) leased to SHC under a form lease agreement at an initial annual rate of 8% of the purchase price for an initial term of 15 years. In addition, any stores that we purchase and lease back to SHC will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel purchased by SHC at the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon.

              We currently expect that, based on SHC's current construction plans, each of the 75 stores included in the sale/leaseback option will be a store completed after the consummation of this offering. In the event that SHC determines to cease or reduce new store construction, SHC will have the right to substitute an existing store for any of the 75 stores included in the sale/leaseback option. SHC's existing stores will already be supplied by us at cost plus a fixed profit margin of three cents per gallon and, as a result, we would not receive incremental income from motor fuel sales as a result of the purchase of an existing store.

              SHC will continue to operate the stores. SHC will have the option to extend the term of the lease of the stores for five consecutive five-year renewal terms. If SHC exercises its option to renew the lease on any store, the annual rent will increase by 15% for the first five-year renewal period, and by an additional 5% for each subsequent renewal period.

    Exclusivity on Substantially All Future Volumes Sold by SHC.

              Our omnibus agreement provides that SHC is obligated to purchase from us any fuel it sells in the future for its own account (other than at any acquired retail stores already party to an existing supply agreement), and we are obligated to distribute such fuel to them, either at a negotiated rate pursuant to our right of first offer and right to participate in acquisitions described further below or at the alternate fuel sales rate described further below. However, SHC will continue to have the right to contract for third-party consignment sales of motor fuel at any newly constructed or acquired locations and such third-party wholesalers would not be obligated to purchase any motor fuel from us.

    Right of First Offer to Supply Fuel to SHC for Newly Constructed Stores and Independently Operated Consignment Locations.

              The omnibus agreement will also provide that SHC will present to us an annual construction plan every year, which will include (i) the proposed fuel supply terms for any new Stripes® convenience stores or consignment locations expected to be completed or added in the ordinary course of business in the upcoming year and (ii) any proposal for additional sale/leaseback transactions with respect to Stripes® convenience stores that are not subject to the 75 store option. We will negotiate with SHC to reach an agreement on the fuel supply terms for future stores and consignment locations as well as the sale/leaseback terms, as applicable. If we agree to consummate any additional sale and leaseback transactions with SHC, we will enter into a ten-year fuel distribution agreement with SHC under which we will be the exclusive distributor of motor fuel to such stores at cost plus a fixed profit margin.

    Right to Participate in Acquisitions.

              The omnibus agreement will also provide that SHC will allow us to participate in its acquisition opportunities, to the extent we are able to reach an agreement on terms. Specifically, we will have a right of first offer to negotiate with SHC to acquire any motor fuel distribution contracts and to negotiate the fuel supply terms for distributing fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement.

    Alternate Fuel Sales Rate Provision.

              If we cannot agree with SHC on fuel supply terms for the expected future distribution volumes set forth in the annual construction plan pursuant to our right of first offer, or if we opt not to participate in an acquisition, the omnibus agreement will require us to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. Under the omnibus agreement, the alternate fuel sales rate will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. Please read "Risk Factors—Risks Inherent in Our Business—If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our operating costs increase, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate."

    Reimbursement for Services.

              Pursuant to the omnibus agreement, we will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services. Our general partner will not receive a management fee or other compensation for its management of our partnership, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed.

 Our Business Strategies

              Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

Grow Through Our Relationship with SHC

              We plan to leverage our relationship with SHC in order to generate stable cash flows and provide us with both organic growth and acquisition opportunities through the following avenues of growth:

  •
  Increasing motor fuel volumes through SHC's growth in the number of Stripes® convenience stores and consignment locations and in volumes at existing Stripes® convenience stores and consignment locations.  Pursuant to the SHC Distribution Contract, we will be the sole distributor of motor fuel purchased by existing Stripes® convenience stores and consignment locations. We believe that the SHC Distribution Contract will provide us with substantial opportunities for future volume growth, because per-store motor fuel volumes at SHC's existing Stripes® convenience stores grew at a compound annual growth rate of 3.8% from January 1, 2006 through March 31, 2012. In addition, pursuant to the terms of our omnibus agreement, SHC is required to negotiate with us regarding the terms of fuel distribution to any new stores and consignment locations on an annual basis or otherwise purchase its motor fuel volumes from us at the alternate fuel sales rate. SHC will also be required to enter into a ten-year, exclusive fuel distribution agreement with us for any stores that are sold to us and leased back to SHC. SHC expects to open an additional 25 to 30 newly constructed stores during 2012 and 28 to 35 newly constructed stores during 2013.

  •
  Executing sale and leaseback arrangements with SHC which will provide additional rental income and additional wholesale fuel income.  Pursuant to the omnibus agreement, we will have the option to purchase up to 75 Stripes® convenience stores at various times during the three years following the completion of this offering under sale and leaseback arrangements. In addition, SHC may offer us the opportunity to enter into similar sale and leaseback arrangements for other SHC convenience stores in the future. The omnibus agreement provides that any stores that we purchase and lease back to SHC will be added to the SHC Distribution Contract at cost plus a fixed profit margin of three cents per gallon for a term of ten years. We believe that the sale and leaseback arrangements with SHC simultaneously promote both SHC's and our organic growth strategies, because they will allow SHC to reinvest the proceeds of the sale of convenience stores in additional new store construction while providing us with additional rental income and potentially incremental wholesale fuel income.

  •
  Pursuing strategic acquisition opportunities with SHC.  We believe that there is considerable opportunity for consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers have experienced pressure from increased competition from non-traditional fuel suppliers, such as Walmart. We intend to capitalize on the relationship between our wholesale business and SHC's complementary retail business by jointly pursuing mixed asset acquisition opportunities with SHC which may not be attractive to a pure wholesaler or pure retailer. Pursuant to the omnibus agreement, we will have a right of first offer to negotiate with SHC to acquire any third-party distribution contracts and to distribute fuel to any retail stores or consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement. We therefore expect to have the opportunity to participate with SHC in acquiring convenience store operations and related wholesale distribution businesses through (i) directly purchasing any dealer distribution contracts or other wholesale distribution contracts and assets owned by the acquisition target, (ii) selling additional fuel volumes to convenience stores that SHC acquires or to SHC for any acquired consignment locations, and (iii) entering into additional sale and leaseback arrangements with respect to acquired stores. We believe these opportunities will provide for growth in both our fuel volumes and rental income.

Expand Our Third-Party Wholesale Motor Fuel Distribution Business

              We plan to continue to grow our wholesale motor fuel distribution business by (i) expanding our dealer distribution network within our existing areas of operations and in new geographic areas, including by (a) completing acquisitions of distribution contracts from other distributors and (b) executing contracts with existing and new dealers and (ii) adding new commercial customers to our distribution network. As of March 31, 2012, we distributed motor fuel to 481 locations operated by third parties under long-term contracts. Since January 1, 2007, we have increased our contracted dealer locations by approximately 45% through acquisitions and organic growth. Most recently, in 2011, we acquired the assets of Community Fuels of Texas, LP, which included wholesale fuel distribution contracts with 121 dealer locations and fuel distribution rights for 26 commercial accounts.

Focus on Stable, Fee-Based Business Activities

              We intend to continue to focus on maintaining stable, fee-based cash flows generated primarily under long-term contracts with our customers. Following the closing of this offering, we expect that a substantial majority of our gross profit from the sale of motor fuel will be fee-based, and approximately 90% of our motor fuel sales will be under long-term wholesale distribution agreements with SHC, our primary customer, as well as dealers. We also receive rental income from 54 properties that we currently lease or sublease to third parties, typically for an initial term of ten years, and we will have the option to purchase up to 75 new or recently constructed Stripes® convenience stores and lease them back to SHC for a term of 15 years, with renewal options for up to 25 additional years. We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site's size and location, monthly volumes of motor fuel sold, monthly merchandise sales, overall financial performance and previous operating experience. We intend to continue to pursue long-term distribution contracts and sale and leaseback arrangements that generate stable cash flows.

Continue to Develop and Capitalize on Our Supplier Relationships

              We intend to continue to leverage our volume growth and relationships with fuel suppliers to provide attractive motor fuel pricing to our customers, acquire additional wholesale distribution contracts and enhance our cash flows. We distribute a wide variety of major fuel brands, including Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero. We believe that we are the largest independent motor fuel distributor by gallons in Texas, and among the largest distributors of Valero and Chevron branded motor fuel in the United States. Our suppliers continue to raise the minimum volume requirements and credit and other standards for wholesalers, which we believe benefits us, given SHC's longstanding relationships with such suppliers, the volume of motor fuel we purchase, the size of our distribution channel, our credit, and our growth strategy. As our wholesale distribution business grows, we expect to benefit from more favorable procurement costs and other economies of scale. We also believe that the continued escalation of the requirements imposed on wholesalers by suppliers will provide further opportunities for consolidation in the wholesale motor fuel distribution industry.

Maintain Financial Flexibility and Conservative Leverage

              We plan to pursue a disciplined financial policy and maintain a conservative capital structure, which we believe will allow us to take advantage of attractive growth projects and acquisition opportunities, even in challenging industry or capital markets environments. At the completion of this offering, we anticipate entering into a new revolving credit facility. We believe that our borrowing capacity under that revolving credit facility and our cash flow from operations will be sufficient to fund identified growth opportunities and working capital needs.

Our Competitive Strengths

              We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

Our Relationship with SHC

              SHC is the largest independent convenience store operator in Texas based on store count and retail motor fuel volumes sold. In addition, SHC has generated positive same-store merchandise sales growth for 23 consecutive years as well as in 23 of the last 24 quarters. SHC's larger sized stores and strong foodservice presence (which includes its proprietary Laredo Taco Company® in-house restaurant concept in the majority of its stores) draws strong traffic to the stores and benefits our fuel volumes.

              We believe that SHC's ownership of our general partner, all of our incentive distribution rights and a majority of our limited partnership units will serve to align SHC's interests with ours and promote and support the successful execution of our business strategies. SHC is also our largest customer and will commit to purchase all of its fuel requirements for its existing Stripes® convenience stores and independently operated consignment locations from us for the ten-year term of the SHC Distribution Contract. Since 1988, SHC has successfully executed and integrated 13 significant acquisitions, and grown from five convenience stores to over 540 convenience stores currently operated under the Stripes® brand, including through the construction of over 115 large format convenience stores from January 2000 through December 31, 2011. SHC currently intends to open an additional 25 to 30 newly constructed stores in 2012, and 28 to 35 newly constructed stores during 2013. We believe our exclusive distribution rights under the SHC Distribution Contract, our option with respect to the sale and leaseback of new or recently constructed Stripes® convenience stores and our rights of first offer with respect to the distribution of fuel to newly constructed or acquired convenience stores will provide a ready pipeline for additional growth in fuel gallons and rental income.

              Moreover, we believe that the relationship between our wholesale business and SHC's complementary retail business fosters a mutually beneficial commercial relationship that allows us and SHC to benefit from our combined economies of scale and purchasing power. We believe this relationship also provides us with a competitive advantage in that we and SHC can jointly pursue mixed asset acquisition opportunities which may not be attractive to a pure wholesaler or pure retailer.

Our Leading Position in Highly Attractive Markets in Texas

              We believe that we are the largest independent motor fuel distributor in Texas, selling over 1.3 billion gallons annually, which was more than double the gallons sold by our next largest competitor in Texas over the same period according to 2011 fuel tax reports filed with the Texas Comptroller of Public Accounts. As a result, we are well positioned to capitalize on numerous attractive growth trends in our primary markets. In 2011, Texas ranked first in the United States for job growth according to the U.S. Bureau of Labor Statistics and first in the United States for population growth for the ten-year period ended 2010 as reflected in the 2010 census report. Furthermore, according to a report issued by the Texas Comptroller of Public Accounts, the population in our South Texas markets, in which the majority of our distribution customers are located, is growing faster than the population of the state as a whole. We also believe the significant expansion of oil and gas development in the Eagle Ford Shale and Permian Basin has resulted in increased motor fuel usage in South and West Texas.

              The Texas Comptroller of Public Accounts has reported that gasoline gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, gasoline consumption grew approximately 41.2% from 8.5 billion gallons to 11.9 billion gallons, or at an approximate 1.6%, compound annual growth rate. Gasoline consumption grew in 17 of the 22 years during the period. As of 2011, Texas motor gasoline consumption totaled approximately 8.9% of U.S. consumption. Similarly, diesel gallons taxed in Texas have grown significantly during the last several decades. From 1989 to 2011, diesel consumption grew approximately 144.1%, from 1.6 billion gallons to 3.8 billion gallons, or at an approximate 4.1% compound annual growth rate. Diesel consumption grew in 18 of the 22 years during the period.

Stable Cash Flows from Long-term, Fee-based Contracts and Real Estate Rental Income

              During the twelve months ended March 31, 2012 and after giving pro forma effect to the SHC Distribution Contract, approximately 90% of our motor fuel sales by volume would have been made pursuant to fee-based, long-term distribution agreements. Pursuant to the SHC Distribution Contract, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience stores and independently operated consignment locations at cost plus a fixed profit margin. Our existing third-party dealer distribution contracts generally have an initial term of ten years, and currently have an average remaining term of approximately five years. These contracts typically provide that we will distribute motor fuel at the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon. In addition, if we consummate any sale and leaseback transactions with SHC with regard to newly constructed Stripes® convenience stores, we will be the exclusive distributor of motor fuel to such stores at cost plus a fixed profit margin.

              We believe that we have limited exposure to fluctuating commodity prices because we generally pass the cost of the fuel that we distribute through to our customers. In 2011, over 95% of our motor fuel gallons were purchased only after receiving a customer order and we held title to the fuel only for the period of time required for delivery. We frequently use commodity derivative instruments to mitigate the price risk for the limited amounts of fuel for which we take title for a more extended period of time, typically not in excess of 60 days. Any transportation costs that we incur are passed through to our customers. We will also receive rental income from convenience store properties that we lease or sublease to third parties, as well as stores that we acquire from SHC pursuant to our option to purchase up to 75 stores. We believe that the combination of our fee-based motor fuel distribution business, the long-term nature of our distribution contracts, our limited commodity price risk, the growing demand for motor fuel in the areas in which we operate and the additional consistent cash flows provided by our rental income will provide us with a stable base of cash flows and a strong platform from which to grow our business.

Our Strong, Long-term Relationships with Suppliers and Competitive Pricing Through Large Volume Purchases

              We believe that our strong, long-standing relationships with major fuel suppliers and large volumes of motor fuel purchased provide us with significant advantages over our smaller competitors in negotiating supply terms with our suppliers. We believe we are among the largest distributors of Valero and Chevron branded motor fuel in the United States, and we have been a distributor for Valero since 2004 and Chevron since 1996.

Our Strong Relationships with Our Diversified Third-Party Customer Base

              We have a diversified base of over 480 dealer locations, and no single third-party dealer is material to our business. We have established strong customer relationships with our third-party dealers by focusing on customer service, including consistent, prompt delivery. Our proprietary web-based system allows our dealers to access their accounts at any time from a personal computer to conveniently and efficiently obtain prices, place orders and review invoices. This platform is scalable and is designed to accommodate new fuel distribution customers.

              We distribute a wide selection of branded fuels, including Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero branded motor fuel, as well as unbranded motor fuel. We believe the variety and large volumes of branded and unbranded motor fuel that we distribute is a key competitive advantage relative to other, smaller wholesale distributors in our markets. In addition, the size of our wholesale distribution network and our strong long-standing relationships with our suppliers allows us to offer our customers competitive prices for motor fuel. We also provide opportunities to our dealers to access products and services that they would not likely be able to obtain either on their own or at our discounted rates.

              We believe that our strong customer relationships and focus on customer service, our differentiated product offering and our competitive pricing make us an attractive partner for new or existing retailers who are looking for a wholesale distributor.

Our Experienced Management Team and Proven Track Record

              Our management team has a proven ability to develop and maintain customer relationships, integrate acquisitions and grow operations while maintaining financial discipline. The Susser family entered the motor fuel retailing and distribution business in the 1930's. Our current executive management team, which is led by Sam L. Susser, our President and Chief Executive Officer, has average industry experience of 19 years. Since its IPO in 2006 through March 31, 2012, SHC's EBITDA more than tripled, fuel volumes sold increased by 55% and total retail stores increased by over 65%. SHC has completed 13 significant acquisitions in the last 23 years, including three acquisitions in the past three years which have added 174 dealer contracts to our wholesale distribution network.

Our Business and Properties

              We are a wholesale distributor of motor fuels and other petroleum products, and we lease or sublease real estate used primarily in the retail distribution of motor fuels. We do not operate or intend to operate any retail convenience stores.

Wholesale Motor Fuel Distribution

              We purchase motor fuel from refiners and distribute it throughout Texas and in Louisiana, New Mexico and Oklahoma to (i) Stripes® convenience stores, (ii) SHC's independently operated consignment locations; (iii) convenience stores and retail fuel outlets operated by third parties and (iv) other commercial customers. The following table highlights our total motor fuel gallons sold during each of the last five fiscal years and for the twelve months ended March 31, 2012, by principal customer group (gallons in thousands):

	Year Ended December 31,					Twelve Months Ended March 31, 2012
Customer Group	2007	2008	2009	2010	2011
Stripes® stores	426,779	609,821	707,106	739,104	789,578	809,274
Consignment locations	100,066	94,882	100,609	106,073	108,944	110,600
Third-party dealers and other commercial customers	369,960	391,634	394,212	388,136	413,888	432,806

Total	896,805	1,096,337	1,201,927	1,233,313	1,312,410	1,352,680

              The following table highlights the number of locations as of the end of the year and as of March 31, 2012, by principal customer group:

	As of Year Ended December 31,
						As of March 31, 2012
Customer Group	2007	2008	2009	2010	2011
Stripes® stores(1)	504	512	526	526	541	540
Consignment locations	76	78	84	85	84	86
Third-party dealer locations	311	294	306	346	481	481

Total(1)	891	884	916	957	1,106	1,107

(1)
As of the years ended December 31, 2007, 2008, 2009, 2010 and 2011, and as of March 31 2012, eight, eight, nine, four, four and four Stripes® convenience stores, respectively, did not sell motor fuel.

    Sales to Stripes® Convenience Stores

              Pursuant to the SHC Distribution Contract that will be contributed to us in connection with the completion of this offering, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel purchased by SHC's existing Stripes® convenience store locations for a fixed profit margin of three cents per gallon. As of March 31, 2012, SHC operated 540 Stripes® convenience stores, 493 of which were in Texas, 29 of which were in New Mexico, and 18 of which were in Oklahoma. Of these stores, 536 sell motor fuel. One of these Stripes® convenience stores is subject to a consignment contract with a third party which pays SHC a commission to sell motor fuel at that location and, as a result, we will not sell any motor fuel to that location.

              Approximately 85% of the Stripes® convenience stores are open 24 hours a day, 365 days a year. SHC has built over 115 Stripes® convenience stores since January 1, 2000 through December 31, 2011, which average approximately 5,000 square feet and are built on large lots with much larger motor fueling and parking facilities as compared to older stores and many of our competitors' stores. According to a report of 2010 industry data issued by the National Association of Convenience Stores, the average size of new stores in the U.S. was 3,590 square feet in urban areas, and 3,788 square feet in rural areas.

              The following table provides a history of SHC's retail openings, conversions, acquisitions and closings for each of the last five years and during the three months ended March 31, 2012:

	Year Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Number of stores at beginning of period	325	504	512	526	526	541
New stores constructed	17	8	7	12	17	1
Acquired stores(1)	169	4	8	2	2	—
Closed, relocated or divested stores(2)	(7)	(4)	(1)	(14)	(4)	(2)

Number of stores at end of period	504	512	526	526	541	540

(1)
Acquired 168 stores from TCFS Holdings, Inc. in November 2007.

(2)
Included in closures for 2010 are the divestiture of seven grocery stores that were acquired from TCFS Holdings, Inc. in 2007, and the conversion of three stores to wholesale dealer-operated that had been acquired from Jack in the Box, Inc. in 2009.

    Sales to SHC's Consignment Locations

              Pursuant to the SHC Distribution Contract that will be contributed to us in connection with this offering, which will have an initial term of ten years, we will be the exclusive distributor of motor fuel to SHC's existing independently operated consignment locations for a fixed profit margin of three cents per gallon. As of March 31, 2012, SHC had consignment arrangements with independent operators at 86 locations. At these consignment locations, SHC provides and controls motor fuel inventory and price at the site and receives the actual retail selling price for each gallon sold, less a commission paid to the retail operator of the location. The following table provides a history of SHC's contracted consignment location openings, conversions, acquisitions and closings for each of the last five years and during the three months ended March 31, 2012:

	Year Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Number of independently operated consignment locations at beginning of period	77	76	78	84	85	84
New locations	0	4	6	—	—	—
Discontinued locations	(3)	(2)	—	(2)	(1)	—
Transfers from supply	3	—	—	4	5	2
Transfers to supply	(1)	—	—	(1)	(5)	—

Number of independently operated consignment locations at end of period	76	78	84	85	84	86

    Sales to Third Parties

              As of March 31, 2012, we distributed fuel under long-term contracts to over 480 convenience stores and retail fuel outlets operated by third parties. No single third-party dealer is material to our business. Under our distribution contracts with third parties, we agree to distribute a particular branded or unbranded motor fuel to a location or group of locations and arrange for all transportation. We typically receive a fee per gallon equal to the posted purchase price at the fuel supply terminal, plus transportation costs, taxes and a fixed, volume-based fee, which is usually expressed in cents per gallon. The initial term of most dealer distribution contracts is ten years, and as of March 31, 2012, our dealer distribution contracts had an average remaining life of five years. These dealer distribution agreements require, among other things, that dealers maintain the standards established by the applicable brand. At our option, we may provide credit to dealers for seven to ten days. In October 2011, we completed the acquisition of 121 dealer distribution agreements which had an average remaining life of five years as of March 31, 2012.

              The following table provides a history of our dealer location openings, conversions, acquisitions and closings for each of the last five years and the three months ended March 31, 2012:

	Year Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Number of dealer locations at beginning of period	290	311	294	306	346	481
New locations(1)	30	23	28	59	142	7
Discontinued locations	(7)	(40)	(16)	(16)	(7)	(5)
Transfers to consignment	(3)	—	—	(4)	(5)	(2)
Transfers from consignment	1	—	—	1	5	—

Number of dealer locations at end of period	311	294	306	346	481	481

(1)
In 2011, includes the acquisition of 121 dealer distribution contracts from Community Fuels of Texas, LP.

              We continually seek to expand our dealer distribution network through acquisitions of contracts for existing independently operated sites from other distributors and through incremental additions of existing and new dealers. We evaluate potential independent site operators based on their creditworthiness and the quality of their site and operations, including the site's size and location, projected monthly volumes of motor fuel, monthly merchandise sales, overall financial performance and previous operating experience. We may extend credit to certain dealers based on our credit evaluation process.

    Dealer Incentives

              In addition to motor fuel distribution, we offer dealers the opportunity to participate in merchandise purchasing and promotional programs arranged with vendors. We believe the vendor relationships we have established through SHC's retail operations and our ability to develop programs provide us with an advantage over other distributors when recruiting new dealers into our network, as well as retaining current dealers. Our dealer incentives allow our dealers to access products and services, such as ATM machines and automated movie rental kiosks, that they would not likely be able to obtain either on their own or at our discounted rates. Also, as an incentive to dealers, we may provide store equipment or motor fuel distribution equipment for use at designated sites. Generally, this equipment is provided to the dealer on the condition that the dealer continues to comply with the terms of its distribution agreement with us.

    Sales to Other Commercial Customers

              We also distribute unbranded fuel to numerous other customers, including convenience stores, unattended fueling facilities and certain other commercial customers. These distribution arrangements totaled approximately 141.5 million gallons during the twelve months ended March 31, 2012. These customers are primarily commercial, governmental and other parties who buy motor fuel by the load or in bulk and who do not generally enter exclusive contractual relationships with us, if they enter into a contractual relationship with us at all. Sales to these customers are typically made at a quoted price based upon our cost plus taxes, cost of transportation and a margin determined by us at time of sale and may provide for immediate payment or the extension of credit for up to 30 days.

    Sales of Propane, Lube Oil and Other Petroleum Products

              In connection with an acquisition completed in 2007, we acquired two bulk plant facilities, which, in addition to the distribution of motor fuel, were used to distribute propane, lube oil and other petroleum products. Since the acquisition, we have sold, and will continue to sell, these products to third-party commercial customers on both a spot and contracted basis.

    Fuel Supplier Arrangements

              We distribute branded motor fuel under the Chevron, CITGO, Conoco, Exxon, Mobil, Phillips 66, Shamrock, Shell, Texaco and Valero brands. We purchase this branded motor fuel from major oil companies and refiners under supply agreements. We also distribute unbranded motor fuel, which we purchase either on a rack basis based upon prices posted by the refiner at a fuel supply terminal, or on a contract basis with the price tied to one or more market indices.

              For fiscal 2011, Valero supplied approximately 40% and Chevron supplied approximately 20% of our consolidated motor fuel purchases. Our supply agreement with Valero expires in July 2018. We have been distributors for Chevron since 1996 and our current contract with Chevron expires in August 2014. We purchase the motor fuel at the supplier's applicable price at the terminal, which typically changes daily. Our supply agreements with other suppliers generally have an initial term of three years. In addition, each supply agreement typically contains provisions relating to payment terms, use of the supplier's brand names, credit card processing, compliance with supplier's requirements, insurance coverage and compliance with legal and environmental requirements, among others. As is typical in the industry, our suppliers generally can terminate the supply contract if we do not comply with any material condition of the contract, including our failure to make payments when due, fraud, criminal misconduct, bankruptcy or insolvency. Generally, our supply agreements have provisions that obligate the supplier to sell up to an agreed upon number of gallons, subject to certain limitations. Any amount in excess of that agreed upon amount is subject to availability. Due to the large volumes of motor fuel we purchase, we may receive volume rebates or incentive payments to drive volumes and provide an incentive for branding new locations. Certain suppliers require that all or a portion of any such branding incentive payments be repaid to the supplier in the event that the sites are closed or rebranded within a stated number of years. In some cases, our supply agreements provide that motor fuel suppliers have a right of first refusal to acquire assets used by us to sell their branded motor fuel.

              We have historically received early payment and volume-related discounts from our suppliers, although there is no guarantee that we will continue to receive these discounts in the future. Please read "Risk Factors—Risks Inherent in Our Business—Certain of our contracts with suppliers currently have early payment and volume-related discounts which reduce the price we pay for motor fuel that we purchase from them. If we are unable to renew these contracts on similar terms, our gross profit will correspondingly decrease."

    Bulk Fuel Purchases

              We may periodically purchase motor fuel in bulk and hold it in inventory or transport it via pipeline, in which case we mitigate the inventory risk through the use of commodity futures contracts or other derivative instruments which are matched in quantity and timing to the anticipated usage of the inventory. These fuel hedging positions have not been material to our operations. In certain instances, we blend in various additives including ethanol and bio-mass based diesel. During 2011, bulk fuel purchases were immaterial to our total fuel purchases, representing only 2.4% of our total gallons purchased for the year ended December 31, 2011.

    Transportation Logistics

              Pursuant to the SHC Transportation Agreement that will be contributed to us upon completion of this offering, SHC will provide all transportation logistics for our motor fuel deliveries. Through third-party transportation providers or its own fleet of fuel transportation vehicles, SHC will arrange for motor fuel to be delivered from the storage terminals to the appropriate sites in our distribution network at prices consistent with those historically charged to third parties for the delivery of fuel. Under this arrangement and pursuant to our contracts with third-party customers and SHC, we will pass through all transportation costs and consequently will not incur any profit or loss relating to transportation.

    Technology

              Technology is an important part of our wholesale operations. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain prices, place orders and review invoices, credit card transactions and electronic funds transfer notifications. Substantially all of our dealer payments are processed by electronic funds transfer. We use an internet-based system to assist with fuel inventory management and procurement and an integrated wholesale fuel system for financial accounting, procurement, billing and inventory management.

Real Estate and Lease Arrangements

              Following the completion of this offering, we will own 42 retail fuel locations and lease 12 additional retail fuel locations, most of which are in Texas, and all of which we rent or sublease to third parties. We collect rent from the lessees pursuant to lease agreements with them. Our leases typically have a term of five to ten years and as of March 31, 2012, the average remaining lease term for our current lease agreements was approximately seven years.

    Growth Opportunities in Rental Income from SHC

              Pursuant to the omnibus agreement, we will have the option to enter into sale and leaseback transactions with SHC for up to 75 Stripes® convenience stores. We intend to pursue additional sale and leaseback transactions with SHC in the future, which we believe will help promote SHC's organic growth strategy while providing us with additional cash flows from rent and the wholesale distribution of fuel.

              SHC's organic growth plans call for the opening of 25 to 30 newly constructed stores in 2012 and an additional 28 to 35 newly constructed stores in 2013. SHC currently owns sufficient properties for all of the stores to be completed in 2012 and a portion of the stores scheduled to be built in 2013, and is continuously evaluating new properties within or contiguous to its existing Stripes® market areas. In evaluating potential properties, SHC considers a number of factors, including strategic fit, desirability of location, cost efficiency of serving the site with our wholesale business and price. SHC considers acquiring ownership of sites that are not within or contiguous to our current markets if the opportunity meets certain criteria, such as the availability of other sites in the area, motor traffic, potential sales volumes and cash flow potential, among others.

Competition

              We compete with major oil companies that distribute their own products, as well as other independent motor fuel distributors. The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. We rely on our ability to provide value-added and reliable service and to control our operating costs in order to maintain our margins and competitive position.

              We may encounter more significant competition if major integrated oil companies shift from their current trend of divesting retail sites, and the corresponding wholesale distribution to such sites, to distributing their own products in direct competition with us. Furthermore, we may encounter competition if our larger wholesale customers choose to purchase their motor fuel supplies directly from the major oil companies. Significant competitive factors include the availability of major brands, customer service, price, range of services offered and quality of service, among others. If we were to fail to maintain the quality of our services, our customers may choose alternative distribution sources and our margins could decrease.

              SHC has in the past executed sale and leaseback transactions with real estate investment trusts, or REITs. After the expiration of our option to purchase and leaseback up to 75 recently constructed Stripes® convenience stores from SHC, SHC will have no obligation to execute additional sale and leaseback transactions. In the future, we may compete with REITs for sale and leaseback opportunities.

Seasonality

              Our business exhibits some seasonality due to our customers' increased demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities typically increase in these months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute is typically somewhat higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from period to period.

Insurance

              Our operations and assets are insured under an insurance program administered by SHC. SHC uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. SHC's liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. The estimated undiscounted liability is established based upon analysis of historical data and include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position. We will reimburse SHC under the omnibus agreement for insurance costs.

              Management believes that the amount of coverage provided is reasonable and appropriate. We expect that we will obtain directors' and officers' liability insurance for the directors and officers of our general partner.

Environmental Matters

Environmental Laws and Regulations

              We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks; the release or discharge of hazardous materials into the air, water and soil; the generation, storage, handling, use, transportation and disposal of regulated materials; the exposure of persons to regulated materials; remediation of contaminated soil and groundwater; and the health and safety of our employees.

              Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

  •
  requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

  •
  requiring capital expenditures to comply with environmental control requirements; and

  •
  enjoining the operations of facilities deemed to be in noncompliance with environmental laws and regulations.

              Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining or otherwise curtailing future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

              The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and minimize the costs of such compliance.

              We believe we are in compliance in all material respects with applicable environmental laws and regulations, and we do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders. We can provide no assurance, however, that future events, such as changes in existing laws (including changes in the interpretation of existing laws), the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs.

Hazardous Substances and Releases

              Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current properties or off-site waste disposal sites.

              We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for remediation or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We meet these requirements by maintaining insurance which we purchase from private insurers and in certain circumstances, rely on applicable state trust funds, which are funded by underground storage tank registration fees and taxes on wholesale purchase of motor fuels.

Environmental Reserves

              As of December 31, 2011, our predecessor had environmental reserves of $100,000 for estimated costs associated with remediating a release from an underground storage tank at a single facility. SHC is in the process of remediating this site and will indemnify us for any associated costs under the environmental indemnification provisions of our omnibus agreement. Accordingly, on a pro forma basis, our financial statements reflect no environmental reserves for this matter.

Underground Storage Tanks

              We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Pursuant to the RCRA, the Environmental Protection Agency, or EPA, has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking underground storage tanks. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. Our predecessor spent approximately $0.3 million on these compliance activities associated with 84 sites with underground storage tanks for the fiscal year ended December 31, 2011. At the completion of this offering, we will own 15 of such sites. We believe we are in compliance in all material respects with requirements applicable to our underground storage tanks.

Air Emissions

              The Federal Clean Air Act (the "CAA") and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. Under the CAA and comparable state and local laws, permits are typically required to emit regulated air pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in substantial compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

              Various federal, state and local agencies have the authority to prescribe product quality specifications for the motor fuels that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe we are currently in substantial compliance with these regulations.

              Efforts at the federal and state level are currently underway to reduce the levels of greenhouse gas ("GHG") emissions from various sources in the United States. At the federal level, Congress has considered legislation to reduce GHG emissions in the United States but no such legislation has been passed. Such federal legislation may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. Even in the absence of new federal legislation, GHG emissions have begun to be regulated by the EPA pursuant to the CAA. For example, in April 2010, the EPA set a new emissions standard for motor vehicles to reduce GHG emissions. New federal or state restrictions on emissions of GHGs that may be imposed in areas of the United States in which we conduct business and that apply to our operations could adversely affect the demand for our products.

Other Government Regulation

              The Petroleum Marketing Practices Act, or PMPA, is a federal law that governs the relationship between a refiner and a distributor, as well as between a distributor and branded dealer, pursuant to which the refiner or distributor permits a distributor or dealer to use a trademark in connection with the sale or distribution of motor fuel. Under the PMPA, we may not terminate or fail to renew a branded distributor contract unless certain enumerated preconditions or grounds for termination or nonrenewal are met and we also comply with the prescribed notice requirements.

Employee Safety

              We are subject to the requirements of the Occupational Safety and Health Act, or "OSHA," and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA's hazard communication standards require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with the applicable OSHA requirements.

Title to Properties, Permits and Licenses

              We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will not have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.

              We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances, including repurchase rights and use, operating and environmental covenants and restrictions, including restrictions on branded motor fuels that may be sold at such sites. We believe that none of these encumbrances will detract materially from the value of our sites or from our interest in these sites, nor will they interfere materially with the use of these sites in the operation of our business. These encumbrances may, however, impact our ability to sell the site to an entity seeking to use the land for alternative purposes.

Our Employees

              We are managed and operated by the board of directors and executive officers of our general partner. Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by SHC and its affiliates. Following the completion of this offering, we expect that our general partner and its affiliates will have approximately 100 employees performing services for our operations, and appropriate costs will be allocated to us. We believe that our general partner and its affiliates have a satisfactory relationship with those employees. None of these employees are subject to collective bargaining agreements.

Legal Proceedings

              Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. Similarly, we do not believe that any legal proceedings involving our predecessor will have a material impact on our financial condition or results of operations. Our general partner is not involved in any legal proceedings.

 MANAGEMENT

Management of Susser Petroleum Partners LP

              Our general partner will manage our operations and activities on our behalf through its directors and officers, the latter of whom will be employed by SHC. References to "our officers" and "our directors" refer to the officers and directors of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. The directors of our general partner oversee our operations. Unitholders will not be entitled to elect the directors of our general partner, all of whom will be appointed by SHC, or directly or indirectly participate in our management or operations. Our general partner will, however, be accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement, which contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. Please read "Conflicts of Interest and Fiduciary Duties" for more information.

              Upon the completion of this offering, we expect that our general partner will have at least four directors, at least one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following completion of this offering.

              All of the executive officers of our general partner also serve as executive officers of SHC. Our executive officers listed below will allocate their time between managing our business and the business of SHC. Our executive officers intend, however, to devote as much time as is necessary for the proper conduct of our business. We currently expect that the executive officers of our general partner, other than Rocky B. Dewbre, will allocate approximately 15% of their time to managing our business. We expect that Mr. Dewbre will allocate approximately 60% of his time to managing our business.

              Following the completion of this offering, neither our general partner nor SHC will receive any management fee or other compensation in connection with our general partner's management of our business, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions" and "The Partnership Agreement—Reimbursement of Expenses."

              In evaluating director candidates, SHC will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Executive Officers and Directors of our General Partner

              The following table shows information for the executive officers and directors of our general partner upon the consummation of this offering. Directors are appointed to hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board.

Name	Age	Position With Our General Partner
Sam L. Susser	48	Chief Executive Officer and Chairman of the Board
E.V. Bonner, Jr.	56	Executive Vice President, Secretary and General Counsel
Rocky B. Dewbre	46	President and Chief Operating Officer
Mary E. Sullivan	55	Executive Vice President, Chief Financial Officer and Treasurer

              Sam L. Susser—Chief Executive Officer and Chairman of the Board.    Mr. Susser was appointed Chief Executive Officer and chairman of the board of directors of our general partner in June 2012. Mr. Susser has served as SHC's President and Chief Executive Officer since 1992. From 1988 to 1992, Mr. Susser served as SHC's General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc., an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of Susser Holdings Corporation's Board of Directors. The Susser family has been in the fuel distribution business for over 70 years. Mr. Susser provides insight into all aspects of our business. We believe that his financial industry experience along with his in-depth knowledge of our business will greatly help the board of directors of our general partner in setting strategic, financial and operating strategies.

              E.V. Bonner, Jr.—Executive Vice President, Secretary and General Counsel.    Mr. Bonner was appointed Executive Vice President, Secretary and General Counsel of our general partner in June 2012. Mr. Bonner has served as SHC's Executive Vice President and General Counsel since March 2000 and prior to joining SHC, Mr. Bonner was a stockholder in the law firm of Porter, Rogers, Dahlman & Gordon, P.C. from 1986 to 2000. He is board certified in commercial real estate law by the Texas Board of Legal Specialization. Mr. Bonner has been involved in numerous charitable, educational and civic organizations.

              Rocky B. Dewbre—President and Chief Operating Officer.    Mr. Dewbre was appointed President and Chief Operating Officer of our general partner in June 2012. Mr. Dewbre has served as SHC's Executive Vice President and President/Chief Operating Officer-Wholesale since January 2005. Mr. Dewbre served as SHC's Executive Vice President and Chief Operating Officer-Wholesale from 1999 to 2005, as Vice President from 1995 to 1999 and as Manager of Finance and Administration from 1992 to 1995. Before joining SHC in 1992, Mr. Dewbre was a corporate internal auditor with Atlantic Richfield Corporation, a petroleum/ chemical company, from 1991 to 1992 and an auditor and consultant at Deloitte & Touche LLP from 1988 to 1991. Mr. Dewbre serves as a director of Tank Owner Members Insurance Company and the Society of Independent Gasoline Marketers of America.

              Mary E. Sullivan—Executive Vice President, Chief Financial Officer and Treasurer.    Ms. Sullivan was appointed Executive Vice President, Chief Financial Officer and Treasurer of our general partner in June 2012. Ms. Sullivan has served as SHC's Executive Vice President, Chief Financial Officer and Treasurer since November 2005 and as SHC's Vice President of Finance from February 2000 to 2005. Prior to joining SHC in 2000, Ms. Sullivan served as Director of Finance for the City of Corpus Christi from 1999 to 2000. Ms. Sullivan's previous experience includes serving as the Controller and member of the board of directors of Elementis Chromium, a producer of chromium chemicals, from 1993 to 1999, and various positions with Central Power and Light Company, culminating in Treasurer, over the 13 year period from 1979 to 1992.

 Director Independence

              In accordance with the rules of the NYSE, SHC must appoint at least one independent director prior to the listing of our common units on the NYSE, one additional member within ninety days of that listing, and one additional independent member within one year of that listing. SHC may not have appointed all three independent directors to the board of directors of our general partner by the date our common units first trade on the NYSE.

Committees of the Board of Directors

              The board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that our general partner's board of directors will approve equity grants to directors and employees. We also do not expect to have a nominating and corporate governance committee.

Audit Committee

              We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee of the board of directors of our general partner will serve as our audit committee and will assist the board in its oversight of the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Conflicts Committee

              We expect that at least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest (including certain transactions with affiliates of SHC). The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including SHC, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE OFFICER COMPENSATION

Compensation of Our Executive Officers

              We and our general partner were formed in June 2012. Accordingly, neither we nor our general partner accrued any obligations with respect to management compensation or retirement benefits for directors and executive officers for any periods prior to our formation date.

              The officers of our general partner will manage the day-to-day affairs of our business. All of the officers of our general partner are also executive officers of SHC, will have responsibilities to both us and SHC and will devote part of their business time to our business and part of their business time to SHC's business. Compensation will be determined and paid by SHC and a portion of that compensation will be reimbursed by us based on the amount of time spent by such officers in managing our business and operations. The officers of our general partner, as well as the employees of SHC who provide services to us, may participate in employee benefit plans and arrangements sponsored by SHC, including plans that may be established in the future. Certain of our general partner's officers and employees and certain employees of SHC who provide services to us currently hold grants under SHC's equity incentive plans and will retain these grants after the completion of this offering.

              In connection with the completion of this offering, our general partner plans to adopt a long-term incentive plan. Certain of our general partner's officers, employees and non-employee directors, and other key employees of SHC who make significant contributions to our business, will be eligible to receive awards under our long-term incentive plan. Our general partner intends to implement the long-term incentive plan to provide our general partner with maximum flexibility with respect to the design of compensatory arrangements for individuals providing services to us. We expect that our general partner's board of directors will determine any future grants to officers under our long-term incentive plan. The terms of the long-term incentive plan will be outlined in detail in this registration statement once the terms of such plan have been determined by the SHC compensation committee and our general partner.

Compensation of Our Directors

              The officers or employees of our general partner or of SHC who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers or employees of our general partner or of SHC will receive compensation as "non-employee directors" as set by our general partner's board of directors.

              Effective as of the closing of this offering, each non-employee director will receive a compensation package that will consist of an annual retainer of $            . In addition, our directors will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or its committees. Each non-employee director will receive grants of equity-based awards upon appointment to the board of directors and from time to time thereafter for so long as he or she serves as a director.

              Each member of the board of directors of our general partner will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Discussion and Analysis

Overview

              Our general partner has the sole responsibility for conducting our business and for managing our operations, and its board of directors and officers make decisions on our behalf. References to "our officers" and "our directors" refer to the officers and directors of our general partner. Following the closing of this offering, we expect that the most highly compensated executive officers of our general partner, including our general partner's principal executive and financial officers, will be Sam L. Susser, our Chief Executive Officer; Mary E. Sullivan, our Executive Vice President, Chief Financial Officer and Treasurer; Rocky B. Dewbre, our President and Chief Operating Officer; and E.V. Bonner, Jr., our Executive Vice President, General Counsel and Secretary. Each of the executives who we expect to be one of our named executive officers ("NEOs") is also a NEO of SHC, and we expect that our NEOs will allocate their time between managing our business and managing the business of SHC.

              We do not and will not directly employ any of the persons responsible for managing our business and we currently do not have a compensation committee. Our officers will be employed and compensated by SHC or a subsidiary of SHC and the responsibility and authority for compensation-related decisions for our executive officers will reside with the SHC compensation committee. In accordance with the terms of our partnership agreement and the omnibus agreement, we will reimburse SHC for compensation related expenses attributable to the portion of the executive's time dedicated to providing services to us. Please read "The Partnership Agreement—Reimbursement of Expenses" and "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement." SHC currently expects that Mr. Susser, Ms. Sullivan and Mr. Bonner will each generally devote approximately 15% of their total business time to our general partner and us and that Mr. Dewbre will devote approximately 60% of his total business time to our general partner and us; however, our actual future compensation allocation may differ from current expectations. SHC has the ultimate decision-making authority with respect to the total compensation of the NEOs that are employed by SHC including, subject to the terms of the partnership agreement, determining the portion of that compensation that is allocated to us based on the time spent by such officers in managing our business and operations. Any such compensation decisions will not be subject to any approvals by the board of directors of our general partner or any committees thereof. However, all determinations with respect to awards to be made under our long-term incentive plan to our executive officers, key employees, and independent directors will be made by the board of directors of our general partner or a committee thereof that may be established for such purpose.

2012 Long-Term Incentive Plan

              Our general partner intends to implement the Susser Petroleum Partners LP 2012 Long-Term Incentive Plan, or the 2012 LTIP, to provide maximum flexibility with respect to the design of compensatory arrangements for individuals providing services to us; however, neither we nor our general partner currently has plans to make any grants under the 2012 LTIP in conjunction with this offering or in the near term, other than grants in connection with the appointment of non-employee directors. The 2012 LTIP will be for the benefit of employees, consultants, and directors of our general partner and its affiliates, who perform services for us. Each of the Named Executive Officers will be eligible to participate in the 2012 LTIP. Any awards that are made in the future under our long-term incentive plan to our executive officers will be approved by the board of directors of our general partner or a committee thereof that may be established for such purpose.

              The 2012 LTIP will provide us with the flexibility to grant unit options, restricted units, phantom units, unit appreciation rights, cash awards, distribution equivalent rights, substitute awards, and other unit-based awards, or any combination of the foregoing. These awards are intended to align the interests of plan participants (including the NEOs) with those of our unitholders and to give plan participants the opportunity to share in our long-term performance. Other than grants of restricted units to our non-employee directors, which will be effective upon the effective date of this public offering, we do not plan to grant any awards under the 2012 LTIP or make any decisions about grants to our NEOs until an undetermined time after the consummation of this offering.

    Common Units Reserved Under the 2012 LTIP

              The 2012 LTIP will initially limit the number of common units that may be delivered pursuant to vested awards to                        of our common units. Additionally, on January 1 of each calendar year occurring prior to the expiration of the SHC Plan the total number of our common units reserved and available for issuance under the 2012 LTIP shall increase by                        of our common units. Our common units cancelled, settled in cash, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The common units delivered pursuant to such awards may be common units acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the committee (as defined below).

    Administration of the 2012 LTIP

              The 2012 LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the committee. The committee may also delegate its duties as appropriate. The committee may terminate or amend the 2012 LTIP or any part of the 2012 LTIP at any time with respect to any common units for which a grant has not yet been made, including increasing the number of common units that may be granted, subject to the requirements of the exchange upon which the units are listed at that time or other applicable law. However, no change other than changes pursuant to a subdivision or consolidation of units, a recapitalization, or a change in control or other "corporate event", may be made that would materially reduce the rights or benefits of a participant without the consent of the participant. The 2012 LTIP will expire upon the earlier of (i) its termination by the board of directors of our general partner, (ii) the date common units are no longer available under the 2012 LTIP for grants or (iii) the tenth anniversary of the date the 2012 LTIP is approved by our general partner.

    Awards Under the 2012 LTIP

              In General.    The committee may make grants of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, substitute awards, cash awards and other unit-based awards, or any combination of the foregoing, which grants shall contain such terms as the committee shall determine, including terms governing the service period and/or performance conditions pursuant to which any such awards will vest and/or be settled, as applicable. The availability and grant of units and other unit-based awards are intended to furnish additional compensation to plan participants and to align their economic interests with those of our public unitholders. In addition, the grant of restricted units and phantom units under the 2012 LTIP is intended to serve as a means of incentive compensation for performance and, to a lesser extent, to provide an opportunity for plan participants to participate in the equity appreciation of our common units. Plan participants will not pay any consideration for the common units they receive pursuant to an award of restricted units, or in connection with the settlement of an award of phantom units, and, as such, we will receive no remuneration for such units. The number of common units subject to awards will be determined by the committee. When considering the type and number of awards to grant under the 2012 LTIP, the committee will consider its general compensation policies and philosophies.

              Options.    Options are options to acquire common units at a specified price. The exercise price of each option granted under the 2012 LTIP will be stated in the option agreement and may vary; provided, however, that, the exercise price for an option must not be less than 100% of the fair market value per common unit as of the date of grant of the option unless that option award is intended to otherwise comply with the requirements of Section 409A of the Code. Options may be exercised in the manner and at such times as the committee determines for each option, unless that option award is determined to be subject to Section 409A of the Code, in which case the option award will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an option and the methods and forms in which common units will be delivered to a participant.

              Restricted Common Units.    A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The committee will be able to make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest.

              Phantom Common Units.    A phantom unit entitles the grantee to receive a common unit upon or as soon as reasonably practicable following the phantom unit's settlement date or, in the discretion of the committee, a cash payment equivalent to the fair market value of a common unit calculated on the day the phantom units vest. The committee will be able to make grants of phantom units containing such terms as it shall determine, including the period over which phantom units vest.

              Unit Appreciation Rights ("UAR").    A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the 2012 LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR award is intended to otherwise comply with the requirements of Section 409A of the Code.

              Distribution Equivalent Rights ("DER").    The committee will be able to grant DERs in tandem with awards under the 2012 LTIP (other than an award of restricted units or a unit award). DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the committee.

              Substitute Awards.    The 2012 LTIP will permit the grant of awards in substitution for similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by us, an affiliate of another entity or the assets of another entity. Such substitute awards that are unit options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations, and other applicable laws and exchange rules.

              Cash Awards and Other Unit-Based Awards.    The 2012 LTIP will permit the grant of cash awards or other unit-based awards, which are awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the unit-based award may be paid in common units, cash or a combination thereof, as provided in the award agreement.

              Performance Awards.    The committee may condition the right to exercise or receive an award under the 2012 LTIP, or may increase or decrease the amount payable with respect to an award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

    Other 2012 LTIP Provisions

              Termination of Employment.    If a grantee's employment, consulting arrangement or membership on the board of directors of our general partner terminates for any reason, the grantee's unvested options, restricted units, phantom units and UARs will automatically be forfeited unless and to the extent the committee or the terms of the award agreement provide otherwise.

              Tax Withholding.    Unless other arrangements are made, the committee will be authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, units, units that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

              Anti-Dilution Adjustments.    If any "equity restructuring" event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the 2012 LTIP and the kind of units or other securities available for grant under the 2012 LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the 2012 LTIP, as appropriate, with respect to the maximum number of units available under the 2012 LTIP, the number of units that may be acquired with respect to an award, and, if applicable, the exercise price of an award in order to prevent dilution or enlargement of awards as a result of such events.

              Change of Control.    Upon a "change of control" (as defined in the 2012 LTIP and as summarized below), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require awards to be surrendered in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change of control. For purposes of the 2012 LTIP, a "change of control" occurs (a) when any person or group, other than us, our general partner or an affiliate of either us or of our general partner, becomes the beneficial owner of 50% or more of the voting power of the voting securities of us or our general partner, (b) upon the approval of a plan of complete liquidation of us or our general partner, (c) upon the sale or other disposition of all or substantially all of our general partner's assets or our assets, (d) when our current general partner or an affiliate of our current general partner ceases to be our general partner, or (e) upon any other event as described in an award agreement with respect to an award under the 2012 LTIP. Further, if an award granted under the 2012 LTIP constitutes a "deferral of compensation" under Section 409A of the Code, a "change of control" will not be deemed to occur unless that event also constitutes a "change in the ownership of a corporation", a "change in the effective control of a corporation", or a "change in the ownership of a substantial portion of a corporation's assets", in each case within the meaning of Section 1.409A-3(i)(5) of the treasury regulations promulgated under Section 409A of the Code, as applied to non-corporate entities.

Historic Compensation

              As we are a newly formed subsidiary of SHC consisting of portions of several different parts of SHC's business that are being contributed to us in connection with this offering, neither we nor our general partner incurred any cost or liability with respect to compensation of our NEOs prior to our formation on June 11, 2012. Accordingly, we have no historical compensation information to present. As previously discussed, all compensation-related decisions made with respect to our NEOs (other than any grants under our LTIP) will be the responsibility of SHC and its compensation committee. We have provided a full discussion of the policies and programs of SHC and its compensation committee, as well as all compensation paid by SHC to our NEOs in 2011, below. Following the closing of this offering, we will only reimburse SHC for compensation related expenses incurred by SHC attributable to the portion of the executive's time dedicated to providing services to us.

SHC's Compensation Philosophy and Practices

              The SHC compensation committee acknowledges the importance of the role of management in long-term success and seeks to align compensation practices to the achievement of annual and long-term goals. The SHC compensation committee generally seeks to attract and retain key personnel by setting target annual compensation levels that are competitive with prevailing market practices while also taking into account each individual's responsibilities and contributions over both short-term and long-term horizons. However, the SHC compensation committee believes that compensation should correlate strongly organizational and individual performance and that a significant portion of target compensation should be tied to internal annual financial performance criteria and/or creation of long-term value for investors.

              In communicating the SHC compensation culture to employees, SHC frequently refers to its "share" philosophy: when SHC achieves its financial objectives, it believes in providing the management team an opportunity to share in the financial benefits of those achievements. Similarly, if annual performance does not meet expectations, SHC does not believe in paying members of management generous bonuses or other short-term payouts. This philosophy is intended to create a performance-oriented compensation culture which closely aligns the interests of management with the interests of the other critical stakeholders. This culture is exemplified by target compensation heavily weighted toward performance-based and long-term equity incentive compensation, an annual bonus program tied to meeting or exceeding internal performance goals, a bonus program including a fuel-margin-neutral component to recognize that fuel margins are largely outside of management's control and a future performance hurdle included in certain restricted stock awards.

              Sam L. Susser, SHC's and our Chief Executive Officer, is currently SHC's largest shareholder—owning approximately 11% of SHC's common stock. Mr. Susser has discussed with the SHC compensation committee a preference that he receive any increases in base salary in the form of one-time equity grants rather than cash compensation. Accordingly, his base cash salary has not increased since 2003. These two factors—his large equity interest in SHC and his historical reluctance to accept long-term increases in base salary—have distinguished the SHC compensation committee's approach to compensating Mr. Susser from SHC's other named executive officers in important respects.

              SHC is cognizant of the risks that may arise when companies make incentive compensation a strong component of compensation practices. However, SHC's incentive compensation practices are generally tied to annual corporate or segment-level financial performance metrics that it believes are indicative of prudent management and sustainable growth in its core business and do not create incentives for pursuing short-term gains or engaging in other significant risk-taking behavior. Accordingly, SHC does not believe the form, condition or allocation of the compensation elements provided to employees contributes to any significant level of incremental risk.

SHC's Compensation Setting Process

              The SHC compensation committee assists SHC's board of directors in overseeing compensation policies and practices including: (i) reviewing and approving corporate goals and objectives relevant to the chief executive officer and assessing his performance in light of those goals; (ii) determining and approving chief executive officer compensation; (iii) reviewing and approving compensation levels for all management-level employees, including the named executive officers; (iv) reviewing and approving management incentive compensation policies and programs; (v) reviewing and approving equity compensation programs for employees; and (vi) exercising discretion in the administration of such programs.

              The compensation-setting process used by the SHC compensation committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and through internal research and an assessment of an individual's performance and contributions to SHC, and then allocating that compensation among base salary and short- and long-term incentive compensation. The SHC compensation committee has periodically engaged third-party compensation consultants to provide data or advice regarding compensation determinations and analysis and comparisons of peer company compensation.

Elements of Compensation

              Base Salary.    Each of our and SHC's named executive officers is currently party to an employment agreement with SHC that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the SHC compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. Base salary is designed to provide a fixed minimum level of annual compensation as well as a lever off of which incentive opportunities and other benefit levels are established in the administration of compensation programs.

              Annual Bonuses.    Annual bonuses are intended to motivate and reward SHC's named executive officers by tying performance awards to both the achievement of organization-wide and segment-specific financial goals for the performance year as well as individual performance and achievements. Target bonus levels are established in the named executive officers' employment agreements and may be increased from time to time at the discretion of the SHC compensation committee.

              Final bonus awards are determined in the sole discretion of the SHC compensation committee. The SHC compensation committee chooses to retain ultimate authority over bonus decisions due to the impact that outside variables beyond management's control may have on SHC's results of operations, and its observation that organization-wide or segment-specific performance metrics may not reflect the growth or performance of individuals within SHC. Consequently, while the SHC compensation committee strongly considers the objective performance criteria established as part of the management bonus program to be important components in making award determinations, final bonus decisions are nonetheless entirely discretionary in nature.

              For purposes of assisting its annual bonus determinations, the SHC compensation committee selects internal performance targets that it believes are achievable while also aspirational, insofar as they are indicative of strong organization-wide or, as the case may be, segment-specific performance. While SHC believes that target levels are reasonably attainable, they are necessarily based on certain assumptions as to variables beyond SHC's control, including events of war or terrorism, severe weather events such as hurricanes, changes in commodity price levels and the impact of outside competition—all of which may have a significant impact on SHC's business. The SHC compensation committee also notes any significant impact to financial performance of acquisitions or divestitures that were not contemplated at the time the internal targets were finalized. Historically, the SHC compensation committee has elected to revise the performance criteria whenever there has been a material acquisition or divestiture but has elected not to adjust bonus targets for hurricanes, unanticipated changes in the price of oil and other significant but unforeseen events. Consequently, while the SHC compensation committee looks generally to objective performance measures, it does not take a purely formulaic approach to making bonus decisions and reserves discretion and ultimate authority to consider and discuss any number of subjective factors in making award determinations.

              For the 2011 fiscal year, the SHC compensation committee utilized adjusted EBITDAR of SHC—or net income before net interest expense, income taxes, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses—as the relevant performance measure for making awards under the management bonus program. The SHC compensation committee strongly believes that performance awards should be tied to variables within management's control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of management's control. Accordingly, in 2011 the SHC compensation committee utilized a fuel-margin-neutral measure of adjusted EBITDAR, in addition to reported adjusted EBITDAR, for assessing 2011 performance against targets. For each of its named executive officers, 2011 performance versus target was measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond SHC's control, may have on SHC's operating results. Regardless of the fuel margin neutral EBITDAR, SHC must achieve a certain base level of actual EBITDAR before its named executive officers are eligible for any bonus payments.

              Benefit Plans.    SHC provides other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. SHC's named executive officers are eligible for the same benefit plans provided to certain other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.

              SHC's named executive officers, other than Mr. Susser, may also participate in SHC's Employee Stock Purchase Plan. Mr. Susser is not eligible to participate because he beneficially owns 5% or more of SHC's common stock. Shares of SHC's common stock are purchased quarterly through payroll deductions, with employee contributions limited to the lesser of 10% of compensation or $25,000 annually. Stock purchases are made shortly after the end of each fiscal quarter at 85% of the closing price on the last trading day of the quarter.

              SHC maintains a 401(k) benefit plan for the benefit of its employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the 401(k) plan, employees can contribute up to 100% of their wages, subject to IRS limitations. SHC has also implemented a nonqualified deferred compensation (NQDC) plan for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations, in that the contribution limits and compensation limits of the 401(k) plan do not apply to the NQDC plan.

              Long-Term Incentives.    Long-term incentives generally take the form of equity awards and form a performance-based component of pay historically tied to achievement of internal financial and operational goals at SHC. These awards are generally made at levels intended to provide meaningful incentive for continued employment, and for strong financial performance, over the vesting period. The SHC compensation committee views the incentivizing characteristics of these awards as continuing throughout the full vesting period. Since SHC's initial public offering in 2006, the SHC compensation committee has increasingly recognized the value of long-term equity grants in incentivizing and retaining employees. Beginning in 2010, SHC has made increasing use of annual equity incentive awards as a means of compensating key employees and members of management. Beginning in 2010, SHC also added to its equity compensation program restricted stock units (RSUs) with performance hurdles tied to achievement of internal fuel-margin-neutral EBITDAR targets. These changes have been made to ensure the alignment of long-term interests between named executive officers and outside stakeholders.

Significant Policies and Practices

              Stock Ownership and Retention Policy.    SHC recognizes that ownership of common stock is an effective means to align the interests of its directors and executives with those of its shareholders. It has emphasized the importance of equity ownership among executives and directors. Existing ownership positions of named executive officers combined with equity awards issued in the past create a strong incentive to achieve long-term growth in the price of SHC's common stock. In furtherance of these goals, SHC adopted a set of Corporate Governance Guidelines in 2010 with a stock ownership and retention policy applicable to its directors and executive officers as follows:

Position	Market Value of Common Stock Owned
Chief Executive Officer	6x Base Salary
Executive Vice President	1.5x Base Salary
Senior Vice President	1x Base Salary
Member of Board of Directors	3x Base Retainer

              Each person serving in any of the above capacities is expected to accumulate and retain the corresponding market value of shares in SHC common stock (including "in the money" vested options) within five years of coming under this policy. To the extent this objective is not being met, officers and directors are expected not to sell any shares until their holdings are in line with this policy. SHC believes this policy will reinforce and strengthen the alignment between the interests of directors and senior officers and those of SHC's shareholders.

              Prohibition on Hedging.    No director or officer subject to stock ownership and retention requirements described above is permitted to sell-short, hedge or otherwise engage in transactions in SHC derivative securities the intent or effect of which is to insulate such person's interest in SHC stock, stock options, restricted stock, restricted stock units, or other SHC securities from declines in market value.

              Claw-Back Policy.    SHC's Corporate Governance Guidelines also include a policy that requires it to "claw-back" or recoup any incentive compensation (both cash bonuses and equity awards) paid in the three years preceding the date of any accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws.

              Prohibition on Insider Trading.    SHC has established policies prohibiting officers, directors, and employees from purchasing or selling SHC securities while in possession of material, nonpublic information, or outside of certain "window periods" following the release of annual and quarterly financial results, or otherwise using such information for personal benefit or in any manner that would violate applicable laws and regulations.

              Perquisites and Other Benefits.    SHC provides certain perquisites to executive officers. Executives are eligible to receive annual health examinations and personal administrative and bookkeeping services support from corporate staff. SHC does not provide executive officers with supplemental executive medical benefits or coverage. In addition, SHC generally does not pay for or reimburse executives for aircraft time relating to personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives when executives are traveling on private aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

Employment Agreements

              Each of SHC's named executive officers is currently party to an employment agreement with SHC that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by SHC's compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. These employment agreements provide for severance payments upon certain events of termination with SHC. If SHC terminates the executive "without cause," or the executive elects to terminate employment for "good reason," he or she is generally entitled to two times (three times in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses.

              For purposes of these employment agreements, "good reason" generally includes, (i) a reduction of the executive's base salary or target bonus percentage; (ii) the relocation of the executive's principal office location to a location outside of Corpus Christi or Houston, Texas; (iii) SHC's failure to provide any employee benefits owed to the executive; (iv) a material breach of the executive's employment agreement by SHC; or (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of SHC, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period. Under these employment agreements, the executives are entitled to various "gross-up" payments for certain excise taxes they may incur in connection with annual compensation or any severance payments.

              The SHC compensation committee believes the termination and change of control provisions contained in its executive employment agreements play an important role in attracting, recruiting and retaining executive talent by partially offsetting the career and relocation risks associated with changing jobs and, frequently, moving from larger cities offering greater opportunities for executive-level employment. Additionally, the employment agreements provide long-term protections for SHC through non-competition provisions prohibiting the executives from working in or maintaining anything other than a de minimis ownership interest in another company operating in the convenience store or wholesale motor fuel distribution industry—in any county in which SHC operates at the date of termination of employment—as well as non-solicitation agreements prohibiting the executive from hiring SHC employees, for a period of two years from the date of termination.

Process and Timing of Compensation Decisions

              The compensation-setting process used by the SHC compensation committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and/or through internal research and an assessment of an individual's performance and contributions to SHC, and then allocating that compensation among base salary and short and long-term incentive compensation.

              The SHC compensation committee reviews and approves all compensation targets and payments for senior management, including SHC's NEOs. Sam L. Susser, SHC's and our Chief

Executive Officer, evaluates the performance of other officers and develops individual recommendations for the SHC compensation committee's assessment and approval. CEO compensation is reviewed and approved by the SHC compensation committee and by the Board, based upon their independent evaluation of the CEO's performance and contributions.

              The SHC compensation committee periodically engages third-party compensation consultants to provide data or advice regarding compensation determinations. In 2011, the SHC compensation committee engaged Buck Consultants LLC to update their 2010 executive and director compensation market analysis, as discussed in more detail below.

              Market Compensation Analysis.    In the fourth quarter of 2010 the SHC compensation committee engaged the services of Buck Consultants LLC ("Buck") to conduct an independent study to compare salaries, bonuses, and long-term incentives for the CEO, NEOs and the Board of Directors on the basis of both (i) a broad market survey analysis utilizing both private and public company data obtained from proprietary sources and (ii) a proxy analysis of comparable public companies. The broad market survey analysis aggregates data from hundreds of companies across a variety of industries with similar annual revenues to those of SHC. Due to SHC's unique retail convenience store, wholesale fuel distribution and restaurant business structure and its relative size, the SHC compensation committee believes SHC has no direct peer companies. Also, individual roles, experience levels and other factors within peer companies may vary. Accordingly, these studies played a role in satisfying the SHC compensation committee that its compensation plan was in line with appropriate ranges of NEO and director compensation, and assisted the SHC compensation committee in determining salary, bonus and long-term incentives for the 2011 fiscal year. In the fourth quarter of 2011 the SHC compensation committee engaged Buck to perform an update of their broad market survey analysis and proxy analysis to assist them in determining salary, bonus and long-term incentives for the 2012 fiscal year.

              The public company comparison group used by Buck to complete its public company proxy analysis consisted of the following 21 companies, which is the same peer group as was used in the 2010 analysis except that 99 Cent Only Stores, Inc. and California Pizza Kitchen were removed, as they are no longer publicly traded, and O'Reilly Auto Parts, Jack in the Box and Tractor Supply were added:

Alon USA Energy, Inc.	Weiss Markets Inc.	Spartan Stores Inc.
The Pantry, Inc.	Jack in the Box	Bob Evans Farms, Inc.
Casey's General Stores, Inc.	O'Reilly Auto Parts	Village Super Market Inc.
Delek US Holdings, Inc.	Fred's Inc.	Nustar Energy L.P.
Texas Roadhouse, Inc.	Ingles Markets Inc.	Sally Beauty Holdings, Inc.
Cracker Barrel Old Country Stores, Inc. Tractor Supply	Carrols Restaurant Group, Inc. Regency Energy Partners LP	Red Robin Gourmet Burgers, Inc. Ruddick Corporation

              The SHC compensation committee reviewed the mean, median and 25th and 75th percentile base salary, total cash and total compensation levels by position in this analysis, and considered these findings in assessing 2012 executive compensation levels. SHC's CEO's 2011 target compensation was between the 25th and 50th percentiles in this analysis reflecting his repeated recommendation to the SHC compensation committee that it consider one-time equity grants in lieu of making any increases to his base salary above the level set in 2003. The SHC compensation committee also considered Mr. Susser's significant ownership (approximately 11%) of its outstanding common stock. Average NEO 2011 target compensation excluding its CEO was also between the 25th and 50th percentiles. Average annual compensation for its non-employee, independent directors was between the 25th and 50th percentiles.

              Individual Responsibilities, Performance and Contributions.    Individual responsibilities and performance criteria may also provide the impetus for certain compensation decisions and are used by the SHC compensation committee in assessing comparability of market data, refining decisions regarding target levels of NEO annual compensation and considering equity award grants. These criteria are specific to each NEO position and may relate to a number of characteristics, including:

  •
  Role and Responsibilities within SHC

  •
  Leadership

  •
  Customer/Frontline Employee Experience

  •
  Financial Performance/Acumen

  •
  Ethics/Integrity

  •
  Driving Growth

  •
  Planning, Execution and Problem Solving

  •
  Strategic Vision/Direction

  •
  Leadership Development/Succession Planning

  •
  Internal Controls/Risk Management

  •
  External Relations

  •
  Board Relations and Operations

              These criteria may also be used at the SHC compensation committee's discretion to adjust an individual's annual performance bonus above or below the level called for by reference to achievement of specific financial targets.

              Timing of Compensation Decisions.    The SHC compensation committee meets annually in the first quarter of each fiscal year to review the previous year's performance relative to financial targets and may award bonuses and long-term incentive awards that tie to the achievement of those goals. The SHC compensation committee will also then review the goals and management strategies for the new year, establish the target bonus levels for that fiscal year and approve any salary adjustments and associated effective dates. The SHC compensation committee may, however, review salary and bonus levels at other times in the event of mid-year appointments, changes in responsibility or promotions. The SHC compensation committee may also consider and grant long-term incentive awards from time to time as deemed appropriate during the year.

              The following table summarizes the approximate timing of some of SHC's more significant compensation events:

Event	Timing
• Determine annual incentive bonus for preceding fiscal year	First quarter
• Consider base salary adjustments for executive officers for current fiscal year	First quarter
• Establish financial performance objectives for annual bonuses for following fiscal year	Fourth quarter
• Consider long-term incentive compensation awards	First quarter and from time to time

SHC Equity Plans

              In connection with its initial public offering, SHC adopted the SHC 2006 Equity Incentive Plan (the "SHC Plan") which governs the terms of equity awards granted to its management team prior to its initial public offering as well as any future equity awards granted by SHC. The SHC Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, SHC and its subsidiaries, by providing them with opportunities to acquire shares of its common stock or to receive monetary payments. Additionally, the SHC Plan provides SHC a means of directly tying its executives' financial reward opportunities to its shareholders' return on investment.

              Employees and directors of, and consultants to, SHC or any of its subsidiaries are eligible to participate in the SHC Plan, which is administered by the SHC compensation committee. The SHC Plan makes available an aggregate of 2,637,277 shares of SHC's common stock, subject to adjustments. The SHC Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, shares of restricted stock, and other stock-based awards. The SHC compensation committee determines, with regard to each type of award, the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award. Additionally, in 2008, its shareholders approved the 2008 Susser Holdings Corporation Employee Stock Purchase Plan (the "2008 Employee Stock Purchase Plan"), which permits eligible employees to purchase SHC common stock through accumulated payroll deductions.

              As of January 1, 2012, a total of 817,681 shares of SHC stock had been issued under its equity compensation plans, net of forfeitures, with 410,148 shares remaining subject to vesting provisions. Total shares remaining available for issuance under its equity compensation plans were as follows:

SHC Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	793,494	$12.30	1,670,158
Equity compensation plans not approved by security holders	—	—	—

Total	793,494	$12.30	1,670,158

(1)
Includes 993,016 shares remaining available for future issuance under the SHC Plan and 677,142 shares remaining available for future issuance under the 2008 Employee Stock Purchase Plan.

              Adjustment of Awards.    In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, or other like change in capital structure (other than normal cash dividends) or similar corporate event or transaction of SHC, the SHC compensation committee will determine whether and to what extent it should substitute or adjust, as applicable, the number and kind of shares of stock that may be issued under the SHC Plan or under particular forms and conditions of such awards.

              In the event SHC is a party to a merger or consolidation or similar transaction (including a change of control), the SHC compensation committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, that at any time prior to such transaction, all then outstanding awards shall become immediately exercisable or vested and any restrictions on any awards shall immediately lapse. In addition, the SHC compensation committee may provide that all awards held by participants, who are at the time of the event in its service or the service of any of its subsidiaries or affiliates, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant's service or that all awards will be substituted with awards that will substantially preserve the otherwise applicable terms of affected awards previously granted hereunder, in each case, as determined by the SHC compensation committee in its sole discretion.

              Amendment and Termination.    The SHC compensation committee has the right to amend, suspend or terminate the SHC Plan at any time, provided that no amendment may adversely affect in any material respect any participant's rights under any award previously made or granted under the SHC Plan without the participant's consent. Also, no amendment of the SHC Plan may be made without approval of its shareholders if the approval is necessary to comply with any tax or regulatory requirement applicable to the SHC Plan.

              Compliance with Internal Revenue Code Section 409A.    In the event that the SHC compensation committee determines that the SHC Plan and/or awards are subject to Internal Revenue Code Section 409A, the SHC compensation committee may, in its sole discretion and without a participant's prior consent, amend the SHC Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the SHC Plan and/or any award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such award, and (iii) comply with the requirements of Code Section 409A, including any regulations or other interpretive guidance that may be issued after the grant of any award. However, neither SHC nor the SHC compensation committee is obligated to ensure that awards comply with Code Section 409A or to take any actions to ensure such compliance.

Termination and Change of Control Benefits

              Employment agreements between SHC and each of the NEOs provide for severance payments upon certain events of termination of employment from SHC. For more information regarding the termination and change of control benefits set forth in these employment agreements, see "—Compensation Discussion and Analysis—Elements of Compensation—Employment Agreements."

Discussion and Tabular Disclosure Regarding Historical and Current Compensation

              Adjustments to Base Compensation and Target Bonus Levels.    Each of SHC's NEOs is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the SHC compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. The table below presents the annual base salary levels and target bonus levels (expressed as a percentage of base salary) for each of SHC's NEOs after giving effect to any increases approved by the

SHC compensation committee from the base levels specified in the executives' respective employment agreements:

Executive Officer	Year	Base Salary(1)		Target Bonus Percentage
Sam L. Susser	2012	$500,000	(2)	75	%(2)
President and CEO	2011	500,000	(2)	60	%(2)
Mary E. Sullivan	2012	$266,738		60%
Executive Vice President, Chief Financial Officer and Treasurer	2011	231,946		60%
E.V. Bonner, Jr	2012	$310,040		60%
Executive Vice President, Secretary and General Counsel	2011	303,960		60%
Rocky B. Dewbre	2012	$269,124		60%
Executive Vice President and President/Chief Operating Officer—Wholesale	2011	244,658		60%

(1)
Annualized base salary level, which, to the extent of any increase or decrease from the preceding year, generally becomes effective during the first fiscal quarter.

(2)
Mr. Susser's base compensation in 2011 and 2012 consists of $500,000 in cash base salary together with an award of $100,000 in restricted stock. His annual bonus will be calculated as a percentage of the total $600,000 in base compensation.

              Mr. Susser's cash base salary has remained unchanged at $500,000 since 2003. For the 2011 fiscal year the SHC compensation committee increased Mr. Susser's total base compensation to $600,000 per year, consisting of $500,000 in cash base salary and $100,000 in restricted stock. This increase was approved in recognition of Mr. Susser's significant contributions to SHC's 2010 performance and in recognition of market compensation practices. For the 2012 fiscal year, the SHC compensation committee determined that Mr. Susser's base compensation would remain at $600,000, consisting of $500,000 cash salary and $100,000 in restricted stock. Additionally, as further discussed below, the SHC compensation committee granted Mr. Susser restricted stock valued at $600,000 in light of SHC's record performance for 2011 and considering Mr. Susser's recommendation that his base compensation not be increased.

              Each of SHC's other NEOs received a 3% increase in base salary for 2011, based on the SHC compensation committee's determination that they led significant improvement at SHC in 2010 and to better reflect competitive market conditions. In the first quarter of 2012, the SHC compensation committee determined that each of its other NEOs should receive a base salary increase reflecting their leadership contributing to achieving record performance for 2011, executing on SHC's growth plans by achieving its 23rd consecutive year of increasing same store merchandise sales, adding 19 new retail stores and completing an acquisition in the wholesale segment, and continuing to improve organizational competencies. The SHC compensation committee also considered other components of NEO short and long-term compensation, market considerations and peer group analysis for each NEO, and economic factors which SHC considers in developing salary increase recommendations for its non-NEO employees. Mr. Bonner received a 2% increase in base salary. Mr. Dewbre received a 10% base salary increase and Ms. Sullivan received a 15% base salary increase, reflecting adjustments the SHC compensation committee determined were appropriate to move them closer to the 50th percentile of the peer group analysis.

              2011 and 2012 Bonus Programs.    For the 2011 fiscal year, the SHC compensation committee utilized consolidated, retail segment and wholesale segment adjusted EBITDAR—or net income before net interest expense, income taxes, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses—as the relevant performance measure for making awards under the management bonus program.

              The SHC compensation committee strongly believes that performance awards should be tied to variables within its employees' control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of its employees' control. Accordingly, in 2011, the SHC compensation committee utilized a fuel-margin-neutral measure of adjusted EBITDAR, in addition to reported adjusted EBITDAR, for assessing 2011 performance against targets. Each of SHC's NEOs (and for each of these three adjusted EBITDAR measures, as applicable) 2011 performance versus target was measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond its control, may have on its operating results. Regardless of the fuel margin neutral EBITDAR, SHC must achieve a certain base level of actual EBITDAR before its NEOs are eligible for any bonus payments.

              At the beginning of the 2011 fiscal year, the SHC compensation committee determined that its objective assessment of Mr. Dewbre's performance would be based 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of wholesale segment adjusted EBITDAR. The performance of its other NEOs was assessed based upon performance of SHC relative to internal target levels of consolidated adjusted EBITDAR. The following table reflects the correlation between (i) achievement of internal target levels of these metrics and (ii) corresponding target bonus dollars available for each of its NEOs (expressed as a percentage of base salary) for the 2011 fiscal year.

2011 Management Bonus Program
Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)
To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	*	*	*
All other Named Executive Officers	3.0%	60.0%	100.0%	175.0%

*
Mr. Susser's Employment Agreement specifies a bonus of 50% of base salary when SHC achieves its annual internal target, but the SHC compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

              The table below reflects the performance of SHC in its achievement of 2011 adjusted EBITDAR targets and the relative importance each of these components played in NEO nominal bonus calculations under SHC's 2011 annual bonus program.

2011 SHC Results vs. Internal Performance Targets and
Relative Weight of Targets in Nominal NEO Bonus Determinations

	Adjusted Consolidated EBITDAR	Wholesale Segment Adjusted EBITDAR
	($ in thousands)
2011 Internal Performance Target	$167,049	$25,373
2011 Results as a Percentage of Target(1):
Actual Result	127.4%	115.3%
Fuel-Margin-Neutral Result(2)	98.6%	100.0%
Allocation of EBITDAR Components in Nominal Bonus Calculations (by NEO):
Sam L. Susser	100.0%	—
Mary E. Sullivan	100.0%	—
E.V. Bonner, Jr.	100.0%	—
Rocky B. Dewbre	66.7%	33.3%

(1)
2011 bonus amounts based on a (i) 50% weighting of actual results to target adjusted EBITDAR and (ii) 50% weighting of fuel-margin-neutral results to target adjusted EBITDAR.

(2)
Fuel-margin-neutral result is the calculation of adjusted EBITDAR as if fuel margin expressed in terms of cents per gallon ("CPG") was equal to the target CPG.

              For their 2011 performance, the SHC compensation committee approved bonus awards to each of its NEOs at the nominal levels set forth in the 2011 bonus program, as reflected under the "Summary Compensation Table" presented below. The SHC compensation committee determined that Mr. Susser's total bonus for 2011 would be $830,000 to reflect record financial and operating performance for 2011, but determined that one-third of his bonus would be paid in the form of shares of restricted stock, vesting 50% each on November 1 of 2012 and 2013, to further reinforce alignment with shareholders. Bonuses for the other four NEOs were paid in cash.

              For fiscal 2012, the SHC compensation committee decided to adopt a similar bonus program for 2012, which is as follows:

2012 Management Bonus Program
Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)
To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	75.0%	*	*
All other Named Executive Officers	3.0%	60.0%	100.0%	175.0%

*
Mr. Susser's Employment Agreement specifies a bonus of 50% of base salary when SHC achieves its annual internal target, but the SHC compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level. The SHC compensation committee has elected 75% of base salary as a preliminary guide for 2012 at the 100% of target performance level.

              2011 and 2012 Long-term Equity Awards.    In 2011, SHC granted each of its NEOs, other than its CEO, 10,000 restricted stock units ("RSUs"). These RSUs were subject to an initial performance hurdle, namely, the achievement of internal plan consolidated adjusted EBITDAR on a fuel-margin-neutral basis. Effective March 16, 2012 (the date of its Form 10-K filing with the SEC) the SHC compensation committee concluded that this performance hurdle had been achieved at the 98.6% level, and that each of its non-CEO NEOs would receive 6,733 RSUs, which remain subject to time vesting ratably on November 1 of 2012, 2013 and 2014.

              In March 2012, each of SHC's NEOs, other than its CEO, received 10,000 RSUs, which are subject to achieving specific performance hurdles relative to their respective 2012 internal target for consolidated adjusted EBITDAR on a fuel-margin-neutral basis. The determination of whether any or all of the performance criteria are met will be made in March 2013. Any RSUs ultimately awarded based on achieving 2012 performance targets will remain subject to time vesting ratably on November 1 of 2013, 2014 and 2015.

              In March of 2011, in addition to the 15,518 shares of restricted stock he received as part of his 2010 bonus, SHC granted its CEO, Sam L. Susser, 37,008 shares ($500,000 grant date fair value) of restricted stock vesting ratably on November 1 of 2011, 2012 and 2013. One-fifth of these shares were granted as part of Mr. Susser's 2011 base compensation (as discussed above). The remainder were granted in recognition of his, and SHC's, exceptional performance in 2010, and growth in cash flow and personnel development over the last five years.

              In March 2012, Mr. Susser received a total of 39,523 shares of restricted stock, comprised of the following:

  •
  11,196 shares in lieu of cash for one-third of his 2011 bonus, as discussed above, with a fair value on the date of grant of $276,653. These shares vest ratably on November 1 of 2012 and 2013.

  •
  4,046 shares ($100,000 fair value) granted as part of his 2012 base compensation. These shares vest ratably on November 1 of 2012, 2013 and 2014.

  •
  24,281 shares ($600,000 fair value) granted in recognition for exceptional performance in 2011. These shares vest ratably on November 1 of 2012, 2013 and 2014.

              In addition to these restricted stock grants, Mr. Susser received a long-term incentive performance grant of 6,070 RSUs. These RSUs are subject to meeting cumulative internal performance targets for 2012, 2013 and 2014. The determination of how many, if any, of these RSUs will be awarded will be made in early 2015. Vesting for any of these RSUs earned will take place on March 1, 2015.

Summary Compensation Table

              The following table provides a summary of total compensation paid by SHC for 2011 to its NEOs. The table shows amounts earned by such persons for services rendered to SHC in all capacities in which they served. The elements of compensation listed in the table are more fully described in the

"SHC Compensation Discussion and Analysis" section of this report and in the footnotes that follow this table.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Sam L. Susser	2011	500,000	(5)	553,347	(6)	776,631	(6)	—	89,577	1,919,555
SHC President and Chief
Executive Officer
Mary E. Sullivan	2011	230,647		256,301		90,963		—	31,006	608,917
SHC Executive Vice President,
Chief Financial Officer
and Treasurer
E.V. Bonner, Jr.	2011	302,258		335,876		90,963		—	40,633	769,730
SHC Executive Vice President,
Secretary and General
Counsel
Rocky B. Dewbre	2011	243,288		260,820		90,963		—	30,377	625,448
SHC Executive Vice President
and President and Chief
Operating Officer—Wholesale

(1)
Includes base salary paid to each NEO during 2011, which included 26 pay periods.

(2)
Amounts included in bonus column are the amounts earned for 2011, but such amounts were paid in March of 2012.

(3)
The amounts reported for stock awards represent the full grant date fair value of the restricted stock awards granted in 2011 calculated in accordance with the accounting guidance on share-based payments. Included in the 2011 grants are awards of RSUs that were subject to performance criteria, as further described in the "Grants of Plan-Based Awards" table below. Also included in these amounts are restricted shares granted to Mr. Susser in lieu of cash payments for his base salary and bonus for the applicable fiscal year, as further discussed in notes 5 and 6 to this table. These amounts reflect the stock price on the date of grant, but do not correspond to the actual value that may be recognized by the NEOs upon disposition of vested stock and do not give effect to any decline or increase in the trading price of its stock since the date of grant. Compensation cost is being recognized over the related vesting period in accordance with FASB ASC Topic 718.

(4)
The details of amounts listed as "All Other Compensation" are presented in the "All Other Compensation" table below.

(5)
Mr. Susser received $100,000 of his 2011 base salary in restricted stock instead of cash. The value of these shares of restricted stock is included in the stock awards column for 2011 above, and not included in the salary column. These shares vest ratably on November 1, 2011, November 1, 2012 and November 1, 2013.

(6)
Sam L. Susser was granted a cash bonus for 2011 in the amount of $553,347, plus 11,196 shares of restricted stock on March 1, 2012 in recognition of SHC's performance for 2011. Shares vest ratably on November 1, 2012 and November 1, 2013. The fair value of the grant is $276,653, based on the closing price on the date of grant of $24.71 per share. The value of these shares of restricted stock are included in the stock awards column for 2011.

 All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to 401(k) and Deferred Compensation Benefits Plans ($)(2)	Total
Sam L. Susser	2011	34,038	55,539	89,577
Mary E. Sullivan	2011	—	31,006	31,006
E.V. Bonner, Jr.	2011	—	40,633	40,633
Rocky B. Dewbre	2011	—	30,377	30,377

(1)
Perquisites and other personal benefits are included for each NEO only to the extent the aggregate value is equal to or greater than $10,000 in any year. For Sam L. Susser, perquisites consisted primarily of the estimated value of personal bookkeeping and secretarial services provided by Susser personnel ($34,038 in 2011) and the cost of annual health examinations.

(2)
Each of its NEOs is eligible to participate in a 401(k) plan that is generally available to all employees. Additionally, certain highly compensated employees, including its NEOs, are eligible to participate in its NQDC plan. The investment options in the NQDC plan mirror those available in its 401(k) plan, and do not contain any above-market or preferential earnings. SHC's contributions to the 401(k) and NQDC plans accrued for fiscal 2011 included a discretionary match of 80% on the first 6% of salary deferred in addition to the 20% guaranteed match.

Grants of Plan-Based Awards
For Fiscal Year Ended January 1, 2012

Estimated Future Payouts Under Equity Incentive Plan Awards
					All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)
Exercise Price of Option Awards ($/Sh)
Grant Date Fair Value of Stock Awards ($)(3)
Approval Date
Name	Type of Award(1)	Grant Date		Target (#)(1)
Sam L. Susser	Performance RSUs	—	—	—	—	—	—	—
	Restricted Stock Awards	3/1/2011	2/9/2011	—	52,526	—	—	709,626
	Non-Qualified Options	—	—	—	—	—	—	—
Mary E. Sullivan	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—
E.V. Bonner, Jr.	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—
Rocky B. Dewbre	Performance RSUs	3/1/2011	2/9/2011	6,733	—	—	—	90,963
	Restricted Stock Awards	—	—	—	—	—	—	—
	Non-Qualified Options	—	—	—	—	—	—	—

(1)
Performance RSUs are Restricted Stock Units subject to performance criteria. The reported grant date fair value of the restricted stock unit award was determined based on the closing price of its stock on the grant date of $13.51. These grants were subject to performance criteria, in addition to time vesting requirements. The performance criteria for a portion of these has been deemed to have been met effective March 16, 2012 and are reflected in the table above. The RSUs vest over a 44 month period, vesting equally on November 1, 2012, November 1, 2013 and November 1, 2014.

(2)
The reported grant date fair value of the restricted stock award was determined based on the closing price of its stock on the grant date of $13.51. Mr. Susser received 15,518 shares of restricted stock as part of his 2010 bonus, which vest ratably on November 1, 2011 and November 1, 2012. The value of these shares is reflected in the summary compensation table as compensation for 2010. Included in Mr. Susser's 2011 compensation in the summary compensation table are 11,196 restricted shares with a grant date fair value of $276,653. These shares were granted in March 2012 as part of his 2011 bonus, and therefore are not reflected in the 2011 activity above. The other restricted shares vest ratably over three years on November 1, 2011, November 1, 2012 and November 1, 2013.

(3)
The reported grant date fair value of each stock award was determined in compliance with FASB ASC Topic 718 and are more fully described in Note 17—Share Based Compensation of SHC's Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K, which is included in its 2011 Annual Report to Security Holders.

Outstanding Equity Awards at January 1, 2012

							Stock Awards(1)
												Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
	Option Awards(1)									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Name	Number of Securities Underlying Exercisable Options (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (2)
Sam L. Susser	—		—		—	—	2,500	56,550	(4)	—		—
	—		—		—	—	3,334	75,415	(5)	—		—
	—		—		—	—	2,500	56,550	(6)	—		—
	—		—		—	—	7,759	175,509	(9)	—		—
	—		—		—	—	24,672	558,081	(10)	—		—
Mary E. Sullivan	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300
E.V. Bonner, Jr.	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300
Rocky B. Dewbre	27,936	(3)	27,936	(3)	11.19	12/20/2015	1,334	30,175	(6)	—		—
	2,596	(3)	2,596	(3)	11.19	3/1/2018	3,000	67,860	(7)	—		—
	—		—		—	—	—	—		3,000	(8)	67,860
	—		—		—	—	—	—		6,733	(11)	152,300

(1)
Reflects options, restricted stock and restricted stock units granted under the SHC Plan. The awards generally vest over a two to four year period. The option awards expire 10 years after date of grant. For additional information, refer to Note 17—Share Based Compensation of SHC's Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K, which is included in its 2011 Annual Report to Security Holders.

(2)
Based on closing market price of $22.62 on December 30, 2011.

(3)
These options were granted related to the one-time option exchange program that was approved by Shareholders on May 26, 2010. Messrs. Bonner and Dewbre and Ms. Sullivan each tendered 85,531 options with an exercise price of $16.50 and 10,000 options with an exercise price of $24.22 in exchange for these new options. The unvested portion of these awards is scheduled to vest on September 30, 2012.

(4)
The unvested portion of this award is scheduled to vest on March 27, 2012.

(5)
The unvested portion of this award is scheduled to vest on February 29, 2012 and February 28, 2013.

(6)
The unvested portion of this award is scheduled to vest on March 3, 2012.

(7)
The unvested portion of this award is scheduled to vest on April 8, 2012, April 8, 2013 and April 8, 2014.

(8)
The performance criteria for this award was met as of March 18, 2011, and the unvested portion is scheduled to vest on November 1, 2012.

(9)
The unvested portion of this award is scheduled to vest on November 1, 2012.

(10)
The unvested portion of this award is scheduled to vest on November 1, 2012 and November 1, 2013.

(11)
The performance criteria for this award was met as of March 16, 2012, and the unvested portion is scheduled to vest in equal installments on November 1, 2012, November 1, 2013 and November 1, 2014.

Option Exercises and Stock Vested

              The following table provides information regarding the vesting of restricted stock in SHC held by SHC's NEOs during 2011. No options have been exercised by any NEO.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sam L. Susser	26,761	513,872
Mary E. Sullivan	5,333	94,802
E.V. Bonner, Jr.	5,333	94,802
Rocky B. Dewbre	5,333	94,802

(1)
The reported value for this column is determined by multiplying number of vested shares by the closing price on the date of vesting.

Pension Benefits

              Other than its 401(k) and non-qualified deferred compensation plans described elsewhere in this document, SHC does not maintain any other plan that provides for payments or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

              The following table provides information regarding contributions by SHC and each NEO participating in its non-qualified deferred compensation plan during 2011. The table also presents each NEO's earnings and year-end balances in the SHC Plan. SHC's non-qualified deferred compensation plan is described above in "Compensation Discussion and Analysis" under the caption "Perquisites and Other Benefits."

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Sam L. Susser	694,238	55,539	(75,010)	—	2,257,060
Mary E. Sullivan	20,672	20,672	(4,171)	—	161,456
E.V. Bonner, Jr.	115,115	32,781	(5,730)	—	465,875
Rocky B. Dewbre	20,253	20,253	(11,754)	—	322,944

(1)
The amounts shown reflect the executive's contributions to the NQDC plan during the fiscal year, and are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.

(2)
The amounts included in this column reflect SHC's matching contributions to the NQDC plan, and are included within the amounts reported "All Other Compensation" for 2011 in the Summary Compensation Table.

(3)
Reflects net earnings/(losses) in each participant's plan account. These amounts do not constitute above market interest or preferential earnings, and, therefore, are not included in the summary compensation table above.

(4)
The following table provides information regarding amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEOs in the Summary Compensation Table related to 2003 through 2010.

Name	Previously Reported Compensation ($)
Sam L. Susser	1,211,588
Mary E. Sullivan	108,659
E.V. Bonner, Jr.	272,651
Rocky B. Dewbre	272,839

Potential Payments Upon Termination or Change of Control

              In addition to the termination and change of control provisions in SHC's employment agreements with its NEOs, each of its NEOs currently holds stock options and/or shares of restricted stock that have not vested. A number of these shares and options will vest immediately upon a change of control of SHC, irrespective of whether the employment of any NEO is terminated, and all vest upon the termination of the executive due to death or disability, as further discussed in the table below.

              The following table shows the amount of incremental value that would have been received by each of the NEOs upon certain events of termination or a change of control of SHC on January 1, 2012:

Name	Benefit	Termination Due to Death or Disability ($)(1)	Termination by Executive for "Good Reason" except Change of Control, or by Company Other than for "Cause" ($)(2)	Change of Control Followed by Termination for "Good Reason" ($)(3)	Change of Control with Continued Employment ($)(4)
Sam L. Susser	Salary	—	1,500,000	1,500,000	—
	Health/Medical	13,146	40,691	40,691	—
	Option Vesting	—	—	—	—
	Stock Vesting	922,104	—	922,104	339,300
	Tax Gross-Up	—	—	528,091	—
Mary E. Sullivan	Salary	—	463,892	463,892	—
	Health/Medical	4,800	22,800	22,800	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—
E.V. Bonner, Jr.	Salary	—	607,920	607,920	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—
Rocky B. Dewbre	Salary	—	489,316	489,316	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	348,981	—	348,981	348,981
	Stock Vesting	318,196	—	318,196	30,175
	Tax Gross-Up	—	—	—	—

(1)
Health care benefits do not continue upon an executive's disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for one year; amounts reflected represent portion of annualized premiums attributable to spouse/dependent coverage. Any unvested options or restricted stock fully vests upon death or disability. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62.

(2)
Three times base salary for Mr. Susser and two times base salary for Ms. Sullivan and Messrs. Bonner and Dewbre. Amount of health care benefits represent 18 months of COBRA premiums, plus a cash payment representing 6 months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(3)
In the case an executive terminates employment for "good reason" related to a change of control event, in addition to any payments that would be due for salary and health care benefits, any unvested options or restricted stock would also fully vest. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62. The present value of the benefit attributed to early vesting of options and restricted stock is included in the payments or benefits subject to potential excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
Certain unvested options or restricted stock fully vest upon a change of control event for Messrs. Susser, Bonner and Dewbre and Ms. Sullivan. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $22.62 (the closing price of its common stock on December 30, 2011) and the options' exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $22.62. Certain of Messrs. Bonner and Dewbre and Ms. Sullivan restricted stock vest upon change of control only if the NEO does not retain his or her current position. The amounts reflected in the above table include only those options or restricted stock for which vesting acceleration occurs upon change of control without regard to continued employment.

              In the event an executive resigns for reasons other than death, disability or "good reason," its employment agreements do not provide for any special payments or benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the beneficial ownership of common units and subordinated units of Susser Petroleum Partners LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

  •
  beneficial owners of 5% or more of our common units;

  •
  each director, director nominee and named executive officer of our general partner; and

  •
  all of our directors and executive officers of our general partner, as a group.

              The following table does not include any awards granted under the long-term incentive plan in connection with this offering or any common units that directors and executive officers may purchase in this offering through the directed unit program described under "Underwriting." Please read "Executive Officer Compensation—Compensation Discussion and Analysis."

Name of Beneficial Owner(1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned		Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned		Percentage of Common and Subordinated Units Beneficially Owned
SHC(2)		(3)%			100%			%
Sam L. Susser(4)
E.V. Bonner, Jr.	—	—		—	—		—
Rocky B. Dewbre	—	—		—	—		—
Mary E. Sullivan	—	—		—	—		—
All executive officers and directors as a group (four persons)			%			%		%

(1)
As of the date of this prospectus, there are no arrangements for any listed beneficial owner to acquire within 60 days common units from options, warrants, rights, conversion privileges or similar obligations. Unless otherwise indicated, the address for all beneficial owners in this table is 555 East Airtex Drive, Houston, Texas 77073.

(2)
The address for SHC is 4525 Ayers Street, Corpus Christi, Texas 78415.

(3)
Of this amount,                        common units will be issued to SHC at the closing of this offering and up to                        common units will be issued to SHC within 30 days of this offering, assuming the underwriters do not exercise their option to purchase up to an additional                        common units. Please read "Summary—The Offering—Units outstanding after this offering."

(4)
In addition to serving as the chairman of our board of directors of our general partner, Mr. Susser is also a director of SHC, and as such, he is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by SHC but he cannot individually control the outcome of such decisions. Mr. Susser disclaims beneficial ownership of the common units and subordinated units held by SHC.

              The following table sets forth, as of July 26, 2012, the number of shares of common stock of SHC owned by each of the named executive officers, directors and nominees to the board of directors of our general partner and all directors and executive officers of our general partner as a group.

Name and address of beneficial owner(1)	Total shares of common stock beneficially owned(2)	Percentage of total shares of common stock beneficially owned(3)
Sam L. Susser(4)	2,394,058	11.4%
E.V. Bonner, Jr.(5)	183,118	*
Rocky B. Dewbre	94,970	*
Mary E. Sullivan	98,113	*
All directors and executive officers as a group (four persons)	2,770,259	13.1%

*
Less than 1.0%

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 4525 Ayers Street, Corpus Christi, TX 78415.

(2)
Beneficial ownership for the purposes of the above table is determined in accordance with the rules and regulation of the Securities and Exchange Commission. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers with sixty (60) days. Accordingly, this table does not include options to purchase our shares of common stock which are not scheduled to vest and become exercisable within the next sixty (60) days, or shares of restricted stock or shares underlying restricted stock units unless any performance criteria have been satisfied and all time-based restrictions associated therewith will lapse within the next sixty (60) days. The share numbers reflected in the table set forth above include no securities other than shares actually owned as of July 26, 2012 because as of that date the named individuals held no securities with vesting or restriction lapse dates scheduled to occur within the next sixty (60) days.

(3)
As of July 26, 2012, there were 21,090,355 shares of SHC common stock issued and outstanding.

(4)
The total number of shares of common stock includes shares held in trust in which Mr. Susser acts as Trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.

(5)
Includes 1,000 shares owned by Mr. Bonner's minor children.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, SHC will own, directly or indirectly,                        common units and                        subordinated units representing an aggregate approximately        % limited partner interest in us, and will own and control our general partner. SHC will also appoint all of the directors of our general partner, which will maintain a 0.0% non-economic general partner interest in us, and SHC will be issued the incentive distribution rights.

              The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

              The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Susser Petroleum Partners LP.

Formation Stage
The aggregate consideration received by our general partner and its affiliates, including SHC, for the contribution of their interests	• common units;
• subordinated units;
• 0.0% non-economic general partner interest; and
• our incentive distribution rights.

In addition, in connection with the completion of this offering, we will purchase approximately $146.8 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new loan that is fully guaranteed by SHC, and the proceeds from such loan will be used to make a $146.8 million distribution to SHC or its affiliates.
Operational Stage
Distributions of available cash to SHC and its affiliates
We will generally make cash distributions to our unitholders, including affiliates of our general partner as the holders of an aggregate of common units and all of the subordinated units. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, SHC (in its capacity as the holder of our incentive distribution rights) will be entitled to increasing percentages of the distributions, up to a maximum of 50.0% of the distributions above the highest target distribution level. Our general partner will not receive distributions on its non-economic general partner interest.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, SHC and its affiliates would receive an annual distribution of approximately $ million on their common units and subordinated units.
Payments to our general partner and its affiliates
Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its 0.0% non-economic general partner interest and its affiliates' incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates in Connection with the Transactions

              In connection with this offering, certain other agreements with SHC will be contributed to us, as described in more detail below.

Contribution Agreement

              In connection with the completion of this offering, we will enter into a contribution agreement that will effect the formation transactions described herein, including the transfer of the ownership interests in Susser Operating and the use of the net proceeds of this offering. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm's-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

              In addition to the commercial agreements with SHC that will be contributed to us in connection with the completion of this offering, we will enter into an omnibus agreement with SHC, which is summarized below.

    Option on 75 New or Recently Constructed Stripes® Convenience Stores.

              Pursuant to the omnibus agreement, among other things, SHC will grant us an option to acquire up to 75 new or recently constructed convenience stores and lease the stores back to SHC under a form lease agreement. Our option with respect to 15 stores will begin upon completion of this offering and expire on the first anniversary of the completion of this offering. Our option with respect to 25 additional stores will begin on the first anniversary of the completion of this offering and expire on the second anniversary of the completion of this offering. The option period with respect to the remaining 35 stores will begin on the second anniversary of the completion of this offering and expire on the third anniversary of the completion of this offering.

              Each store purchased and leased pursuant to the exercise of the sale and leaseback option will be (i) purchased by us at SHC's cost, including real estate and construction costs (as calculated consistently with SHC's prior practices, and pursuant to a certificate of cost delivered to us), and (ii) leased to SHC under a form lease agreement at an initial annual rate of 8% of the purchase price for an initial term of 15 years. In addition, any stores that we purchase and lease back to SHC will be added to the SHC Distribution Contract, pursuant to which we will be the exclusive distributor of motor fuel to the applicable stores for ten years from the time of purchase at cost plus a fixed profit margin of three cents per gallon.

              SHC will continue to operate the stores. SHC will have the option to extend the term of the lease of the stores for five consecutive five-year renewal terms. If SHC exercises its option to renew the lease on any store, the annual rent will increase by 15% for the first five-year renewal period, and by an additional 5% for each subsequent renewal period.

    Exclusivity on Substantially All Future Volumes Sold by SHC.

              Our omnibus agreement provides that SHC is obligated to purchase from us any fuel it sells in the future for its own account (other than any acquired retail stores already party to an existing distribution agreement), and we are obligated to distribute such volumes to them, either at a negotiated rate pursuant to our right of first offer and right to participate in acquisitions described further below or at the alternate fuel sales rate described further below. However, SHC will continue to have the right to contract for third-party consignment sales of motor fuel at any of its future constructed or acquired convenience stores and such third-party wholesalers would not be obligated to purchase any motor fuel from us.

    Right of First Offer to Distribute Fuel to SHC for Newly Constructed Stores and Independently Operated Consignment Locations.

              The omnibus agreement will also provide that SHC will present to us a construction plan every year, which will include (i) the proposed fuel distribution terms for any new Stripes® convenience stores or consignment locations expected to be completed or added in the ordinary course of business in the upcoming year and (ii) any proposal for additional sale and leaseback transactions with respect to Stripes® convenience stores that are not subject to the 75 store option. We will negotiate with SHC to reach an agreement on the fuel distribution terms for future stores and consignment locations as well as the sale and leaseback terms, as applicable. If we agree to consummate any additional sale and leaseback transactions with SHC, we will enter into a ten-year fuel distribution agreement with SHC under which we will be the exclusive distributor of motor fuel to such stores at cost plus a fixed profit margin of three cents per gallon.

    Right to Participate in Acquisitions.

              The omnibus agreement will also provide that SHC will allow us to participate in its acquisition opportunities, to the extent we are able to reach an agreement on terms. Specifically, we will have a right of first offer to negotiate with SHC to acquire any distribution contracts and to negotiate the fuel supply terms for distributing fuel to any retail stores or independently operated consignment locations included in a potential acquisition under consideration by SHC, other than any retail stores already party to an existing supply agreement.

    Alternate Fuel Sales Rate.

              If we cannot agree with SHC on fuel supply terms for the expected future distribution volumes set forth in the annual construction plan pursuant to our right of first offer, or if we opt not to participate in an acquisition, the omnibus agreement will require us to distribute motor fuel to SHC's newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. Under the omnibus agreement, the alternate fuel sales rate will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year. Please read "Risk Factors—Risks Inherent in Our Business—If we cannot otherwise agree with SHC on fuel supply terms for volumes we sell to SHC in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SHC Distribution Contract. Furthermore, if certain of our operating costs increase, we may not realize our anticipated profit margin with regard to motor fuel distributed to SHC at the alternate fuel sales rate."

    Reimbursement for Services.

              Pursuant to the omnibus agreement, we will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services. Our general partner will not receive a management fee or other compensation for its management of our partnership, but our partnership agreement and the omnibus agreement will require us to reimburse our general partner and its affiliates, including SHC, for all direct and indirect expenses they incur and payments they make on our behalf in connection with operating our business. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed.

    Environmental Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses, up to $15 million and subject to a $250,000 deductible, that we incur for environmental liabilities and third-party claims that are based on environmental conditions in existence at our predecessor's properties prior to the closing of this offering. Other than with respect to liabilities resulting from SHC's bad faith or willful misconduct, we must indemnify SHC for any costs or expenses it incurs in connection with environmental liabilities and third-party claims that are based on environmental conditions that arise at our properties following the closing of this offering. The environmental indemnity provisions in the omnibus agreement will survive for three years following the closing of the offering.

    Tax Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for federal, state and local income tax liabilities attributable to the ownership and operation of the businesses and subsidiaries being contributed to us for the period prior to the closing of this offering, including (i) income tax liabilities that may result from the formation transactions, and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and similar provisions of applicable state, local or foreign law or by contract, as successor or transferee or otherwise. This indemnification obligation shall survive until the 60th day following the expiration of the applicable statute of limitations.

    Title Indemnification.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for losses resulting from defects in title to the assets contributed or sold to us in connection with the transactions contemplated by this offering and any failure to obtain, prior to the time they were contributed to us, certain consents and permits necessary to conduct our business. This indemnification obligation shall survive until the third anniversary of the closing of this offering.

    Indemnification with Regard to Permits.

              The omnibus agreement will provide that SHC must indemnify us for any costs or expenses that we incur for losses resulting from our predecessor's failure to have permits or governmental approvals necessary for us to operate our business in substantially the same manner as our predecessor operated such business prior to the closing of this offering. This indemnification obligation shall survive until the third anniversary of the closing of this offering.

SHC Distribution Contract

              In connection with this offering, the SHC Distribution Contract, a ten-year, exclusive fuel distribution agreement with certain wholly owned subsidiaries of SHC, will be contributed to us. Pursuant to this agreement, we will distribute motor fuel to all existing Stripes® convenience stores and to SHC for its independently operated consignment locations at cost, including tax and transportation costs (as calculated consistently with SHC's prior practices), plus a fixed profit margin of three cents per gallon. This contract will allow us to earn a margin on volumes that were historically sold to SHC at cost, as described above.

SHC Transportation Contract

              In connection with this offering, the SHC Transportation Contract, a ten-year transportation logistics agreement with certain wholly owned subsidiaries of SHC, will be contributed to us. Pursuant to this agreement, SHC will arrange for motor fuel to be delivered from our suppliers to our customers at rates consistent with those charged to third parties for the delivery of motor fuel, with such rates being entirely passed along to our customers, including SHC.

Other Transactions with Related Persons

Our Predecessor's Sales to Affiliates and Predecessor Transactions with Certain Officers and Directors

              We have historically engaged in certain transactions with other subsidiaries of SHC, including the wholesale distribution of motor fuel and other petroleum products to such affiliates. These transactions include sales of motor fuel to Stripes'® retail stores, which we have historically provided at cost, including tax and transportation costs. For the years ended December 31, 2009, 2010 and 2011, approximately 58.8%, 59.9% and 60.2% of our total motor fuel gallons sold were sales to SHC's other subsidiaries.

              SPC leases two dealer sites from Sam L. Susser, the Chief Executive Officer of SHC and our general partner. The leases are classified as operating leases and provide for minimum annual rentals of approximately $0.2 million in 2012 through 2016. The lease expiration dates with the exercise of all options range from 2050 to 2051. These dealer sites will not be contributed to us in connection with this offering.

Financing Transactions with Affiliates

              In connection with the completion of this offering, we will purchase approximately $146.8 million of U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new loan that will be fully guaranteed by SHC, and the proceeds from such loan will be used to make a $146.8 million distribution to SHC or its affiliates.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

              We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

              If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

              Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors.

              In the case of any sale of equity by us in which an owner or affiliate of an owner of our general partner participates, we anticipate that our practice will be to obtain approval of the board for the transaction. We anticipate that the board will typically delegate authority to set the specific terms to a pricing committee, consisting of the chief executive officer and one independent director. Actions by the pricing committee will require unanimous approval. Please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest" for additional information regarding the relevant provisions of our partnership agreement.

              The code of business conduct and ethics described above will be adopted in connection with the completion of this offering, and as a result the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

              Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including SHC, on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner, who are responsible for managing our business, have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty under our partnership agreement to manage us in good faith.

              Whenever a conflict arises between our general partner, on the one hand, and us or any other public unitholder, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that replace default fiduciary duties under applicable law with contractual corporate governance standards as set forth therein. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without such replacement, might constitute breaches of fiduciary duty.

              Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action taken with respect to a conflict is:

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  approved by a majority of the members of the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the vote of a majority of the outstanding common units, excluding any units owned by the general partner or any of its affiliates, although our general partner is not obligated to seek such approval.

              Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors or from the common unitholders. If our general partner does not seek approval from the conflicts committee or from a majority of the common units, as described above, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith" unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read "Management—Committees of the Board of Directors" for information about the conflicts committee of our general partner's board of directors.

              Conflicts of interest could arise in the situations described below, among others.

Our general partner's affiliates may compete with us.

              Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, acting as the general partner or managing member of its affiliates, those activities incidental to its ownership of interests in us and its affiliates, acquiring, owning or disposing of debt securities or equity interests in us or its affiliates and the provision of management, advisory and administrative services to its affiliates or to other persons. Certain members of our executive management team on whom we rely to manage important aspects of our business may, from time to time, face conflicts regarding the allocation of their time. In addition, except as provided in our partnership agreement and in the omnibus agreement, affiliates of our general partner, including SCH, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Further, after the expiration of the ten-year terms in the omnibus agreement, SHC will no longer be obligated to provide us with a right of first offer to supply fuel at newly constructed Stripes® stores or consignment locations or with a right to participate with SHC in acquisition opportunities.

Affiliates of our general partner, including SHC, are not required to share business opportunities with us.

              Our partnership agreement provides that affiliates of our general partner, including SHC, are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that affiliates of our general partner, including SHC, will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person or entity pursued or acquired for itself any business opportunity.

Our general partner is allowed to take into account the interests of parties other than us (such as SHC) in exercising certain rights under our partnership agreement.

              Our partnership agreement contains provisions that reduce the default standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

              In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling our general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on our general partner to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

              By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "—Fiduciary Duties."

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

              Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

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  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

              Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

              The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction, or increase of reserves in any quarter.

              Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures" for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

              In addition, our general partner may use an amount, initially equal to $             million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and SHC's incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

              In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  accelerating the expiration of the subordination period.

              For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units."

              Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner and its affiliates are not required to own any of our common units. If our general partner's affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

              Upon the closing of this offering, affiliates of our general partner will own a majority of our outstanding units, but there is no requirement that they continue to do so. SHC and its affiliates are permitted to sell all of their common units, subject to certain limitations contained in our partnership agreement. If SHC does not own any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to SHC than our common unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

              We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us pursuant to an omnibus agreement with SHC. Neither our partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine in good faith such other expenses that are allocable to us. The fully allocated basis charged by our general partner does not include a profit component. Please read "Certain Relationships and Related Transactions."

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

              Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

              Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of this offering.

              Our general partner and its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

              Except in the case of our new credit facility, our general partner intends to limit its liability under contractual arrangements so that counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common units are subject to our general partner's call right.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our manager from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Limited Call Right."

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

              Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

              The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the common unitholders in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the common unitholders, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

SHC may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to SHC's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

              SHC has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by SHC, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

              We anticipate that SHC would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that SHC could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when SHC expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, SHC may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for SHC to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to SHC in connection with resetting the target distribution levels related to SHC's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights."

Fiduciary Duties

              Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

              Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors will have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action. These modifications also enable our general partner to attract and retain experienced and capable directors. However, these modifications disadvantage our public common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of:

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  the default fiduciary duties under by the Delaware Act;

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  material modifications of these duties contained in our partnership agreement that replace the default fiduciary duties;

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  certain rights and remedies of limited partners contained in the Delaware Act; and

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  the standards contained in our partnership agreement that restrict those rights and remedies.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee or our common unitholders, excluding common units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.
Partnership agreement modified standard
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful.

              By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

              Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner or these other persons could be indemnified for their negligent or grossly negligent acts if they meet the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

              The common units and the subordinated units are separate classes of units representing limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy and Restrictions on Distributions." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

Duties

                                      will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

              There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

              The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

              Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

              Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

              We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

              Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

              The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

              We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

  •
  with regard to the authority of our general partner to manage our business and activities, please read "Management—Management of Susser Petroleum Partners LP";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

              Our partnership was organized in June 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

              Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

              Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of the wholesale distribution of motor fuels and other petroleum products and the owning and leasing of real estate used as sites for convenience stores, our general partner has no plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

              Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its 0.0% non-economic general partner interest and to SHC in respect of incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

              Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

 Voting Rights

              The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes;

  •
  after the subordination period, the approval of a majority of the common units, voting as a single class.

              By virtue of the exclusion of the common units held by our general partner and its affiliates from the required vote, and their ownership of all of our subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure the approval of, but do have the ability to ensure the defeat of, any matter that requires the approval of a unit majority.

              In voting their common and subordinated units, SHC and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners.

              The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right. Please read "—Issuance of Additional Partnership Interests."
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority in certain circumstances. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to                  , 2022, in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its 0.0% non-economic general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to                  , 2022. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Subordinated Units and Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

              If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

              Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among our limited partners or of our limited partners to us, or the rights or powers of, or restrictions on, our limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Delaware Act; or

  •
  asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

 Limited Liability

              Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

              Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

              Following the completion of this offering, we expect that our subsidiaries will conduct business in four states, and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

              Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were to be determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right, or exercise of the right, by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Partnership Interests

              Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

              It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

              In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled or be senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests which effectively rank senior to the common units.

              Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

              Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

              No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  •
  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to, our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

              The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, one or more affiliates of our general partner will own approximately        % of our outstanding common and subordinated units.

No Unitholder Approval

              Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

              In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

              Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

              For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

              A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

              In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. In addition, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our partnership interests will be an identical partnership interest following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may also convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity that has no assets, liabilities or operations, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as those contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

              We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its 0.0% non-economic general partner interest in accordance with our partnership agreement, unless a successor general partner is admitted pursuant to our partnership agreement.

              Upon a dissolution under the last clause above, the holders of a unit majority may elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

  •
  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

              Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

 Withdrawal or Removal of Our General Partner

              Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to                    , 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after                    , 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its 0.0% non-economic general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

              Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its 0.0% non-economic general partner interest in us, the holders of a unit majority may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

              Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and the outstanding subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own        % of our outstanding limited partner units, including all of our subordinated units.

              Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

              In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner and the incentive distribution rights of its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and the incentive distribution rights of its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

              If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its affiliates' incentive distribution rights will automatically convert into common units with a value equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

              In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

              Except for transfer by our general partner of all, but not less than all, of its 0.0% non-economic general partner interest to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity,

our general partner may not transfer all or any of its 0.0% non-economic general partner interest to another person prior to                  , 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

              Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

              At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

              At any time, our general partner and its affiliates may sell or transfer all or a portion of their subordinated units or incentive distribution rights to an affiliate or third party without the approval of our unitholders.

              By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

              Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

              We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Subordinated units or incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

              Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

              Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Susser Petroleum Partners GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of partnership interests, that person or group loses voting rights on all of such partnership interests. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

              If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

              As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units."

Non-Taxpaying Holders; Redemption

              To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

              If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

              Except as described below regarding a person or group owning 20% or more of any class of partnership interests then outstanding, record holders of limited partner interests on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

              Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

              Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner or its affiliates or a purchaser specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership interests then outstanding, that person or group will lose voting rights on all of its partnership interests and the partnership interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

              Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

              If a majority of the incentive distribution rights are held by SHC and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

              If less than a majority of the incentive distribution rights are held by SHC and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion that the cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bear to the cumulative cash distributions in respect of such class of units for such four quarters.

 Status as Limited Partner

              By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

              Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving at the request of our general partner, any departing general partner, or any of their affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

  •
  any person who controls our general partner or any departing general partner; and

  •
  any person designated by our general partner.

              Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

              Our partnership agreement requires us to reimburse our general partner (i) for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses will include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. Neither the partnership agreement nor the omnibus agreement will limit the amount of expenses for which our general partner and its affiliates may be reimbursed. For more information on the omnibus agreement, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement."

 Books and Reports

              Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

              We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

              We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

              Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  true and full information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act);

  •
  a current list of the name and last known address of each record holder;

  •
  a copy of our partnership agreement, our certificate of limited partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney under which they have been executed (provided that obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system); and

  •
  any other information regarding our affairs as our general partner determines is just and reasonable.

              Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

              Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates, including SHC or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

UNITS ELIGIBLE FOR FUTURE SALE

              After the sale of the common units offered by this prospectus, SHC will own, directly or indirectly, an aggregate of                 common units and                subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

              Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of our common units for the four weeks prior to the sale.

              Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. Once we have been a reporting company for at least 90 days, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the common units proposed to be sold for at least six months, would be entitled to sell without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, such person would be entitled to freely sell those common units without regard to any of the requirements of Rule 144.

              Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

              Under our partnership agreement and the registration rights agreement that we expect to enter into, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

              The executive officers and directors of our general partner and SHC have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

              This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to Susser Petroleum Partners LP and our operating companies (other than our operating company that is treated as a corporation for U.S. federal income tax purposes).

              Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

              We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service ("IRS") or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

              For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

              We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we do not make any distributions to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its units.

              Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the refining, transportation, storage, processing and marketing of crude oil, natural gas and products thereof (including motor fuels), (ii) rents from the leasing of real property, (iii) interest (other than from a financial business), (iv) dividends, (v) gains from the sale of real property, and (vi) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately        % of our current gross income is not qualifying income; however, this estimate could change from time to time.

              Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our operating companies, other than Susser Propco, will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

              (a)   Neither we nor any of our operating companies, other than Susser Propco, has elected or will elect to be treated as a corporation for federal income tax purposes; and

              (b)   For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

              We believe that these representations are true and will be true in the future.

              If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

              If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

              The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

 Tax Consequences of Unit Ownership

Limited Partner Status

              Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

              Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our subsidiary that is treated as a corporation for federal income tax purposes, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Ratio of Taxable Income to Distributions

              We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be       % or less of the cash distributed with respect to that period. Our estimate is based on many assumptions regarding our business and operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure unitholders that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distribution on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Units

              A unitholder's tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

Treatment of Distributions

              Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder's tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

              Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units will generally decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

              A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

              A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain type of closely-held corporation, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

              A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

              In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that are not deductible because they exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

              The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

              The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

              If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

              In general, our net income and net loss will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made, gross income will be allocated to the recipients to the extent of such distributions.

              Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

              An allocation of items of our income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  our partners' relative contributions to us;

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  the interests of all of our partners in our profits and losses;

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  the interest of all of our partners in our cash flow; and

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  the rights of all of our partners to distributions of capital upon liquidation.

              Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will have substantial economic effect.

Treatment of Securities Loans

              A unitholder whose units are loaned (for example, to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary income.

              Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Alternative Minimum Tax

              If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder's distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective common unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

Tax Rates

              Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

              A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

              We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder's basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders ("common basis") and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

              Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders.

              Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read "—Uniformity of Units." Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

              The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

              A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our asses would be less.

Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

              The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

              We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

              The tax basis of our assets will be used for purposes of computing depreciation, amortization and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

              If we dispose of depreciable or amortizable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation or amortization previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery, depreciation or amortization deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

              The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

              The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

              A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

              Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 assets that we own, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

              The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

              Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

              Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

              Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

              In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

              Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the safe harbor in the proposed regulations does not specifically authorize the use of the proration method we have adopted Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

              A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

              A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

              We will be considered to have "constructively" terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, SHC will directly and indirectly own more than 50% of the total interests in our capital and profits. Therefore, a transfer by SHC of all or a portion of its direct or indirect interests in us could result in a termination of our partnership for federal income tax purposes. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

              A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide to each unitholder a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and certain amortization. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

              Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

              If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

              A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

              Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

              Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

              In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

              A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, we believe that less than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. However, this could change in the future.

 Administrative Matters

Information Returns and Audit Procedures

              We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

              The IRS may audit our federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P., can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

              Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates SHC, or such other partner as determined by the Board.

              The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

              A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

              Persons who hold an interest in us as a nominee for another person are required to furnish to us:

              (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

              (2)   a statement regarding whether the beneficial owner is:

                  (a)   a non-U.S. person;

                  (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

                  (c)   a tax-exempt entity;

              (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

              (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

              Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

              An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

              For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

              (1)   for which there is, or was, "substantial authority"; or

              (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

              If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

              A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

              In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

              If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders' tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

              Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

              We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

              In addition to U.S. federal income taxes, unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. We currently conduct business or own assets in Texas, Louisiana, New Mexico and Oklahoma. Each of these states, other than Texas, currently imposes a personal income tax on individuals. Each of these states also imposes an income or other entity-level tax on corporations and other entities. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failing to comply with these requirements. Moreover, as we make acquisitions or expand our business, we may also own assets or conduct business in additional states or non-U.S. jurisdictions that impose income or similar taxes on individuals and corporations and other entities. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

              It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

 INVESTMENT IN SUSSER PETROLEUM PARTNERS LP BY
EMPLOYEE BENEFIT PLANS

              An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

              The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or IRA.

              Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

              In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

              The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

                  (1)   the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

                  (2)   the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

                  (3)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, and IRAs that are subject to ERISA or Section 4975 of the Internal Revenue Code.

              Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

              Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units.

	Per Common Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
Excludes a structuring fee equal to        % of the gross proceeds of this offering payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc.

              The expenses of the offering, not including the underwriting discount or the structuring fee, are estimated at $            and are payable by us. We will pay a structuring fee equal to        % of the gross proceeds of this offering (including any proceeds from the exercise of the option of purchase additional common units) to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. for the evaluation, analysis and structuring of our partnership.

Option to Purchase Additional Common Units

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to additional            common units at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our general partner, certain of our general partner's executive officers and directors and certain of our affiliates, including SHC, have agreed not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common units;

  •
  sell any option or contract to purchase any common units;

  •
  purchase any option or contract to sell any common units;

  •
  grant any option, right or warrant for the sale of any common units;

  •
  lend or otherwise dispose of or transfer any common units;

  •
  request or demand that we file a registration statement related to the common units; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

              This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stock Exchange Listing

              We expect the common units to be approved for listing on the NYSE, subject to notice of issuance, under the symbol "SUSP."

              Before this offering, there has been no public market for our common units. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our partnership and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development;

  •
  the recent market prices of, and demand for, publicly traded equity securities of generally comparable companies; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

              Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Directed Unit Program

              At our request, the underwriters have reserved up to        % of the common units offered hereby for sale at the initial public offering price to persons who are directors, officers and employees of our general partner and SHC and its subsidiaries, through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of units purchased by participants in the program. Any reserved common units which are not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered hereby.

Selling Restrictions

    European Economic Area

              In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

              We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

    United Kingdom

              We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a "recognized collective investment scheme" for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  (a) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended, or the CIS Promotion Order, or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order; or

  (ii)
  to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

              The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

              An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

    Switzerland

              This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

              We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or the CISA. Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

    Germany

              This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3 paragraph 2 no. 1, in connection with Section 2 no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

              The offering does not constitute an offer to sell or the solicitation or an offer to buy the common units in any circumstances in which such offer or solicitation is unlawful.

    Netherlands

              The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

 VALIDITY OF OUR COMMON UNITS

              The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

              The consolidated financial statements of Susser Petroleum Company LLC as of December 31, 2010 and December 31, 2011 and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The balance sheet of Susser Petroleum Partners LP as of June 11, 2012 (date of inception) appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

              As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website will be located at http://www.                        .com and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

              We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

              Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  SHC's business strategy and operations and SHC's conflicts of interest with us;

  •
  Renewal or renegotiation of our long-term distribution contracts with our customers;

  •
  Changes in the price of and demand for the motor fuel that we distribute;

  •
  Our dependence on two principal suppliers;

  •
  Competition in the wholesale motor fuel distribution industry;

  •
  Seasonal trends;

  •
  Increased costs;

  •
  Our ability to make acquisitions;

  •
  Environmental laws and regulations;

  •
  Dangers inherent in the storage of motor fuel; and

  •
  Our reliance on SHC for transportation services.

              All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Financial Statements

Introduction

              The accompanying unaudited pro forma consolidated financial statements of Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership"), are derived from Susser Petroleum Company LLC's (the "Predecessor") audited historical consolidated financial statements for the year ended December 31, 2011, and the unaudited historical consolidated financial statements as of and for the three months ended March 31, 2012, and have been prepared to reflect the formation of the Partnership, the contribution of certain assets of the Predecessor to the Partnership, the SHC Distribution Contract, the SHC Transportation Contract, the new credit agreement, the initial public offering (the "Offering") and use of proceeds from the Offering.

              In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale fuel distribution services for Susser Holdings Corporation and its subsidiaries (the "Parent" of the Predecessor) and other third-party customers. Please read Note 1 to our Unaudited Pro Forma Consolidated Financial Statements for a detailed description of the pro forma adjustments to our historical operating results. The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

              The unaudited pro forma consolidated financial statements of the Partnership should be read together with the historical consolidated financial statements of the Predecessor included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of the Partnership were derived by making certain adjustments to the historical consolidated financial statements of the Predecessor for the year ended December 31, 2011, and as of and for the three months ended March 31, 2012. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

              The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because they include allocations of various corporate operating expenses that may differ from our actual corporate operating expenses and they do not give pro forma effect to incremental external general and administrative expenses of approximately $2.0 million that we expect to incur as a result of being a publicly traded partnership. In addition, although our unaudited pro forma consolidated financial statements do give effect to the SHC Distribution Contract and the SHC Transportation Contract, they do not include the effects of other agreements that may be entered into with Parent.

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Balance Sheet

as of March 31, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract		Assets Contributed by Parent			Offering Related Adjustments			Susser Petroleum Partners LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2	$113	(b)	$		$			$			$115
Marketable securities	—									146,800	(j)	146,800
Accounts receivable	45,415	(40,276	)(a)									5,139
Receivables with affiliates	115,330	(114,637	)(a)									—
		(693	)(b)
Inventories, net	11,721	(4,199	)(a)									7,522
Other current assets	629	17	(a)							(142	)(k)	504

Total current assets	173,097	(159,675)			—		—			146,658		160,080
Property and equipment	38,987	(9,164	)(a)				7,165	(i)				34,116
		(2,872	)(b)
Other assets:
Goodwill	20,661	(7,725	)(a)									12,936
Intangible assets, net	22,573	(96	)(a)									22,477
Other noncurrent assets	849	(402	)(a)									447

Total assets	$256,167	$(179,934)			$—		$7,165			$146,658		$230,056

See accompanying notes

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Balance Sheet

as of March 31, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract		Assets Contributed by Parent			Offering Related Adjustments			Susser Petroleum Partners LP Pro Forma
Liabilities, unitholder's equity and partners' equity
Current liabilties:
Accounts payable	$127,529	$(127,029	)(a)	$		$			$			$98
		(385	)(c)
		(17	)(b)
Accrued expenses and other current liabilities	2,695	(278	)(a)							(936	)(k)	892
		(163	)(b)
		(426	)(e)
Current maturities of long-term debt	23											23

Total current liabilities	130,247	(128,298)			—		—			(936)		1,013
Long-term debt	1,093									146,800	(j)	147,893
Deferred branding incentives, long-term portion	4,589											4,589
Deferred tax liability, long-term portion	2,087									(2,087	)(k)	—
Other noncurrent liabilities	663	(640	)(a)									23

Total liabilities	138,679	(128,938)			—		—			143,777		153,518

Commitments and contingencies:
Unitholder's and partners' equity
Unitholder's equity:
Common units	—											—
Retained earnings	117,488	(48,535	)(a)				7,165	(i)		2,881	(k)	—
		385	(c)							(76,538	)(l)
		(3,272	)(b)
		426	(e)
Partners' equity:
Common and subordinated unitholders	—									76,538	(l)	76,538
General partner	—											—

Total unitholder's and partners' equity	117,488	(50,996)			—		7,165			2,881		76,538

Total liabilities, unitholder's and partners' equity	$256,167	$(179,934)			$—		$7,165			$146,658		$230,056

See accompanying notes

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Statements of Operations

for the Three Months Ended March 31, 2012

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract			Assets Contributed by Parent			Offering Related Adjustments			Susser Petroleum Partners LP Pro Forma
Revenues:
Motor fuel sales to third parties	$438,801	$(86,956	)(a)	$			$			$				$351,845
Motor fuel sales to affiliates	630,443				85,759	(g)								722,496
					6,294	(h)
Rental income	1,363	(524	)(a)											839
Other income	2,046	(163	)(a)											1,352
		(531	)(b)

Total revenues	1,072,653	(88,174)			92,053			—			—			1,076,532
Cost of sales:
Motor fuel cost of sales to third parties	431,689	(85,104	)(a)											346,566
		200	(c)
		63	(d)
		(282	)(f)
Motor fuel cost of sales to affiliates	630,443				84,930	(g)								715,373
Other	638	(15	)(b)											623

Total cost of sales	1,062,770	(85,138)			84,930			—			—			1,062,562

Gross profit	9,883	(3,036)			7,123			—			—			13,970
Operating expenses:
General and administrative	2,649	(272	)(e)											2,377
Other operating	1,435	(875	)(a)											560
Rent	1,070	(542	)(a)					(162	)(i)					267
		(99	)(b)
Loss (gain) on disposal of assets	111	(5	)(a)											106
Depreciation, amortization and accretion	1,884	(360	)(a)					122	(i)					1,400
		(246	)(b)

Total operating expenses	7,149	(2,399)			—			(40)			—			4,710

Income from operations	2,734	(637)			7,123			40			—			9,260
Other expense:
Interest expense, net	87										92	(j)		179

Income before income taxes	2,647	(637)			7,123			40			(92)			9,081
Income tax expense (benefit)	972										(896	)(k)		76

Net income	$1,675	$(637)			$7,123			$40			$804			$9,005

Limited partners' interest in net income														$9,005
Net income per common unit-basic and diluted													$
Net income per subordinated unit-basic and diluted													$
Weighted average limited partners' units outstanding-basic and diluted:
Common units
Subordinated units

See accompanying notes

Susser Petroleum Partners LP

Unaudited Pro Forma Consolidated Statements of Operations

for the Year Ended December 31, 2011

	Susser Petroleum Company LLC (Predecessor) Historical	Predecessor Retained Operations		SHC Distribution and Transportation Contract			Assets Contributed by Parent			Offering Related Adjustments			Susser Petroleum Partners LP Pro Forma
Revenues:
Motor fuel sales to third parties	$1,549,143	$(332,247	)(a)	$			$			$				$1,216,896
Motor fuel sales to affiliates	2,257,788				323,575	(g)								2,605,050
					23,687	(h)
Rental income	5,467	(2,163	)(a)											3,304
Other income	7,980	(1,305	)(a)											4,596
		(2,079	)(b)

Total revenues	3,820,378	(337,794)			347,262			—			—			3,829,846
Cost of sales:
Motor fuel cost of sales to third parties	1,517,926	(320,590	)(a)											1,198,476
		1,383	(c)
		445	(d)
		(688	)(f)
Motor fuel cost of sales to affiliates	2,257,788				320,306	(g)								2,578,094
Other	1,641	481	(b)											2,122

Total cost of sales	3,777,355	(318,969)			320,306			—			—			3,778,692

Gross profit	43,023	(18,825)			26,956			—			—			51,154
Operating expenses:
General and administrative	10,559	(1,297	)(e)											9,262
Other operating	4,870	(3,374	)(a)											1,496
Rent	4,322	(2,206	)(a)					(649	)(i)					1,031
		(436	)(b)
Loss (gain) on disposal of assets	221	(79	)(a)											142
Depreciation, amortization and accretion	6,090	(1,524	)(a)					498	(i)					4,281
		(783	)(b)

Total operating expenses	26,062	(9,699)			—			(151)			—			16,212

Income from operations	16,961	(9,126)			26,956			151			—			34,942
Other expense:
Interest expense, net	324										367	(j)		691

Income before income taxes	16,637	(9,126)			26,956			151			(367)			34,251
Income tax expense (benefit)	6,039										(5,759	)(k)		280

Net income	$10,598	$(9,126)			$26,956			$151			$5,392			$33,971

Limited partners' interest in net income														$33,971
Net income per common unit—basic and diluted													$
Net income per subordinated unit—basic and diluted													$
Weighted average limited partners' units outstanding—basic and diluted:
Common units
Subordinated units

See accompanying notes

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. Organization and Basis of Presentation

              The unaudited pro forma consolidated financial statements of Susser Petroleum Partners LP are derived from the historical consolidated financial statements of Susser Petroleum Company LLC (Predecessor). In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale distribution services for Susser Holdings Corporation and its subsidiaries (the "Parent" of the Predecessor) and other third-party customers. The assets, liabilities and results of operations of the Predecessor for the periods prior to their actual contribution to the Partnership are presented as the Predecessor.

              The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  The contribution to the Partnership by Predecessor of substantially all of its wholesale motor fuel distribution business, other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable;

  •
  The contribution to the Partnership by Predecessor and Susser Holdings Corporation (SHC) of certain owned and leased convenience store properties to Susser Operating;

  •
  The issuance to SHC and Stripes LLC of            common units representing a        % limited partner interest and            subordinated units representing a        % limited partner interest, as well as all of the incentive distribution rights in the Partnership;

  •
  The issuance to Susser Petroleum GP LLC, our general partner, of a 0.0% non-economic general partner interest.

  •
  The issuance and sale by the Partnership of                        common units to the public, representing a        % limited partner interest in the Partnership, at an assumed initial public offering price of $            per unit;

  •
  The payment by the Partnership of the estimated underwriting discount and structuring fee (approximately $             million) and of the offering expenses (approximately $             million);

  •
  The Partnership's entry into a new credit agreement with a revolving credit facility, which will remain undrawn at the closing of this offering, and a term loan facility. The Partnership will borrow approximately $146.8 million of term debt;

  •
  The application of the net proceeds from the issuance and sale of common units by the Partnership to make a distribution to SHC as reimbursement of certain capital expenditures and to purchase $146.8 million in U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure a new $146.8 million term loan that will be fully guaranteed by SHC;

  •
  The treatment of the Partnership and certain of its subsidiaries, as pass-through entities for federal income tax purposes. For these pass-through entities, all income, expense, gains, losses and tax credits generated flow through to the Partnership's unitholders and, accordingly, do not result in a provision for federal income taxes in the Partnership's financial statements. However, income from activities conducted by                                    , a wholly owned subsidiary of the Partnership, will be taxed at the applicable corporate federal and state tax rate and any such income taxes will be paid by                                    . All transactions in this entity will occur in future periods and therefore no adjustments are

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

1. Organization and Basis of Presentation (Continued)

    reflected for this entity. The Partnership's subsidiaries will be subject to the Texas franchise tax as members of a combined group.

              Upon completion of the Offering, the Partnership anticipates incurring incremental general and administrative expenses related to becoming a public entity (e.g. cost of tax return preparation, annual and quarterly reporting to unitholders, audit fees, stock exchange listing fees and registrar and transfer agent fees) in an annual amount estimated to be $2.0 million. The unaudited pro forma consolidated financial statements do not reflect this $2.0 million in anticipated incremental general and administrative expenses.

              In connection with the Offering, the Partnership will grant the underwriters a 30-day option to purchase an additional                        common units. The unaudited pro forma consolidated financial statements assume that the underwriters do not exercise the option to purchase additional units and that all                        of the option units will be issued to SHC at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional units, the number of units purchased by the underwriters pursuant to any exercise of the option will be sold to the public (instead of being issued to SHC). The net proceeds from any exercise of the underwriters' option to purchase additional units (approximately $             million based on an assumed initial public offering price of $            per unit, if exercised in full, after deducting the estimated underwriting discounts and structuring fee) will be used to purchase additional U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure an equal amount of additional term loan borrowings that will be fully guaranteed by SHC.

2. Pro Forma Adjustments and Assumptions

              The unaudited pro forma consolidated balance sheet gives effect to the adjustments as if they had occurred on March 31, 2012. The unaudited pro forma consolidated statements of income give effect to the adjustments as if they had occurred beginning January 1, 2011. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. A general description of these adjustments is provided as follows:

                  (a)   Reflects the elimination of income and expenses related to the consignment operations of the Predecessor which are not being contributed to the Partnership. Historically, at these consignment locations, the Predecessor received the actual retail selling price for each gallon sold, less a commission paid to the independent operator of the location. Reflects elimination of the assets and liabilities of the consignment business as these assets and liabilities are not being contributed to the Partnership. These excluded assets and liabilities include accounts receivable, receivables from affiliates, rental income from certain consignment arrangements, inventories, miscellaneous current assets, certain property and equipment, the allocable portion of goodwill and other intangible assets, accounts payable and accrued expenses, including environmental reserves.

                  (b)   Reflects the elimination of the income and expenses and assets and liabilities of the freight company subsidiary of the Predecessor which is not being contributed to the Partnership.

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

2. Pro Forma Adjustments and Assumptions (Continued)

                  (c)   Reflects the elimination of any Predecessor freight-related net profit or expense, as the transportation and logistics business will be retained by the Predecessor. Following the closing of the Offering, the Predecessor will provide freight logistics for the Partnership on the same basis it provides to unrelated parties, and the Partnership will pass through freight costs to customers without any profit or loss pursuant to the terms of the SHC Transportation Contract. Reflects the elimination of payables to carriers as this activity will remain with the Predecessor.

                  (d)   Reflects the elimination of operations from a joint venture being retained by the Predecessor.

                  (e)   Reflects the allocation of certain general and administrative expenses, including overhead charges from the Parent and its subsidiaries that are associated with the pro forma operations of the Partnership. The portion of the general and administrative expenses reflected in the Predecessor operations attributable to the consignment and transportation operations are excluded from allocated general and administrative expenses. Reflects the elimination of accrued compensation expense as these expenses will not be paid directly by the Partnership but will be included in the allocation of general and administrative expenses from the general partner.

                  (f)    Reflects elimination of cost reimbursement for certain logistics expenses that were previously allocated by the Predecessor to the Parent and reflected in cost of sales. Following the Offering, the fuel margin to be charged under the SHC Distribution Contract will cover these costs.

                  (g)   Reflects the sale of fuel to the Predecessor for use by the consignment operations at a three cents per gallon gross margin over delivered cost instead of the variable and higher margin received by the Predecessor under the consignment contracts (as reported by the Predecessor).

                  (h)   Reflects the sale of fuel to Stripes LLC at a three cents per gallon margin over delivered cost instead of at cost with no margin (as reported by the Predecessor).

                  (i)    Reflects the adjustment of rental income and expenses for rental properties of the Parent which are being contributed to the Partnership. Adjusts property and equipment to properly reflect the properties being contributed to the Partnership by the Parent which are being leased to dealers.

                  (j)    Reflects the pro forma adjustment for interest expense related to the $146.8 million of borrowings under the Partnership's term loan facility made in connection with this offering, reduced by the interest income related to the U.S. Treasury or other investment grade securities the Partnership intends to purchase with a portion of the proceeds from this offering. Borrowings under the Partnership's term loan facility will bear an average interest rate of approximately 0.25%, net of interest earned on the $146.8 million of U.S. Treasury or other investment grade securities pledged to secure the term loan. Interest expense also includes interest expense on an existing mortgage note, net of interest income on notes receivable from dealers.

Susser Petroleum Partners LP

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

2. Pro Forma Adjustments and Assumptions (Continued)

                  (k)   Reflects the adjustment of the income tax provision to eliminate the federal income tax and a portion of the state income tax expense recorded by the Predecessor. The expense for the Texas franchise tax will continue to be incurred by the Partnership. Reflects the elimination of the deferred tax balances and the federal income tax payable.

                  (l)    Reflects the contribution by the Parent of the net assets to the Partnership.

3. Pro Forma Net Income Per Unit

              Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we have assumed there will be            common units and             subordinated units outstanding.

              All units were assumed to have been outstanding since January 1, 2011. Basic and diluted pro forma net income per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the offering.

              Pursuant to the partnership agreement, the SHC is entitled to receive certain incentive distributions that will result in less net earnings allocable to common and subordinated unitholders provided that the quarterly distributions exceed certain targets. The pro forma net earnings per limited partner unit computations assume that no incentive distributions were made to SHC because no such distributions would have been paid based upon the calculation of pro forma available cash from operating surplus for the periods presented.

Susser Petroleum Company LLC (Predecessor)

Consolidated Balance Sheets

	December 31, 2011	March 31, 2012
		unaudited
	(in thousands except units)
Assets
Current assets:
Cash and cash equivalents	$240	$2
Accounts receivable, net of allowance for doubtful accounts of $167 at December 31, 2011, and $215 at March 31, 2012	31,760	45,415
Receivables from affiliates	106,553	115,330
Inventories, net	7,023	11,721
Other current assets	1,836	629

Total current assets	147,412	173,097
Property and equipment, net	39,049	38,987
Other assets:
Goodwill	20,661	20,661
Intangible assets, net	23,309	22,573
Other noncurrent assets	885	849

Total assets	$231,316	$256,167

Liabilities and unitholder's equity
Current liabilities:
Accounts payable	$98,316	$127,529
Accrued expenses and other current liabilities	8,010	2,695
Current maturities of long-term debt	22	23

Total current liabilities	106,348	130,247
Long-term debt	1,098	1,093
Deferred branding incentives, long-term portion	4,812	4,589
Deferred tax liability, long-term portion	2,595	2,087
Other noncurrent liabilities	650	663

Total liabilities	115,503	138,679

Commitments and contingencies:
Unitholder's equity:
Susser Petroleum Company LLC unitholder's equity:
Common units, no par value; 1,000 units authorized; 1,000 issued and 1,000 outstanding as of December 31, 2011 and March 31, 2012	—	—
Retained earnings	115,813	117,488

Total unitholder's equity	115,813	117,488

Total liabilities and unitholder's equity	$231,316	$256,167

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
	2011	2012
	(dollars in thousands)
Revenues:
Motor fuel sales to third parties	$336,361	$438,801
Motor fuel sales to affiliates	512,358	630,443
Rental income	1,370	1,363
Other income	1,641	2,046

Total revenues	851,730	1,072,653
Cost of sales:
Motor fuel cost of sales to third parties	330,144	431,689
Motor fuel cost of sales to affiliates	512,358	630,443
Other	393	638

Total cost of sales	842,895	1,062,770

Gross profit	8,835	9,883
Operating expenses:
General and administrative	2,315	2,649
Other operating	1,143	1,435
Rent	1,090	1,070
Loss on disposal of assets	91	111
Depreciation, amortization and accretion	1,189	1,884

Total operating expenses	5,828	7,149

Income from operations	3,007	2,734
Other expense:
Interest expense, net	77	87

Income before income taxes	2,930	2,647
Income tax expense	1,069	972

Net income	$1,861	$1,675

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statement of Unitholder's Equity

Unaudited

	Susser Petroleum Company LLC Unitholders
	Common Stock
	Units	Par Value	Retained Earnings	Comprehensive Income	Total
Balance at December 31, 2011	1,000	$—	$115,813		$115,813
Comprehensive income:
Net income	—	—	1,675	$1,675

Comprehensive income	—	—	—	$1,675	1,675

Balance at March 31, 2012	1,000	$—	$117,488		$117,488

See accompanying notes

Susser Petroleum Company LLC

Consolidated Statement of Cash Flows

Unaudited

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Cash flows from operating activities:
Net income	$1,861	$1,675
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	1,189	1,884
Loss on disposal of assets and impairment charge	91	111
Deferred income tax	245	(39)
Changes in operating assets and liabilities:
Receivables	(13,348)	(13,655)
Receivables from affiliates	(8,275)	(8,776)
Inventories	(9,966)	(4,698)
Other assets	617	699
Accounts payable	32,867	29,211
Accrued liabilities	(7,789)	(5,325)
Other noncurrent liabilities	(168)	(209)

Net cash (used in) provided by operating activities	(2,676)	878
Cash flows from investing activities:
Capital expenditures	(964)	(1,078)
Purchase of intangibles	(1,006)	(110)

Net cash used in investing activities	(1,970)	(1,188)
Cash flows from financing activities:
Change in notes receivable	(95)	77
Payments on long-term debt	(5)	(5)

Net cash (used in) provided by financing activities	(100)	72
Net decrease in cash	(4,746)	(238)
Cash and cash equivalents at beginning of year	4,749	240

Cash and cash equivalents at end of period	$3	$2

See accompanying notes

Notes to Consolidated Financial Statements

1. Organization and Principles of Consolidation

              The consolidated financial statements are composed of Susser Petroleum Company LLC (the "Predecessor", "SPC" or the "Company"), a Texas Limited Liability Company, and its consolidated subsidiaries, which distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed and is a wholly owned subsidiary of Stripes LLC, which is a wholly owned subsidiary of Susser Holdings Corporation ("Parent"). SPC, through its subsidiaries and predecessors, has been supplying motor fuel to service stations, convenience stores and other commercial customers since the 1930's.

              The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The Company's primary operations are conducted by the following consolidated wholly owned subsidiaries:

  •
  GoPetro Transport LLC, a Texas Limited Liability Company, provides transportation of motor fuels.

  •
  T&C Wholesale, Inc. ("TCW"), a Texas Corporation, distributes motor fuels, propane and lubricating oils, primarily in Texas.

              In connection with the planned offering of limited partnership interests by Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership"), the Parent will contribute substantially all of the Predecessor's motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable). All of the assets and liabilities of SPC that are contributed will be recorded at historical cost as this transaction is considered to be a reorganization of entities under common control.

              All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the accompanying unaudited consolidated financial statements, the Company has reviewed as determined necessary by the Company's management, events that have occurred after March 31, 2012, up until the issuance of these financial statements.

              The consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. The interim consolidated financial statements have been prepared from the accounting records of the Predecessor, and all amounts at March 31, 2012 and for the three months ended March 31, 2011 and March 31, 2012 are unaudited. Pursuant to Regulation S-X, certain information and note disclosures normally included in annual financial statements have been condensed or omitted. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented, and which are of a normal, recurring nature.

              The interim consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and the notes thereto included in our consolidated financial statements for the year ended December 31, 2011.

2. Summary of Significant Accounting Policies

Accounts Receivable

              Receivables from affiliates have risen from transactions with non-consolidated affiliates and include the concentration of excess cash to the Parent, the sale of the fuel and settling of credit cards to the Parent, and other miscellaneous transactions with the Parent. These receivables are recorded at face value, without interest or discount.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Earnings Per Unit

              During the periods presented, we were wholly owned by the Parent. Accordingly, we have not calculated or reported earnings per unit.

Comprehensive Income

              The Predecessor accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income," which established standards for the reporting and presentation of comprehensive income on the consolidated financial statements. The Predecessor has no transactions which affect comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Stock-based Compensation

              Certain employees supporting the Company's operations were historically granted long-term incentive compensation awards under the Parent's stock-based compensation programs, which primarily consist of stock options and restricted common stock. The Company was allocated expenses for stock-based compensation costs. These costs are included in the Company's general and administrative expenses. The allocated expense was $0.2 million and $0.2 million for the three months ended March 31, 2011 and March 31, 2012, respectively.

New Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of Level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. The adoption of this amended guidance did not have a material effect on the Company's consolidated financial position, results of operations, cash flows or related disclosures.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU NO. 2011-05. The Company adopted this accounting standard in the first quarter of Fiscal 2012. This standard affects presentation and disclosure, and therefore will not affect the Company's consolidated financial position, results of operations or cash flows.

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU No. 2011-08, "Intangibles-Goodwill and Other (ASC350 -20-Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted ASU No. 2011-08 during the fourth quarter of fiscal 2011 and used it to perform the annual goodwill impairment test. This amendment affects testing steps only, and therefore adoption did not affect the Company's consolidated financial position, results of operations or cash flows.

3. Accounts Receivable

              Accounts receivable consisted of the following:

	December 31, 2011	March 31, 2012
	(in thousands)
Accounts receivable, trade	$30,963	$45,239
Receivable from state environmental reimbursement funds	61	—
Other receivables	903	391
Allowance for uncollectible accounts, trade	(153)	(215)
Allowance for uncollectible accounts, environmental	(14)	—

Accounts receivable, net	$31,760	$45,415

4. Inventories

              Inventories consisted of the following:

	December 31, 2011	March 31, 2012
	(in thousands)
Fuel—consignment	$3,538	$4,199
Fuel—wholesale	1,767	1,904
Fuel—bulk	1,180	4,995
Other	538	623

Inventories, net	$7,023	$11,721

5. Property and Equipment

              Property and equipment consisted of the following:

	December 31, 2011	March 31, 2012
	(in thousands)
Land	$19,552	$19,552
Buildings and leasehold improvements	8,315	8,318
Equipment	27,943	28,738
Construction in progress	1,116	1,292

Total property and equipment	56,926	57,900
Less: Accumulated depreciation	(17,877)	(18,913)

Property and equipment, net	$39,049	$38,987

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Other Intangible Assets

              Goodwill is not being amortized, but is tested annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test is performed as of the first day of the fourth quarter of the fiscal year. At December 31, 2011 and March 31, 2012, we had $20.7 million of goodwill recorded in conjunction with past business combinations. The 2011 impairment analysis indicated no impairment in goodwill. As of March 31, 2012, we evaluated potential impairment indicators and we believe no indicators of impairment occurred during the first quarter of 2012, and we believe the assumptions used in the analysis performed in 2011 are still relevant and indicative of our current operating environment. As a result, no impairment was recorded to goodwill during the first three months of 2012.

              The Company has finite-lived intangible assets recorded that are amortized. The finite-lived assets consist of supply agreements, favorable/unfavorable leasehold arrangements and customer intangibles all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company's future cash flows. Supply agreements are being amortized over a weighted average period of approximately nine years. Favorable/unfavorable leasehold arrangements are being amortized over a weighted average period of approximately eleven years. Customer intangibles are being amortized over a weighted average period of less than one year.

              The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2011 and March 31, 2012:

	December 31, 2011			March 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Amortized
Supply agreements	$29,654	$6,432	$23,222	$29,684	$7,181	$22,503
Unfavorable leasehold arrangements, net	(950)	(391)	(559)	(950)	(417)	(533)
Other	690	44	646	690	87	603

Intangible assets, net	$29,394	$6,085	$23,309	$29,424	$6,851	$22,573

7. Long-Term Debt

              Long-term debt consisted of the following:

	December 31, 2011	March 31, 2012
	(in thousands)
Notes payable	$1,120	$1,116
Less: Current maturities	22	23

Long-term debt, net of current maturities	$1,098	$1,093

              In August 2010 we entered into a mortgage note for an aggregate initial borrowing amount of $1.2 million. Pursuant to the terms of the mortgage note, we make monthly installment payments that are comprised of principal and interest through the maturity date of July 1, 2016. The balance outstanding at March 31, 2012 and December 31, 2011 was $1.1 million and $1.1 million, respectively.

Notes to Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

The mortgage note bears interest at a fixed rate of 6.0%. Interest expense for the three months ended March 31, 2011 and March 31, 2012 was $17,000 and $17,000, respectively. The mortgage note is secured by a first priority security interest in a property owned by the Company.

              The fair value of debt as of March 31, 2012, is estimated to be approximately $1.4 million based on an analysis of the net present value of remaining payment at a rate calculated off U.S. Treasury securities. The estimated fair value of long-term debt is calculated using Level 2 inputs.

Fair Value Measurements

              We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

              ASC 820 "Fair Value Measurements and Disclosures" prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk, primarily related to bulk purchases of fuel. We hedge this inventory risk through the use of fuel futures contracts which are matched in quantity and timing to the anticipated usage of the inventory. Bulk fuel purchases and fuel hedging positions have not been material to our operations. The fair value of our derivative contracts are measured using Level 2 inputs, and are determined by either market prices on an active market for similar assets or by prices quoted by a broker or other market-corroborated prices. This price does not differ materially from the amount that would be paid to transfer the liability to a new obligor due to the short term nature of these contracts. At December 31, 2010, the Company held fuel futures contracts with a fair value of ($14,300) (six contracts representing 0.3 million gallons). At December 31, 2011, the Company held fuel futures contracts with a fair value of ($12,800) (16 contracts representing 0.6 million gallons), which is classified in other current assets in the Company's consolidated balance sheets. The Company recognized a loss during the first quarter of 2011 related to these contracts of $0.9 million. At March 31, 2012, the Company held fuel futures contract with a fair value of ($140,700) (95 contracts representing 4.0 million gallons). The Company recognized a loss during the first quarter of 2012 related to these contracts of $0.6 million. The loss realized on hedging contracts is substantially offset

Notes to Consolidated Financial Statements (Continued)

7. Long-Term Debt (Continued)

by increased profitability on sale of fuel inventory. The Company is not using hedge accounting with regards to these contracts.

8. Commitments and Contingencies

Leases

              The Company leases a portion of its dealer properties under non-cancellable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

              The components of net rent expense are as follows:

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Store base rent	$942	$933
Equipment rent	148	137

Total rent expense	$1,090	$1,070

              Equipment rent consists primarily of store equipment and vehicles.

9. Interest Expense and Interest Income

              The components of net interest expense are as follows:

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Cash interest expense	$103	$107
Cash interest income	(26)	(20)

Interest expense, net	$77	$87

Notes to Consolidated Financial Statements (Continued)

10. Income Tax

              A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the three months ended March 31, 2012 and March 31, 2011 is as follows:

	Three Months Ended March 31, 2012
	(in thousands)	Tax rate %
Tax at statutory federal rate	$926	35.0%
State and local tax, net of federal benefit	39	1.5%
Other	7	0.3%

Income tax expense	$972	36.8%

	Three Months Ended March 31, 2011
	(in thousands)	Tax rate %
Tax at statutory federal rate	$1,026	35.0%
State and local tax, net of federal benefit	36	1.3%
Other	7	0.2%

Income tax expense	$1,069	36.5%

              Included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of taxable margin generated by our operations in Texas ("franchise tax").

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

11. Related-Party Transactions

              The Company sold motor fuel to its Parent at a zero gross profit. These sales are reflected in motor fuel sales to affiliates with the corresponding cost reflected in motor fuel cost of sales to affiliates. In addition the Company collected credit card receipts from the motor fuel suppliers on the Parent's behalf. The Parent charged the Company $0.4 million and $0.5 million for the three months ended March 31, 2011 and March 31, 2012 for oversight of the Company. Such amounts include certain expenses allocated by Parent for general corporate services, such as finance, internal audit and legal services, which are included in general and administrative expense. These expenses were charged or allocated to the Company based on the nature of the expenses and the Company's proportionate share of employee time and headcount, which management believes to be reasonable. The allocation methods used were consistently applied in all periods presented. Rent expense is charged by the Parent on certain real estate which is in turn subleased by the Company to dealers. This rent expense was $0.3 million for each of the three months ended March 31, 2011 and March 31, 2012. All charges are recorded to an intracompany accounts receivable, which does not bear interest. The balance in account receivables with affiliates was $106.6 million and $115.3 million at December 31, 2011 and March 31, 2012, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Susser Holdings Corporation

              We have audited the accompanying consolidated balance sheets of Susser Petroleum Company LLC (the Predecessor) as of December 31, 2011 and 2010, and the related consolidated statements of operations, unitholder's equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Susser Petroleum Company LLC at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 21, 2012

Susser Petroleum Company LLC (Predecessor)

Consolidated Balance Sheets

	December 31,
	2010	2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,749	$240
Accounts receivable net of allowance for doubtful accounts of $346 at December 31, 2010 and $167 at December 31, 2011	19,096	31,760
Receivables from affiliates	100,152	106,553
Inventories, net	5,932	7,023
Other current assets	2,487	1,836

Total current assets	132,416	147,412
Property and equipment, net	35,247	39,049
Other assets:
Goodwill	20,661	20,661
Intangible assets, net	13,128	23,309
Other noncurrent assets	1,135	885

Total assets	$202,587	$231,316

Liabilities and unitholder's equity
Current liabilities:
Accounts payable	$79,842	$98,316
Accrued expenses and other current liabilities	9,667	8,010
Current maturities of long-term debt	21	22

Total current liabilities	89,530	106,348
Long-term debt	1,121	1,098
Deferred branding incentives, long-term portion	5,228	4,812
Deferred tax liability, long-term portion	799	2,595
Other noncurrent liabilities	694	650

Total liabilities	97,372	115,503

Commitment and contingencies:
Unitholder's equity:
Susser Petroleum Company LLC unitholder's equity:
Common units no par value; 1,000 shares authorized; 1,000 issued and outstanding as of December 31, 2010; 1,000 issued and outstanding as of December 31, 2011	—	—
Retained earnings	105,215	115,813

Total unitholder's equity	105,215	115,813

Total liabilities and unitholder's equity	$202,587	$231,316

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Operations

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Revenues:
Motor fuel sales to third parties	$875,891	$1,094,273	$1,549,143
Motor fuel sales to affiliates	1,205,890	1,578,653	2,257,788
Rental income	4,245	5,351	5,467
Other income	7,462	5,515	7,980

Total revenues	2,093,488	2,683,792	3,820,378
Cost of sales:
Motor fuel cost of sales to third parties	855,307	1,068,208	1,517,926
Motor fuel cost of sales to affiliates	1,205,890	1,578,653	2,257,788
Other	(39)	832	1,641

Total cost of sales	2,061,158	2,647,693	3,777,355

Gross profit	32,330	36,099	43,023
Operating expenses:
General and administrative	7,593	8,480	10,559
Other operating	4,728	4,229	4,870
Rent	1,578	3,797	4,322
Loss (gain) on disposal of assets	(6)	86	221
Depreciation, amortization and accretion	4,901	4,771	6,090

Total operating expenses	18,794	21,363	26,062

Income from operations	13,536	14,736	16,961
Other expense:
Interest expense, net	191	284	324

Income before income taxes	13,345	14,452	16,637
Income tax expense	4,831	5,236	6,039

Net income	$8,514	$9,216	$10,598

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Unitholder's Equity

	Susser Petroleum Company LLC Unitholder
	Common Units
			Retained Earnings	Comprehensive Income
	Units	Par Value			Total
Balance at December 31, 2008	1,000	$—	$87,485		$87,485
Comprehensive income:
Net income	—	—	8,514	$8,514

Comprehensive income	—	—	—	8,514	8,514

Balance at December 31, 2009	1,000	—	95,999		95,999
Comprehensive income:
Net income	—	—	9,216	9,216

Comprehensive income	—	—	—	9,216	9,216

Balance at December 31, 2010	1,000	—	105,215		105,215
Comprehensive income:
Net income	—	—	10,598	10,598

Comprehensive income	—	—	—	$10,598	10,598

Balance at December 31, 2011	1,000	$—	$115,813		$115,813

See accompanying notes

Susser Petroleum Company LLC (Predecessor)

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2009	December 31, 2010	December 31, 2011
	(in thousands)
Cash flows from operating activities:
Net income	$8,514	$9,216	$10,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,901	4,771	6,090
(Gain) Loss on disposal of assets and impairment charge	(6)	86	221
Deferred income tax	986	(1,527)	1,251
Changes in operating assets and liabilities:
Receivables	(8,415)	7,323	(12,664)
Receivables from affiliates	(20,327)	(4,573)	(7,491)
Inventories	(781)	853	(1,091)
Other assets	287	472	1,044
Accounts payable	28,366	(4,112)	18,474
Accrued liabilities	(4,879)	3,702	(1,708)
Other noncurrent liabilities	1,187	1,258	(461)

Net cash provided by operating activities	9,833	17,469	14,263
Cash flows from investing activities:
Capital expenditures	(4,390)	(4,743)	(7,388)
Purchase of intangibles	(6,989)	(9,220)	(12,050)
Proceeds from disposal of property and equipment	23	66	285

Net cash used in investing activities	(11,356)	(13,897)	(19,153)
Cash flows from financing activities:
Change in notes receivable	331	(411)	402
Proceeds from issuance of long-term debt	—	1,150	—
Payments on long-term debt	—	(8)	(21)

Net cash provided by financing activities	331	731	381
Net increase (decrease) in cash	(1,192)	4,303	(4,509)
Cash and cash equivalents at beginning of year	1,638	446	4,749

Cash and cash equivalents at end of period	$446	$4,749	$240

Supplemental disclosure of cash flow information:
Interest paid	$307	$332	$412

See accompanying notes

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Principles of Consolidation

              The consolidated financial statements are composed of Susser Petroleum Company LLC (the "Predecessor", "SPC" or the "Company"), a Texas Limited Liability Company, and its consolidated subsidiaries, which distribute motor fuels in Texas, New Mexico, Oklahoma and Louisiana. The Company was formed and is a wholly owned subsidiary of Stripes LLC, which is wholly owned subsidiary of Susser Holdings Corporation ("Parent"). SPC, through its subsidiaries and predecessors, has been acquiring, operating, and supplying motor fuel to service stations and convenience stores since the 1930's.

              The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The Company's primary operations are conducted by the following consolidated wholly owned subsidiaries:

  •
  GoPetro Transport LLC, a Texas Limited Liability Company, provides transportation of motor fuels.

  •
  T&C Wholesale, Inc. ("TCW"), a Texas Corporation, distributes motor fuels, propane and lubricating oils, primarily in Texas.

              In connection with the planned offering of limited partnership interest by Susser Petroleum Partners LP, a newly formed Delaware limited partnership (the "Partnership") in 2012, the Parent will contribute substantially all of the Predecessor's motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable). All of the assets and liabilities of SPC that are contributed will be recorded at historical cost as it is considered to be a reorganization of entities under common control.

              All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the accompanying audited consolidated financial statements, the Company has reviewed as determined necessary by the Company's management, events that have occurred after December 31, 2011, up until the issuance of these financial statements.

2. Summary of Significant Accounting Policies

Fiscal Year

              The Company uses calendar month accounting periods, and ends its fiscal year on December 31.

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

              ASC 820 "Fair Value Measurements and Disclosures" defines and establishes a framework for measuring fair value and expands related disclosures. We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets, and goodwill.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

              Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Segment Reporting

              The Company operates in one operating segment, distribution of motor fuels, consisting primarily of gasoline and diesel fuel, and to own and lease real estate used in the distribution of motor fuels, with a single management team that reports to the chief executive officer, who is our chief operating decision maker, as that term is defined in ASC 280 "Segment Reporting." Accordingly, the Company does not prepare discrete financial information with respect to separate product lines and does not have separately reportable segments. All of the operations are located in the United States.

Acquisition Accounting

              Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. The purchase price is recorded for tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The Consolidated Statements of Operations for the years presented include the results of operations for each acquisition from their respective date of acquisition.

Cash and Cash Equivalents

              Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Accounts Receivable

              The majority of the trade receivables are from wholesale fuel customers. Credit is extended based on evaluation of the customer's financial condition. Receivables are recorded at face value, without interest or discount. The Company provides an allowance for doubtful accounts based on historical experience and on a specific identification basis. Credit losses are recorded when accounts are deemed uncollectible. Receivables from affiliates have risen from transactions with non-consolidated affiliates and include the concentration of excess cash to the Parent, the sale of the fuel and settling of credit cards to the Parent, and other miscellaneous transactions with the Parent. These receivables are recorded at face value, without interest or discount.

Inventories

              Fuel inventories are stated at the lower of average cost or market. Shipping and handling costs are included in the cost of inventories.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

              Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for underground storage tanks.

              Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

Assets Not in Productive Use

              Properties are classified as other noncurrent assets when management determines that they are in excess and intends to offer them for sale, and are recorded at the lower of cost or fair value less cost to sell. Excess properties are classified as assets held for sale in current assets when they are under contract for sale, or otherwise probable that they will be sold within the ensuing fiscal year. These assets primarily consist of land and some buildings.

Long-Lived Assets

              Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded within loss on disposal of assets and impairment charge in the statement of operations for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Goodwill

              Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of the fiscal year.

              The Financial Accounting Standards Board issued ASU 2011-08 effective for annual and interim impairment tests performed for fiscal years beginning after December 15, 2011. The Company elected to adopt this standard early and therefore the new standard was applied for the impairment test performed in the fourth quarter of fiscal year 2011.

              ASU 2011-08 provides that qualitative factors are first assessed to determine whether it is necessary to perform the two-step goodwill impairment test. Under the new requirements, the Company used these qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

              The Company has one reporting unit. Some of the factors considered in applying the new standard include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, and the overall financial performance of the Company.

              The Company determined that step one of the two step approach should be applied given the narrow margin between fair value and carrying value in the prior year goodwill analysis. In applying the step one approach, the Company employed multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). This is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 "Fair Value Measurements and Disclosures." The values ascertained using these methods were weighted to obtain a total fair value. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital rate, and earnings growth assumptions. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, capital expenditures, working capital and growth rates. Assumptions about sales, operating margins, capital expenditures and growth rates are based on our budgets, business plans, economic projections, and anticipated future cash flows. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer demand analysis, operating trends, competitor analysis, and marketplace data, among others. The results of the Company's tests indicated no goodwill impairment as the estimated fair value was greater than the carrying value.

              If after assessing the totality of events or circumstances an entity determines that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount then performing the two-step test is unnecessary.

              If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the Company's "implied fair value" requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to the corresponding carrying value.

Other Intangible Assets

              Other intangible assets consist of supply agreements with customers, customer intangibles and favorable and unfavorable lease arrangements. We account for other intangible assets acquired through business combinations in accordance ASC 805 "Business Combinations" (ASC 805) and ASC 350. Separable intangible assets that are not determined to have an indefinite life will continue to be amortized over their useful lives and assessed for impairment under the provisions of ASC 360 "Property, Plant, and Equipment". The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by the Company, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension period that would cause substantial costs or

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

              Supply agreements are being amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable and unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms.

Environmental Liabilities

              Environmental expenditures related to existing conditions, resulting from past or current operations and from which no current or future benefit is discernible, are expensed by the Company. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company determines its liability on a site-by-site basis and records a liability when it is probable and can be reasonably estimated. The estimated liability is not discounted. Certain environmental expenditures incurred for motor fuel sites are eligible for refund under the reimbursement programs administered by the Texas Commission on Environmental Quality (TCEQ). A related receivable is recorded for estimated probable reimbursements. Environmental expenditures not eligible for refund from the TCEQ may be recoverable in whole or part from a third party or from the Company's tank owners insurance coverage, in which case the Company has recorded a liability for its estimated net exposure.

Asset Retirement Obligations

              The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank in accordance with the provisions of ASC 410 "Asset Retirement and Environmental Obligations". We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We review our assumptions for computing the estimated liability for the removal of underground storage tanks on an annual basis. Any change in estimated cash flows are reflected as an adjustment to the liability and the associated asset.

Revenue Recognition

              Revenues from motor fuel sales are recognized at the time that fuel is delivered to the customer, with the exception of consignment sales, which are discussed in greater detail below. Shipment and delivery of motor fuel generally occurs on the same day. The Company charges its wholesale customers for third-party transportation costs, which are recorded net in cost of sales. A portion of our motor fuel sales to wholesale customers are on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We typically own the fuel dispensing equipment and underground

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

storage tanks at consignment sites, and in some cases we own the entire site and have entered into an operating lease with the wholesale customer operating the site. The amount of fuel inventory held on consignment is provided in Note 4. We derive other income from rental income, propane and lubricating oils and other ancillary product and service of offerings.

Rental Income

              Rental income from operating leases is recognized on a straight-line basis over the term of the lease.

Cost of Sales

              We include in "Cost of Sales" all costs we incur to acquire wholesale fuel, including the costs of purchasing, storing and transporting inventory prior to delivery to our wholesale customers. Cost of sales does not include any depreciation of our property, plant and equipment, as any amounts attributed to cost of sales would not be significant. Depreciation is separately classified in our Consolidated Statements of Operations. Total cost of sales of suppliers who accounted for 10% or more of our total combined cost of sales during the years ended December 31 are as follows:

	2009	2010	2011
Valero	48%	41%	37%
Chevron	23%	16%	20%

Deferred Branding Incentives

              We receive payments for deferred branding incentives related to our fuel supply contracts. Unearned branding incentives are deferred and amortized as earned over the term of the respective agreement. Deferred branding incentives are amortized on a straight line basis over the term of the agreement as a credit to cost of sales.

Lease Accounting

              The Company leases a portion of its properties under non-cancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease including renewal periods that are reasonably assured at the inception of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The Company also leases certain vehicles, which are typically less than five years.

Stock-Based Compensation

              Certain employees supporting the Company's operations were historically granted long-term incentive compensation awards under the Parent's stock-based compensation programs, which consist of stock options and restricted common stock. The Company was allocated expenses for stock-based compensation costs. These costs are included in the Company's general and administrative expenses. The Company allocated expense was $0.6 million, $0.6 million and $0.7 million for the years ended December 31, 2009, 2010 and 2011, respectively.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

              Pursuant to ASC 740 "Income Taxes" (ASC 740), we recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis.

              ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes the impact of a tax position in the financial statements, if that position is not more likely than not of being sustained, based on the technical merits of the position. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure (see Note 16).

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

Motor Fuel Taxes

              Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly or through suppliers by the Company. The Company's accounting policy is to exclude the tax collected and remitted from revenues and cost of sales and account for them as liabilities.

Derivative Instruments and Hedging Activities

              All derivative financial instruments are reported on the balance sheet at fair value. Changes in the fair value are recognized either in earnings or as other comprehensive income in equity, depending on whether the derivative has been designated as a fair value or cash flow hedge and qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure. The Company does not engage in the trading of derivatives. All such financial instruments are used to manage risk.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk. Net proceeds received and the change in value of the derivatives are recorded as increases or decreases to fuel cost of sales. At December 31, 2011, the Company held 16 fuel futures contracts with a fair value of ($12,800). At December 31, 2010, the Company held six fuel futures contracts with a fair value of ($14,300).

Fair Value of Financial Instruments

              Cash, accounts receivable, certain other current assets, accounts payable, accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

Concentration Risk

              Motor fuel sold to Stripes LLC, an affiliate of the Company, represented approximately 60% of the total motor fuel sales for each of the years ended December 31, 2009, 2010 and 2011. These sales were at cost and no profit is reflected on these sales.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Earnings Per Share

              During the periods presented, we were wholly owned by the Parent. Accordingly, we have not calculated earnings per share.

Comprehensive Income

              The Predecessor accounts for comprehensive income in accordance with ASC 220, "Comprehensive Income," which established standards for the reporting and presentation of comprehensive income on the consolidated financial statements. The Predecessor has no transactions which affect comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

New Accounting Pronouncements

              FASB ASU No. 2011-04.    In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASC 820—Fair Value Measurement)." This guidance amends ASC 820 on fair value measurements and disclosures to (1) clarify the board's intent in respect of existing measurement guidance, (2) revise certain measurement guidance that changes or modifies a principle for measuring fair value, and (3) add disclosure requirements concerning the measurement uncertainty of level 3 measurements. The ASU is effective for interim and annual periods beginning after December 15, 2011. No impact is expected on our financial statements.

              FASB ASU No. 2011-05.    In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income (ASC 220—Comprehensive Income)." This guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. It is effective for fiscal years beginning after December 15, 2011 (and for interim periods within such years). In December 2011, the FASB issued ASU No. 2011-12, which deferred certain aspects of ASU No. 2011-05. The Company will adopt this accounting standard in the three months ended March 31, 2012. This standard affects presentation and disclosure, and therefore will not affect the Company's consolidated financial position, results of operations or cash flows.

              FASB ASU No. 2011-08.    In September 2011, the FASB issued ASU NO. 2011-08, "Intangibles-Goodwill and Other (ASC350-20—Goodwill): Testing Goodwill for Impairment." This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company has early adopted ASU No. 2011-08 during the fourth quarter of Fiscal 2011 and used it to perform the annual goodwill impairment test.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Accounts Receivable

              Accounts receivable consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Accounts receivable, trade	$18,299	$30,963
Receivable from state environmental reimbursement funds	198	61
Other receivables	945	903
Allowance for uncollectible accounts, trade	(332)	(153)
Allowance for uncollectible accounts, environmental	(14)	(14)

Accounts receivable, net	$19,096	$31,760

              An allowance for uncollectible accounts is provided based on management's evaluation of outstanding accounts receivable. Following is a summary of the valuation accounts related to accounts and notes receivable:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Amounts Written Off, Net of Recoveries	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts:
December 31, 2009	$350	$385	$422	$313
December 31, 2010	313	214	195	332
December 31, 2011	332	(58)	121	153
Allowance for environmental cost reimbursements:
December 31, 2009	$14	$—	$—	$14
December 31, 2010	14	—	—	14
December 31, 2011	14	—	—	14

4. Inventories

              Inventories consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Fuel—consignment	$3,150	$3,538
Fuel—wholesale	1,473	1,767
Fuel—bulk	737	1,180
Other	572	538

Inventories, net	$5,932	$7,023

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Assets Not in Productive Use

Assets Held and Used

              Long-lived assets to be held and used at December 31, 2010 and December 31, 2011, classified as other noncurrent assets were $0.5 million and $0.5 million, respectively. These assets continue to be depreciated over their remaining useful life. Fair value is determined based on prices of similar assets. These assets are being offered for sale, however, our expectation is that it may take longer than one year to close such sales.

Assets Held for Sale

              Assets held for sale are currently under contract for sale and are expected to be closed within one year. We had no assets classified as held for sale as of December 31, 2010 or 2011.

6. Property and Equipment

	December 31,
	2010	2011
	(in thousands)
Land	$18,236	$19,552
Buildings and leasehold improvements	7,488	8,315
Equipment	22,882	27,943
Construction in progress	986	1,116

Total property and equipment	49,592	56,926
Less: Accumulated depreciation	14,345	17,877

Property and equipment, net	$35,247	$39,049

              Depreciation expense on property and equipment was $4.1 million, $3.5 million and $3.9 million for 2009, 2010 and 2011, respectively.

              The Company records any excess properties for sale as assets held for sale in current assets, or as assets held and used in other noncurrent assets at the lower of carrying cost or estimated fair value, less cost to sell.

              During 2009, the Company recorded a negligible gain on the disposal of assets. During 2010, the Company recorded a net loss of $0.1 million on disposal of assets. During 2011, the Company recorded a net loss of $0.2 million on disposal of assets. Gains and losses of property and equipment and assets not in productive use are recorded in gain/loss on disposal of assets and impairment charges in the Statements of Operations.

7. Intangible Assets

Goodwill

              No changes in goodwill were recorded during 2010 or 2011. No impairment charges related to goodwill were recognized in 2009, 2010 or 2011.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Intangible Assets (Continued)

Other Intangibles

              In accordance with ASC 350 "Intangibles—Goodwill and Other", the Company has finite-lived intangible assets recorded that are amortized. The finite-lived assets consist of supply agreements and favorable/unfavorable leasehold arrangements, all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company's future cash flows. Supply agreements are being amortized over a weighted average period of approximately nine years. Favorable/unfavorable leasehold arrangements are being amortized over a weighted average period of approximately eleven years.

              In the years ended 2010 and 2011, we acquired fuel supply contracts and other commercial accounts valued at $7.8 million and $10.4 million, respectively.

              The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2010 and December 31, 2011:

	December 31, 2010			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Amortized:
Supply agreements	$18,086	$4,293	$13,793	$29,654	$6,432	$23,222
Unfavorable lease arrangements, net	(2,036)	(1,371)	(665)	(950)	(391)	(559)
Other	—	—	—	690	44	646

Intangible assets, net	$16,050	$2,922	$13,128	$29,394	$6,085	$23,309

              Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for 2009, 2010 and 2011 was $0.8 million, $1.2 million and $2.2 million, respectively. The following table presents the Company's estimate of amortization includable in amortization expense for each of the five succeeding fiscal years for finite-lived intangibles as of December 31, 2011 (in thousands):

Amortization
2012	$3,485
2013	3,190
2014	2,882
2015	2,702
2016	2,318

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Accrued Expenses and Other Current Liabilities

              Current accrued expenses and other current liabilities consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Accrued federal and state income taxes	$6,763	$4,788
Property and sales tax	741	1,042
Payroll and employee benefits	1,000	1,417
Reserve for environmental remediation, short-term	269	98
Deferred branding incentives, short-term	175	151
Deposits and other	719	514

Total	$9,667	$8,010

              At December 31, 2010 and December 31, 2011, the Company had approximately $5.4 million and $5.0 million respectively, of deferred incentives related to branding agreements with fuel suppliers, of which $5.2 million and $4.8 million, respectively, are included in deferred branding incentives, long-term portion in the accompanying consolidated balance sheets. The Company is recognizing the income on a straight-line basis over the agreement periods, which range from three to ten years.

9. Long-Term Debt

              Long-term debt consisted of the following:

	December 31,
	2010	2011
	(in thousands)
Other notes payable	$1,142	$1,120
Less: Current maturities	21	22

Long-term debt, net of current maturities	$1,121	$1,098

              At December 31, 2011 scheduled future debt maturities are as follows (in thousands):

2012	$22
2013	24
2014	25
2015	26
2016	1,023
Thereafter	—

Total	$1,120

              In August 2010 we entered into a mortgage note with a lender for an aggregate initial borrowing amount of $1.2 million. Pursuant to the terms of the mortgage note, we make monthly installment payments that are comprised of principal and interest through the maturity date of July 1, 2016. The balance outstanding at December 31, 2010 and 2011 was $1.1 million and $1.1 million, respectively. The mortgage note bears interest at a fixed rate of 6.0%. Interest expense for the twelve

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

months ended December 31, 2010 and December 31, 2011, was $29,000 and $68,000, respectively. The mortgage note is secured by a first priority security interest in a property owned by the Company.

              The fair value of debt as of December 31, 2011 is estimated to be approximately $1.4 million based on an analysis of the net present value of remaining payment at a rate calculated off U.S. Treasury securities. The estimated fair value of long-term debt is calculated using Level 2 inputs.

Fair Value Measurements

              We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or are derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

              ASC 820 "Fair Value Measurements and Disclosures" prioritizes the inputs used in measuring fair value into the following hierarchy:

              Level 1  Quoted prices (unadjusted) in active markets for identical assets or liabilities;

              Level 2  Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

              Level 3  Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

              The Company periodically enters into derivatives, such as futures and options, to manage its fuel price risk, primarily related to bulk purchases of fuel. We hedge this inventory risk through the use of fuel futures contracts which are matched in quantity and timing to the anticipated usage of the inventory. Bulk fuel purchases and fuel hedging positions have not been material to our operations. The fair value of our derivative contracts are measured using Level 2 inputs, and are determined by either market prices on an active market for similar assets or by prices quoted by a broker or other market-corroborated prices. This price does not differ materially from the amount that would be paid to transfer the liability to a new obligor due to the short term nature of these contracts. At December 31, 2010, the Company held fuel futures contracts with a fair value of ($14,300) (six contracts representing 0.3 million gallons). At December 31, 2011, the Company held fuel futures contracts with a fair value of ($12,800) (16 contracts representing 0.6 million gallons), which is classified in other current assets in the Company's consolidated balance sheets. The Company recognized a loss during 2011 related to these contracts of $0.8 million. The loss realized on hedging contracts is substantially offset by increased profitability on sale of fuel inventory. The loss recognized on these contracts is recorded in motor fuel cost of sales in the Company's consolidated statements of operations. The Company is not using hedge accounting with regards to these contracts.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Other Noncurrent Liabilities

              Other noncurrent liabilities consisted of the following:

	Year Ended December 31,
	2010	2011
	(in thousands)
Reserve for underground storage tank removal	$575	$600
Reserve for environmental remediation, long-term	119	50

Total	$694	$650

              We record an asset retirement obligation for the estimated future cost to storage tanks. The liability has been discounted using credit-adjusted risk-free rates ranging from 9.0% to 11.0%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. The following table presents the changes in the carrying amount of asset retirement obligations for the years ended December 31, 2010 and December 31, 2011:

	Year Ended December 31,
	2010	2011
	(in thousands)
Balance at beginning of period	$508	$575
Liabilities incurred	0	3
Liabilities settled	(10)	(29)
Accretion expense	77	51

Balance at end of period	$575	$600

11. Benefit Plans

              The Company participates in a 401(k) benefit plan (the "Plan") established by the Parent for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the Plan, employees can defer up to 100% of their wages, with the Company matching a portion of the first 6% of the employee's contribution.

              The Company also participates in a Nonqualified Deferred Compensation Plan ("NQDC") established by the Parent for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations. We match a portion of the participant's contribution each year using the same percentage used for our 401(k) plan match. NQDC benefits will be paid from our assets.

              Expenses related to these plans are allocated to the Company by the Parent. The Company's net expense incurred for these plans for 2009, 2010 and 2011, was approximately $32,000, $0.1 million and $0.2 million, respectively.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Related-Party Transactions

              The Company sold motor fuel to its Parent at a zero gross profit. These sales are reflected in motor fuel sales to affiliates with the corresponding cost reflected in motor fuel cost of sales to affiliates. In addition the Company collected credit card receipts from the motor fuel suppliers on the Parents behalf.

              The Parent charged the Company $1.3 million, $1.4 million and $1.6 million for the years ended December 31, 2009, December 31, 2010, and December 31, 2011 for oversight of the Company. Such amounts include certain expenses allocated by Parent for general corporate services, such as finance, internal audit and legal services, which are included in general and administrative expense. These expenses were charged or allocated to the Company based on the nature of the expenses and the Company's proportionate share of employee time and headcount, which management believes to be reasonable. The allocation methods used were consistently applied in all periods presented. Rent expense is charged by the Parent on certain real estate which is in turn subleased by the Company to dealers. This rent expense was $0.2 million, $1.0 million and $1.1 million for each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011. All charges are recorded to an intracompany accounts receivable, which does not bear interest. The balance in accounts receivable with affiliates was $100.2 million and $106.6 million at December 31, 2010 and December 31, 2011, respectively.

              We lease two dealer sites from Sam L. Susser, our chief executive officer. The leases are classified as operating leases and provide for minimum annual rentals of approximately $0.2 million in 2012 through 2016. The lease expiration dates with the exercise of all options range from 2050 to 2051. The annual rentals on related-party leases are included in the table of future minimum lease payments presented in Note 13.

13. Commitments and Contingencies

Leases

              The Company leases a portion of its properties under non-cancellable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is typically expensed on a straight-line basis over the term of the lease. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

              The components of net rent expense are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Store base rent	$1,281	$3,351	$3,729
Equipment rent	297	446	593

Total rent expense	$1,578	$3,797	$4,322

              Equipment rent consists primarily of store equipment and vehicles. Sublease rental income for 2009, 2010 and 2011 was $1.2 million, $2.3 million and $2.5 million, respectively, and is included in other income.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

              Future minimum lease payments for future fiscal years are as follows:

(in thousands)
2012	$2,569
2013	2,417
2014	2,352
2015	2,331
2016	2,306
Thereafter	14,980

Total	$26,955

Environmental Remediation

              We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking underground storage tanks (e.g. overfills, spills and underground storage tank releases).

              Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with these requirements, we have historically obtained private insurance for Texas, New Mexico and Oklahoma. These policies provide protection from third-party liability claims. For 2011, our coverage was $1.0 million per occurrence, with a $2.0 million aggregate and $0.5 million self-insured retention. Additionally, we rely on state trust funds that cover certain claims.

              We are currently involved in the remediation of motor fuel storage sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for its remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $0.4 million and $0.1 million, of which $0.3 million and $0.1 million are classified as accrued expenses and other current liabilities as of December 31, 2010 and December 31, 2011, respectively, with the balance included in other noncurrent liabilities. As of December 31, 2011, approximately $0.1 million of the total environmental reserve is for the investigation and remediation of contamination at four sites that qualify for reimbursement under state funds.

              Under state reimbursement programs, we are eligible to receive reimbursement for certain future remediation costs, as well as the remediation costs previously paid. Accordingly, we have recorded a net receivable of $0.2 million and $61,000 for the estimated probable state reimbursements which are included in other assets as of December 31, 2010 and December 31, 2011, respectively. The Texas Petroleum Storage Tank Remediation fund, which was covering releases that occurred prior to December 23, 1998, expired on August 31, 2011. All eligible claims from this fund must be paid by August 31, 2012. Remaining open cases were transferred to the State Lead Remediation Program, of

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

which we have two sites. This program will complete the remediation at no out-of-pocket cost to the responsible party. However, the responsible party remains liable for any third-party claims.

              An additional two sites have state reimbursement payments directly assigned to remediation contractors for which the Company has no out of pocket expenses and maintains no reserve and may or may not have responsibility for contamination. The remaining $37,000 represents our estimate of deductibles under insurance policies that we anticipate being required to pay with respect to two additional sites. We have additional reserves of $0.6 million that represent our estimate for future asset retirement obligations for underground storage tanks.

Deferred Branding Incentives

              We receive deferred branding incentives and other incentive payments from a number of our fuel suppliers. A portion of the deferred branding incentives may be passed on to our wholesale branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we (or our branded dealers) elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2011, the estimated amount of deferred branding incentives that would have to be repaid upon de-branding at these locations was $18.6 million. Of this amount, approximately $10.9 million would be the responsibility of SPC's branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, SPC would be required to make this payment. No liability is recorded for the amount of dealer obligations which would become payable upon de-branding. We have $5.0 million recorded on the balance sheet as of December 31, 2011, of which $0.2 million is included in accrued expenses and other current liabilities and $4.8 million is included in other noncurrent liabilities. The Company amortizes its retained portion of the incentives to income on a straight-line basis over the term of the agreements.

14. Rental Income under Operating Leases

              The following schedule details our investment in property on operating leases as of December 31, 2011:

Land	$18,591
Buildings and improvements	6,932
Equipment	4,890

30,413
Less: Accumulated depreciation	5,425

$24,988

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Rental Income under Operating Leases (Continued)

              The following is a schedule by years of minimum future rental income on noncancelable operating leases as of December 31, 2011:

Year ended December 31,
2012	$5,137
2013	4,968
2014	4,621
2015	4,278
2016	3,804
Thereafter	17,679

Total minimum future rentals	$40,487

15. Interest Expense and Interest Income

              The components of net interest expense are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cash interest expense	$309	$332	$412
Cash interest income	(118)	(48)	(88)

Interest expense, net	$191	$284	$324

16. Income Tax

              Components of the Company's income tax benefit and provision for fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 are as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Current:
Federal	$3,647	$6,527	$4,524
State	198	236	265

Total current income tax expense	3,845	6,763	4,789
Deferred:
Federal	981	(1,519)	1,245
State	5	(8)	5

Total deferred tax expense (benefit)	986	(1,527)	1,250

Net income tax expense	$4,831	$5,236	$6,039

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Income Tax (Continued)

              A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011 are as follows:

	December 31,
	2009		2010		2011
	(in thousands)	Tax Rate %	(in thousands)	Tax Rate %	(in thousands)	Tax Rate %
Tax at statutory federal rate	$4,671	35.0%	$5,058	35.0%	$5,823	35.0%
State and local tax, net of federal benefit	132	1.0	149	1.0	176	1.0
Other	28	0.2	29	0.2	40	0.3

Tax expense per financial statement	$4,831	36.2%	$5,236	36.2%	$6,039	36.3%

              Included in our provision for income tax is a tax imposed by the state of Texas of 0.5% of taxable margin generated by our operations in Texas ("franchise tax"). The franchise tax accrued for years ended December 31, 2010 and December 31, 2011 was $0.2 million and $0.2 million, respectively.

              The Company and Parent file consolidated federal and state income tax returns. Income taxes are allocated based on separate Company computations of income or loss.

              Components of deferred tax assets and liabilities are as follows:

	December 31,
	2010	2011
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$94	$112
Environmental reserves	78	73
Intangible assets	1,377	1,047
Deferred revenue	1,901	1,747
Accrued bonuses	—	517

Total deferred tax assets	3,450	3,496
Deferred tax liabilities:
Fixed assets	4,075	5,297
Prepaid assets	28	20
Other accruals and reserves	80	164

Total deferred tax liabilities	4,183	5,481

Net deferred income tax assets (liabilities)	$(733)	$(1,985)

Current net deferred tax assets (liabilities)	$66	$610

Noncurrent net deferred tax assets (liabilities)	$(799)	$(2,595)

              The Company has determined that it is more likely than not that all deferred tax assets will be realized, and has therefore determined that no valuation allowance is needed as of December 31, 2010 or December 31, 2011.

SUSSER PETROLEUM COMPANY LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Income Tax (Continued)

Uncertain Tax Positions

              It is the Company's policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. Interest and penalties incurred by the company have not been material in 2009, 2010 or 2011. The Parent of the Company files income tax returns in the U.S. federal jurisdiction, Texas, Oklahoma, Louisiana and New Mexico. These returns are subject to examinations in all jurisdictions for all returns for the 2007 through 2011 tax years.

              As of December 31, 2011, all tax positions taken by the Company are considered highly certain. There are no positions the Company reasonably anticipates will significantly increase or decrease within 12 months of the reporting date, and therefore no adjustments have been recorded related to unrecognized tax benefits.

17. Unitholder's Equity

              A total of 1,000 units of common units have been authorized, $0.00 par value, of which 1,000 were issued and 1,000 were outstanding as of December 31, 2010, and 1,000 were issued and 1,000 were outstanding as of December 31, 2011, respectively.

18. Quarterly Results of Operations and Seasonality (Unaudited)

              The following table sets forth certain unaudited financial and operating data for each quarter during 2010 and 2011. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown.

	2010				2011
	1st QTR	2nd QTR	3rd QTR	4th QTR	1st QTR	2nd QTR	3rd QTR	4th QTR
	(dollars and gallons in thousands)
Motor fuel sales	$637,813	$687,053	$639,623	$708,437	$848,719	$1,008,380	$987,738	$962,094
Rental and Other income	2,498	2,353	2,603	3,412	3,011	2,966	4,125	3,345
Total revenue	640,311	689,406	642,226	711,849	851,730	1,011,346	991,863	965,439
Motor fuel gross profit	5,210	7,330	7,277	6,248	6,231	9,052	8,518	7,416
Other gross profit	2,207	2,183	2,489	3,155	2,617	3,142	3,021	3,026
Total gross profit	7,417	9,513	9,766	9,403	8,848	12,194	11,539	10,442
Income from operations	2,341	4,120	4,390	3,885	3,007	5,606	5,062	3,286
Net income	$1,447	$2,588	$2,761	$2,420	$1,861	$3,531	$3,176	$2,030
Fuel gallons	300,962	315,312	307,771	309,268	311,098	322,641	330,903	347,768
Motor fuel margin (a)	4.3¢	5.7¢	6.0¢	5.1¢	5.1¢	7.1¢	6.6¢	5.2¢

(a)
Excludes the impact of motor fuel sold to affiliates at zero gross profit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Susser Petroleum Partners LP

              We have audited the accompanying balance sheet of Susser Petroleum Partners LP (the "Partnership") (a Delaware Limited Partnership) as of June 11, 2012 (date of inception). This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimate made by management, and evaluating the overall balance sheet presentation. We believe our audit provides a reasonable basis for our opinion.

              In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership at June 11, 2012 (date of inception) in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 21, 2012

SUSSER PETROLEUM PARTNERS LP

BALANCE SHEET

as of June 11, 2012
(date of inception)

June 11, 2012 (date of inception)
Assets	$—

Liabilities	$—
Partners' Capital:
Limited Partners	1,000
General Partner	—
Less: Contribution Receivable from Partners	(1,000)

Total Partners' Capital	—

Total Liabilities and Partners' Capital	$—

The accompanying notes are an integral part of this balance sheet

SUSSER PETROLEUM PARTNERS LP

NOTES TO BALANCE SHEET

as of June 11, 2012 (date of inception)

1. Nature of Operations

              Susser Petroleum Partners LP (the "Partnership") is a Delaware limited partnership formed in June 2012. Susser Petroleum Partners GP LLC (the "General Partner") is a limited liability company formed in June 2012 as the general partner of the Partnership.

              In June 2012, Susser Holdings Corporation, a Delaware corporation, agreed to contribute $1,000 to the Partnership in exchange for a 100% limited partner interest. The agreement to contribute has been recorded as a contribution receivable and is reflected in the accompanying balance sheet as a reduction to partners' capital.

              There have been no other transactions involving the Partnership as of June 11, 2012. The Partnership will ultimately receive the transfer from Susser Petroleum Company LLC (the "Predecessor") of certain contributed assets, liabilities, operations and/or equity interests (the "Contributed Assets"). Taken together with other affiliated entities and including the Predecessor, the entities are under common control and are collectively referred to as Susser Holdings Corporation ("SHC").

              The Partnership, pursuant to an initial public offering, intends to sell common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders (or their assigns) of the Partnership in consideration of their transfer of the Contributed Assets to the Partnership.

              The Partnership, upon the transfer of the Contributed Assets will be engaged in substantially the same business and revenue generating activities as the Predecessor, principally: (i) distributing motor fuels to SHC and third parties and (ii) ownership or lease of locations and, in turn, generating rental-fee income revenue from the lease or subleases of the locations to third-party operators.

2. Basis of Presentation

              This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States. Since the Partnership has had no activity since its inception, separate statements of income, changes in partners' equity and cash flows have not been presented.

3. Subsequent Events

              The Partnership has evaluated events and transactions that occurred subsequent to June 11, 2012 up until the date these financial statements were filed with the Securities and Exchange Commission.

              Through and including                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  Common Units
Representing Limited Partner Interests

Susser Petroleum Partners LP

PROSPECTUS

              , 2012

BofA Merrill Lynch

Barclays

Part II
Information required in the registration statement

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the exchange listing fee the amounts set forth below are estimates.

SEC registration fee	$22,920
FINRA filing fee	20,500
Printing and engraving expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
NYSE listing fee	*
Miscellaneous	*

Total	*

ITEM 14.    INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

              Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

              Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

              Our general partner will enter into indemnification agreements (each, an "Indemnification Agreement") with each of its officers and directors (each, an "Indemnitee"). Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney's fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

              Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of Susser Holdings Corporation and our general partner, their officers and directors, and any person who controls Susser Holdings Corporation and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

              On June 11, 2012, in connection with the formation of Susser Petroleum Partners LP, we issued (i) a 0.0% non-economic general partner interest in us to Susser Petroleum Partners GP LLC and (ii) a 100.0% limited partner interest in us to Susser Holdings Corporation for $1,000. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.    EXHIBITS.

              The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1	*	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3	*	—	Form of Amended and Restated Limited Partnership Agreement of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	*	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	*	—	Form of Contribution Agreement
10.2		—	Form of Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	*	—	Form of Omnibus Agreement
10.4	*	—	Form of Credit Agreement
10.5	*	—	Form of SHC Distribution Contract
10.6	*	—	Form of SHC Transportation Contract
10.7	*	—	Form of Director Indemnification Agreement
10.8		—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9		—	Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.10		—	Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.11		—	Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)

Exhibit Number	Description
10.12		—	Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
21.1		—	List of Subsidiaries of Susser Petroleum Partners LP
23.1		—	Consent of Ernst & Young LLP
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	**	—	Powers of Attorney

*
To be filed by amendment

**
Previously filed

ITEM 17.    UNDERTAKINGS.

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (1)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              (2)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (3)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (4)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              The undersigned registrant hereby undertakes that:

              (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Susser Petroleum Partners GP LLC or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to Susser Petroleum Partners GP LLC or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

              The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 27, 2012.

Susser Petroleum Partners LP
By:	Susser Petroleum Partners GP LLC
By:	/s/ SAM L. SUSSER Sam L. Susser President, Chief Executive Officer and Director

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature		Title	Date

/s/ SAM L. SUSSER Sam L. Susser		President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2012
/s/ MARY E. SULLIVAN* Mary E. Sullivan		Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 27, 2012
*By:	/s/ SAM L. SUSSER Sam L. Susser Attorney-in-Fact

Exhibit Number	Description
1.1	*	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3	*	—	Form of Amended and Restated Limited Partnership Agreement of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	*	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	*	—	Form of Contribution Agreement
10.2		—	Form of Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	*	—	Form of Omnibus Agreement
10.4	*	—	Form of Credit Agreement
10.5	*	—	Form of SHC Distribution Contract
10.6	*	—	Form of SHC Transportation Contract
10.7	*	—	Form of Director Indemnification Agreement
10.8		—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9		—	Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.10		—	Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities and Exchange Commission)
10.11		—	Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
10.12		—	Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request filed with the Securities Exchange Commission)
21.1		—	List of Subsidiaries of Susser Petroleum Partners LP
23.1		—	Consent of Ernst & Young LLP
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	**	—	Powers of Attorney

*
To be filed by amendment

**
Previously filed